UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Arcosa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
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Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, Texas 75201
August 3, 2026
Dear Fellow Stockholders:
You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Arcosa, Inc., a Delaware corporation (the “Company”), to be held via live webcast on September 4, 2026 at 9:00 a.m. Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACA2026SM, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the special meeting in person.
On June 21, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”) with CRH Americas, Inc., a Delaware corporation (“Parent”), and Neon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”), providing for, subject to the satisfaction or waiver of specified conditions set forth therein, the acquisition of the Company by Parent. Subject to the terms and conditions of the merger agreement, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.
At the special meeting, you will be asked to consider and vote on:
•	a proposal to adopt and approve the merger agreement (Proposal 1);
•
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (Proposal 2); and

•
a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger agreement, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting (Proposal 3).

If the merger is consummated, the holders of the common stock, par value $0.01 per share, of the Company (the “Company common stock”) will receive $150.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the time the merger becomes effective (the “effective time”), other than (i) Company restricted stock awards (which are discussed under “Treatment of Company Equity Awards” in the accompanying proxy statement), (ii) shares owned or held in treasury by the Company or owned by Parent or merger sub immediately prior to the effective time, and (iii) shares issued and outstanding immediately prior to the effective time (other than such shares referenced in clauses (i) and (ii)) that are held by a holder who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware.
The Board of Directors of the Company (the “Company Board”) has reviewed and carefully considered, with the assistance of the officers of the Company and the Company’s legal and financial advisors, the merger agreement and the transactions contemplated thereby, including the merger. After due consideration, the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board unanimously recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.
The accompanying proxy statement provides you with more specific information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about the Company from the documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”), including those incorporated by reference into the accompanying proxy statement.
Your vote is very important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. The failure of any stockholder to vote will have the same effect as a vote against the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the envelope provided or by voting over the telephone or the Internet as instructed in these materials. If you are a stockholder of record and you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:
1.	“FOR” adoption and approval of the merger agreement;
2.
“FOR” approval, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise related to the merger; and

3.
“FOR” adjourning the special meeting to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger agreement, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting.

Voting by proxy will not prevent you from voting your shares by online ballot at the special meeting if you choose to virtually attend the special meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions.
If you have any questions or need assistance voting your shares, please call the Company’s proxy solicitor, Georgeson LLC, toll-free at (888) 812-5469.
Thank you for your cooperation and continued support.
Very truly yours,
Rhys J. Best
Chairman of the Company Board

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
THE ACCOMPANYING PROXY STATEMENT IS DATED AUGUST 3, 2026 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT AUGUST 4, 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 4, 2026
Dear Fellow Stockholders:
A special meeting of stockholders (the “special meeting”) of Arcosa, Inc., a Delaware corporation (the “Company”), will be held via live webcast on September 4, 2026, at 9:00 a.m. Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACA2026SM, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to attend the special meeting. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m. Central Time on September 4, 2026. Please note that you will not be able to attend the special meeting in person. We are holding the special meeting for the following purposes:
1.
Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 21, 2026, among the Company, CRH Americas, Inc., a Delaware corporation (“Parent”), and Neon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”) (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”);

2.
Non-Binding Named Executive Officer Merger-Related Compensation Proposal. To consider and vote on a proposal to approve, on a non-binding, advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (such proposal, the “merger-related compensation proposal”); and

3.
Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting (such proposal, the “adjournment proposal”).

The Board of Directors of the Company unanimously recommends that the stockholders of the Company vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, each as described in greater detail in the accompanying proxy statement.
Only stockholders of record at the close of business on July 24, 2026 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting in accordance with the merger agreement.
For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.
To ensure your representation at the special meeting, regardless of whether you plan to attend the special meeting, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy or voting instruction card as promptly as possible in the postage-paid envelope enclosed. Alternatively, you may vote by telephone or over the Internet as instructed therein. If you are voting by telephone or over the Internet, then your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting. Your proxy is being solicited by the Board of Directors of the Company.
A stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares if the merger is consummated, but only if such stockholder submits a written demand for appraisal to the Company prior to the time the vote is taken on the merger agreement proposal and complies with all other requirements of the General Corporation Law of the State of Delaware (“DGCL”). A summary of the applicable DGCL statutory provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.
Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company common stock”) entitled to vote thereon. The failure to vote will have the same effect as a vote against the merger agreement proposal. Even if you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy or voting instruction card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting. If you are a stockholder of record and sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal. If your shares are held in “street name” and you fail to return your voting instruction card or otherwise properly instruct your bank, broker or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal.

By Order of the Board of Directors,

Mark J. Elmore
Vice President & Corporate Secretary

Dallas, Texas
August 3, 2026

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.
If you are a stockholder of record, voting online during the special meeting will revoke any proxy that you previously submitted. The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the special meeting and will need their assigned control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished to you by your bank, broker or other nominee to vote your shares accordingly or contact your bank, broker or other nominee for instructions.
If you are a stockholder of record and you fail to (1) return your proxy, (2) grant your proxy or provide voting instructions electronically over the Internet or by telephone or (3) attend and vote at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal.
If you hold your shares in “street name,” you will need to instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. Failure to provide these instructions will have the same effect as a vote against the merger agreement proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents referred to or incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company common stock, please contact:

51 West 52nd Street, 6th Floor
New York, NY 10019
Stockholders, Banks, Brokers and Other Nominees
May Call Toll Free: (888) 812-5469

i

ii

SUMMARY TERM SHEET
This Summary Term Sheet, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 11, summarizes certain of the material information set forth or incorporated by reference in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 93 for additional information regarding the documents incorporated by reference in this proxy statement. In this proxy statement, the terms “the Company,” “we,” “our” and “us” refer to Arcosa, Inc. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise. This proxy statement is first being mailed to stockholders of the Company on or about August 4, 2026.
The Parties to the Merger (page 19)
Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction materials and engineered structure markets. The Company is a Delaware corporation and was incorporated in 2018.
CRH Americas, Inc., a Delaware corporation (“Parent”), is an indirect wholly owned subsidiary of CRH plc, a public limited company incorporated under the laws of Ireland (“CRH”). Parent primarily acts as a holding company for certain CRH subsidiaries in the United States, which are providers of building products and services.
Neon Merger Sub, Inc., a Delaware corporation (“merger sub”), is a wholly owned subsidiary of Parent formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement. In connection with the merger, merger sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Following completion of the merger, merger sub will cease to exist.
The Merger (page 24)
You are being asked to adopt and approve the Agreement and Plan of Merger, dated as of June 21, 2026, among the Company, Parent and merger sub (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which, subject to the terms and conditions set forth therein, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, the Company will cease to be a publicly traded company, and you will cease to have any rights in the Company as a stockholder except the right to receive the merger consideration. Because the merger consideration is all cash, you will not receive any interest in Parent as a stockholder or otherwise as a result of the merger.
As of the date of this proxy statement, the Company anticipates that the merger will be completed in the first quarter of 2027. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed on the timeline expected. Completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the completion of the merger, which are described below and include regulatory clearances and approvals, and it is possible that factors outside the control of the Company or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.
Consideration To Be Received in the Merger (page 60)
If the merger is consummated, each share of the Company’s common stock, par value $0.01 per share (the “Company common stock”), other than as provided below, will be converted into the right to receive $150.00 in cash, without interest, less any applicable withholding taxes (the “merger consideration”). The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (i) Company restricted stock awards (which are discussed under “—Treatment of Company Equity Awards”), (ii) shares owned or held in treasury by the Company or owned by Parent or merger sub immediately prior to the time the merger becomes effective (the “effective time”), and (iii) shares issued and outstanding immediately prior to the effective time (other than such shares referenced in clauses (i) and (ii)) that are held by a holder who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”).
Treatment of Company Equity Awards (page 61)
Subject to the terms of the merger agreement, at the effective time, each restricted stock unit award (each a “Company RSU award”) covering shares of Company common stock granted pursuant to the Company’s 2018 Stock Option and Incentive Plan, as amended (the “Company equity plan”), and each share of restricted Company common stock granted pursuant to the Company equity plan (“Company restricted stock award” and, Company restricted stock awards together with Company RSU awards, “Company equity awards”), in each case granted prior to the date of the merger agreement and outstanding and unvested immediately prior to the effective time of the merger will become vested and be settled in cash, without interest, in an amount equal to (x) the number of shares subject to the applicable Company equity award, multiplied by (y) the $150.00 per share merger consideration, plus the amount of any accrued but unpaid dividend equivalents with respect to such Company equity award, less any applicable tax withholding. The number of shares of Company common stock subject to any portion of any Company RSU award that vests based on achievement of pre-established performance criteria will be determined with performance levels deemed achieved at the greater of (x) 100% of the target level of all performance measures and (y) the actual level of performance achieved prior to the effective time of the merger, as determined by the Company Board (or an appropriate committee thereof).
Each Company RSU award granted on or following the date of the merger agreement (in accordance with the merger agreement and the disclosure schedules) and outstanding immediately prior to the effective time will be assumed by CRH and converted upon the effective time into a time-vesting restricted stock unit award (a “converted RSU award”) in respect of a number of ordinary shares in the share capital of CRH (a “CRH share”) equal to the number of shares of Company common stock underlying the Company RSU award as of immediately prior to the effective time, multiplied by the quotient of (x) $150.00 divided by (y) the volume-weighted average price of a CRH share on the New York Stock Exchange (the “NYSE”), as reported by Bloomberg, L.P., for the five consecutive trading days ending on (and including) the last trading day prior to the closing date (rounded to the nearest whole CRH share). Each converted RSU award will remain subject to the same time-based vesting schedule, continued service requirements and vesting acceleration and forfeiture provisions that applied to the corresponding Company RSU award immediately prior to the effective time, subject to certain non-substantive changes to reflect the assumption and conversion of the converted RSU award by CRH.
For more information, see “The Merger Agreement—Treatment of Company Equity Awards.”
The Special Meeting (page 20)
A special meeting of our stockholders will be held via live webcast on September 4, 2026, at 9:00 a.m. Central Time (the “special meeting”). The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACA2026SM, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, in order to vote online at the special meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend and vote at the special meeting. Regardless of how you hold your shares, please note that you will not be able to attend the special meeting in person. At the special meeting, you will be asked to, among other things, vote for the merger agreement proposal. See “Questions and Answers About the Special Meeting and Merger” and “The Special Meeting of the Company’s Stockholders.”
Record Date and Quorum (page 20)
Only holders of record of Company common stock, as of the close of business on July 24, 2026, the date established by the Board of Directors of the Company (the “Company Board”) as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were 49,106,809 shares of Company common stock outstanding.

To conduct any business at the special meeting, a quorum must be present. The holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. For more information, see “The Special Meeting of the Company’s Stockholders—Who Can Vote at the Special Meeting” and “The Special Meeting of the Company’s Stockholders—Quorum for the Special Meeting.”
Votes Required (page 20)
Adoption and approval of the merger agreement (the “merger agreement proposal”) requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.
Approval of each of the specified compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the “merger-related compensation proposal”) and the adjournment of the special meeting to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting (the “adjournment proposal”) requires the affirmative vote of the holders of a majority of the total number of votes of the shares of Company common stock represented at the special meeting and entitled to vote thereon.
A vote to abstain will have the same effect as voting against each proposal as to which you abstain.
If you are a holder of record, failure to submit a proxy or to vote via the special meeting website will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the merger-related compensation proposal or the adjournment proposal.
In the absence of a quorum, the chairperson of the meeting or a majority in voting interests of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the special meeting from time to time, in the manner provided for in the Company’s Amended and Restated Bylaws (the “Company Bylaws”).
Recommendation of the Company Board (page 31)
After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement (the “recommendation of the Company Board”).
Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. The failure to vote your shares, or to provide instructions to your bank, broker or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (page 51)
In considering the recommendation of the Company Board, you should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among others:
•
the accelerated vesting and cash settlement of unvested Company equity awards granted prior to the date of the merger agreement for the merger consideration (and the conversion of any Company RSU awards granted after the date of the merger agreement into converted RSU awards);

•
certain executive officers of the Company are participants in the Arcosa, Inc. Change in Control and Severance Plan (as amended and restated, the “CIC plan”), which would provide them with certain severance payments and benefits if their employment is terminated by the Company without “cause” or by the executive officer for “good reason” (each as defined in the CIC plan); and

•	continued indemnification and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.
The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend that the Company’s stockholders vote to adopt the merger agreement. For more information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Opinions of Financial Advisors (page 36)
Each of Evercore Group L.L.C. (“Evercore”) and Goldman Sachs & Co. LLC (“Goldman Sachs”) acted as financial advisor to the Company Board in connection with the merger. For a description of the opinions that the Company Board received from each of the financial advisors, see the section entitled “The Merger—Opinions of Financial Advisors.”
Opinion of Evercore Group L.L.C. (Annex B)
The Company retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) in the merger. At a meeting of the Company Board held on June 21, 2026, Evercore rendered to the Company Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) in the merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated June 21, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
Opinion of Goldman Sachs & Co. LLC (Annex C)
The Company retained Goldman Sachs to act as its financial advisor in connection with the merger. As part of this engagement, the Company requested that Goldman Sachs evaluate the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Company common stock (other than

Parent and its affiliates). At the meeting of the Company Board on June 21, 2026, Goldman Sachs rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated June 21, 2026, that, based upon and subject to the assumptions, limitations, qualifications, and other conditions set forth in such opinion, as of such date, the merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Goldman Sachs, dated June 21, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The Company encourages you to read Goldman Sachs’ opinion carefully and in its entirety. Goldman Sachs’ opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Goldman Sachs’ opinion does not address the relative merits of the merger as compared to other business or financial strategies, or business combination transactions, which might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
Certain U.S. Federal Income Tax Consequences of the Merger (page 56)
The exchange of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger”) of Company common stock who exchanges shares of Company common stock for cash in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and such U.S. Holder’s adjusted tax basis in such shares.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to a U.S. Holder who is subject to special treatment under U.S. federal tax law. Consequently, a U.S. Holder is urged to consult its tax advisor to determine the particular tax consequences to such U.S. Holder of the merger.
Non-Solicitation Covenant (page 68)
In the merger agreement, the Company has agreed that neither it, the Company Board (including any committee thereof), the Company’s officers nor any of its subsidiaries will, and that it will cause its and their respective representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined in “The Merger Agreement—Non-Solicitation Covenant”) or (ii) participate in any discussions or negotiations regarding or furnish to any person or entity any information relating to the Company or any Company subsidiary in each case, in connection with an acquisition proposal, other than to state that the Company and its representatives are prohibited thereunder from engaging in any discussions or negotiations. However, the merger agreement allows the Company to furnish information and participate in unsolicited discussions or negotiations under certain circumstances prior to obtaining the requisite approval of the Company’s stockholders.
In the merger agreement, the Company has also agreed that the Company Board (and any committee thereof) will not (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation (as defined in “The Merger Agreement—Proxy Statement, Board Recommendation and Company Stockholders’ Meeting”), (iii) if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after Parent’s written request that the Company or the Company Board do so (which request Parent shall not be entitled to make more than once in any 10 business day period) (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such acquisition proposal) and reaffirm the Company Board Recommendation within such 10 business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last 10 days prior to the then-scheduled special meeting, fail to take the actions referred to in this clause (iii), with references to the applicable 10 business day period being replaced with three business days), (iv) fail to include the Company Board Recommendation in this proxy statement, (v) approve or authorize, or cause or permit the Company or any Company subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal or (vi) commit or agree to do any of the foregoing.
However, at any time prior to obtaining stockholder approval, the Company Board may make a change of recommendation in response to an intervening event (as defined in “The Merger Agreement—Changes in Board Recommendation”), if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.
In addition, at any time prior to obtaining stockholder approval, the Company Board may make a change of recommendation or cause the Company to terminate the merger agreement (pursuant to and in accordance with the terms thereof) in order to enter into a definitive agreement providing for an acquisition proposal that did not result from a material breach of the non-solicitation restrictions and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal (as defined in “The Merger Agreement—Non-Solicitation Covenant”), but only if, in each case, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.
The Company must comply with certain provisions of the merger agreement related to Parent (including with respect to notifying Parent and negotiating with Parent) before making an adverse recommendation change or terminating the merger agreement. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $260,377,567.
Conditions to Completion of the Merger (page 76)
The consummation of the merger is subject to, among other things, the following conditions:
•	the adoption of the merger agreement at the special meeting by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;
•	the absence of a law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the merger;
•
(i) the expiration or termination of any applicable waiting period (and any extensions thereof) applicable to (a) the transactions contemplated by the merger agreement, including the merger, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) any agreement between a governmental entity, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, and (ii) the receipt or waiver of the governmental approvals required under the regulatory laws of the jurisdictions specified in the merger agreement (the “required jurisdictions”), or the lapse, waiver or termination of any applicable waiting or other time periods relating thereto;

•
each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date, or with respect to certain representations and warranties, as of a time otherwise specified, in the manner described in “The Merger Agreement—Conditions to Completion of the Merger” subject to certain materiality and material adverse effect qualifiers;

•	each party’s performance in all material respects of its obligations, covenants and agreements required to be performed under the merger agreement prior to the effective time of the merger; and
•	the absence of any, with respect to the Company, material adverse effect, in the manner described in “The Merger Agreement—Representations and Warranties.”
Financing (page 50)
The merger agreement does not contain any financing-related closing condition, and Parent has represented that it and merger sub will have at the effective time sufficient cash on hand, available lines of credit or sources of immediately available funds to consummate the transactions contemplated by the merger agreement and to make all cash payments contemplated under the merger agreement in connection with the merger and the other transactions, including payment of the merger consideration and all related fees and expenses.
Regulatory Approvals (page 57)
Under the terms of the merger agreement, the merger cannot be consummated until (i) the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated, (ii) any agreement between the Federal Trade Commission (“FTC”) or Antitrust Division of the Department of Justice (“DOJ”), on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, has expired or been terminated, and (iii) the governmental approvals required under the regulatory laws of the required jurisdictions have been obtained or waived or any time period in relation to such approval has expired or has been terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on July 6, 2026. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the waiting period with respect to the transactions contemplated by the merger agreement, including the merger, would be extended until 30 days following the date by which both CRH and the Company have substantially complied with their respective Second Requests, unless the FTC or DOJ terminated the additional waiting period before expiration. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights.
In addition to the expiration or termination of the waiting period under the HSR Act, the completion of the merger is also conditioned on the receipt of certain approvals or clearances (or the expiration or termination of applicable waiting or review periods) under the antitrust laws of Australia and Mexico. In addition, to the extent that the foreign investment laws of Canada impose a suspensory obligation in respect of the merger in the opinion of Parent acting reasonably on advice of outside counsel (such that an approval, or the expiration, waiver or termination of an applicable waiting or other time period, is legally required prior to the closing), the completion of the merger will also be conditioned on the receipt of such approval, or the expiration, waiver or termination of such period, under the Investment Canada Act. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to certain of these foreign laws before completing the merger. A preemptive filing was submitted in Canada on July 17, 2026 under the existing Investment Canada Act regime to discharge any potential future suspensory obligation, and the antitrust filings required in Australia and Mexico were submitted on July 21, 2026 and July 23, 2026, respectively.
Other state or foreign antitrust, competition and foreign investment authorities could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that the merger will not be challenged or, if such a challenge were made, that it would not be successful. The parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Termination of the Merger Agreement (page 78)
The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time:
•	by mutual written consent of Parent and the Company;
•	by either Parent or the Company, if:
•
the merger has not been consummated by June 21, 2027 (which we refer to as the “outside date”); however, (i) if, on the outside date, all of the conditions to effect the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law or any regulatory law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) shall have been satisfied or waived, then the outside date will automatically be extended until September 21, 2027 (and, if as of September 21, 2027, all such conditions (other than the conditions described above) have been satisfied or waived, then the outside date will be automatically extended by an additional three months to December 21, 2027), and (ii) this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the effective time to occur by the outside date and such action or failure to act constitutes a material breach of the merger agreement;

•
a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Company stockholder approval has not been obtained;
•	by the Company:
•
if Parent or merger sub has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of Parent or merger sub set forth in the merger agreement has become inaccurate, and such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to the Company’s obligation to close the merger to be satisfied and is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy, except the Company will not have the right to effect such termination if it is then in material breach of the merger agreement; or

•
prior to obtaining the Company stockholder approval, in order to enter into a definitive agreement providing for a superior proposal (as defined in “The Merger Agreement—Non-Solicitation Covenant”) so long as the Company has complied in all material respects with the non-solicitation covenants in the merger agreement from and immediately prior to or substantially concurrently with (and as a condition to) the termination of the merger agreement, the Company pays to Parent the $260,377,567 termination fee described below.

•	by Parent:
•
if the Company has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of the Company set forth in the merger agreement shall have become inaccurate, and such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to Parent’s obligation to close the merger to be satisfied and is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy, except Parent will not have the right to effect such termination if it is then in material breach of the merger agreement; or

•	if, prior to obtaining the Company stockholder approval, the Company Board has effected a change of recommendation.
Termination Fee Payable by the Company; Termination Fee Payable by Parent (page 79)
If the merger agreement is terminated under certain circumstances:
•	the Company may be obligated to pay Parent a termination fee of $260,377,567, or
•	Parent may be obligated to pay the Company a termination fee of $371,967,952.
Effect of Termination (page 80)
If the merger agreement is terminated by the Company or Parent, the merger agreement will become null and void and there will be no liability on the part of the Company, Parent or merger sub, provided that nothing in the merger agreement will relieve any party from liability for intentional fraud or willful breach of the merger agreement prior to such termination and the parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may, in the case of liabilities or damages payable by Parent or merger sub, include the benefit of the bargain lost by the Company and its stockholders, taking into consideration all relevant matters, including lost stockholder premium, other opportunities and the time value of money, which amounts may be recovered and retained by the Company.
Each of the parties to the merger agreement is entitled to specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the terms of the merger agreement at law or in equity.
Litigation Related to the Merger (page 57)
Stockholders may file lawsuits challenging the merger, which may name the Company, Parent, members of the Company Board, members of the Parent board of directors, or others as defendants. As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.
The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no governmental entity of competent jurisdiction (i) enacted, issued or promulgated any law or order that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.
Appraisal Rights (page 87)
Under the DGCL, a Company stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares of Company common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if such stockholder complies with all requirements of the DGCL for exercising appraisal rights, including Section 262 of the DGCL. This appraisal amount could be more than, the same as or less than the merger consideration. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262 of the DGCL. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal prior to the vote on the merger agreement proposal at the special meeting and must not vote or otherwise submit a proxy in favor of or without instruction with respect to the merger agreement proposal. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The requirements of the DGCL for exercising appraisal rights are summarized in this proxy statement, including Section 262 of the DGCL.
Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.
Market Price and Dividend Data (page 85)
The Company common stock is traded on the NYSE and the NYSE Texas under the symbol “ACA.”
The closing trading price of a share of Company common stock on the NYSE and the NYSE Texas on June 18, 2026, the last trading day before the merger agreement was approved by the Company Board, was $135.84 per share. On July 31, 2026, which is the latest practicable trading day before this proxy statement was printed, the closing price of a share of Company common stock on the NYSE and the NYSE Texas was $145.20. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your shares of Company common stock.
Where You Can Find More Information (page 93)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER
Q:	Why am I receiving this proxy statement?
A:
You are receiving this proxy statement because on June 21, 2026, the Company entered into the merger agreement with Parent and merger sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal. The merger agreement is attached as Annex A to this proxy statement. The description of the merger agreement in this proxy statement is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.

Q:	What will the Company’s stockholders receive in the merger?
A:
If the merger is consummated, each holder of Company common stock will receive the merger consideration of $150.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) that such stockholder owns immediately prior to the effective time, unless such stockholder exercises and perfects its appraisal rights under Section 262 of the DGCL.

Q:	What happens if the market price of Company common stock changes before the closing of the merger?
A:
Changes in the market price of Company common stock at or prior to the effective time will not change the amount of merger consideration Company stockholders will receive because the merger consideration is fixed at $150.00 per share of Company common stock.

Q:	When and where is the special meeting?
A:
The special meeting of Company stockholders will be held via live webcast on September 4, 2026, at 9:00 a.m. Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACA2026SM, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to attend the special meeting. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m. Central Time on September 4, 2026. If your shares are held in the name of a bank, broker or other nominee, in order to vote online at the special meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend and vote at the special meeting. Regardless of how you hold your shares, please note that you will not be able to attend the special meeting in person.

Whether or not you plan to attend the special meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals: (i) the merger agreement proposal, (ii) the merger-related compensation proposal and (iii) the adjournment proposal.
Q:	Why are stockholders being asked to consider and vote on the merger-related compensation proposal?
A:
SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to the Company’s named executive officers, as identified in the Summary Compensation Table in the Company’s definitive proxy statement for its 2026 Annual Meeting (the “named executive officers”) in connection with the merger.

The vote on the merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the special meeting and approval of the merger-related compensation proposal is not a condition to the completion of the merger.

Q:	Who is entitled to vote and how many votes do I have?
A:
The outstanding voting securities of the Company consist of shares of Company common stock. The record date for the determination of the stockholders entitled to notice of and to vote at the special meeting, or any postponement or adjournment thereof, has been established by the Company Board as the close of business on July 24, 2026. At that date, 49,106,809 shares of Company common stock were outstanding and entitled to be voted. A holder of Company common stock will be entitled to one vote per share on each matter properly brought before the special meeting.

Q:	What constitutes a “quorum” for the special meeting?
A:
The holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as votes not cast or as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter. See “—What is the voting requirement to approve each of the proposals, and how are votes counted?” below for a discussion of the effect of broker non-votes on each proposal.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares?
A:
Stockholder of Record or Registered Stockholder. If your shares of Company common stock are registered directly in your name with the Company’s transfer agent, you are considered a “stockholder of record” or a “registered stockholder” of those shares.

Beneficial Owner of Shares. If your shares of Company common stock are held in an account at a bank, broker or other nominee, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from the bank, broker or other nominee holding your account and, as a beneficial owner, you have the right to direct your bank, broker or other nominee as to how to vote the shares of Company common stock held in your account.
Q:	How do I vote if I am a stockholder of record?
A:
In Advance by Telephone or Internet. All stockholders of record can vote by telephone using the toll-free telephone number on your proxy card, via the Internet at www.proxyvote.com, or via smart phone using the QR code on your proxy card, and using the procedures and instructions described on your proxy card. You will need the 16-digit control number provided in your proxy materials.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting.
In Advance by Written Proxy. All stockholders of record can vote using your proxy card provided to you with this proxy statement by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.
Virtually During the Meeting. All stockholders of record may vote by attending the special meeting virtually at www.virtualshareholdermeeting.com/ACA2026SM.
Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.
Q:	How do I vote if I am a beneficial owner of shares?
A:
As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares held in your name. Your bank, broker or other nominee should give you instructions for voting your shares by Internet, telephone, mail, or smart phone. As a beneficial owner, you are invited to virtually attend the special meeting, but you may not vote your shares at the special meeting unless you request and obtain a valid legal proxy from your bank, broker or other nominee giving you the legal right to vote the shares virtually during the special meeting.
Q:	What is the voting requirement to approve each of the proposals, and how are votes counted?

A:	Proposal	Description	Votes Required for Approval	Effect of Abstention and Broker Non-Votes
	1	Merger agreement proposal	Affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon	An abstention will effectively count as a vote cast against this proposal. A broker non-vote will effectively count as a vote cast against this proposal.
	2	Merger-related compensation proposal	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal. A broker non-vote will not affect the outcome of this proposal.
	3	Adjournment proposal	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	An abstention will effectively count as a vote cast against this proposal. A broker non-vote will not affect the outcome of this proposal.

See “The Special Meeting of the Company’s Stockholders—Votes Required; Treatment of Abstentions and Broker Non-Votes.”
Q:	What is a Broker Non-Vote?
A:
Your bank, broker or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker or other nominee on how to vote. You should instruct your bank, broker or other nominee on how to vote your shares of Company common stock with respect to the proposals, using the instructions provided by your bank, broker or other nominee.

A “broker non-vote” occurs when a broker submits a proxy for the special meeting with respect to a discretionary, or routine, matter but does not have the authority to vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters.
The proposals to be considered at the special meeting are “non-discretionary” or “non-routine” items. Therefore, brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.
Q:	How does the Company Board recommend that I vote?
A:
After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board and Reasons for the Merger,” the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Q:	Do the Company’s directors and executive officers have any interests in the merger?
A:
Yes. You should be aware that the Company’s directors and executive officers are subject to plans, agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. These interests relate to, among other things, equity securities held by such persons and their affiliates; the CIC plan, which provides for severance payments and benefits in connection with a change of control for certain of the Company’s executive officers; and indemnification of the Company’s directors and officers by the surviving company following the merger. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What do I need to do now?
A:
Please read this proxy statement carefully in its entirety, including its annexes and the documents referred to or incorporated by reference herein, to consider how the merger would affect you. After you read these materials, you should complete, sign and date your proxy or voting instruction card and mail it in the enclosed return envelope or submit your vote over the telephone or the Internet as soon as possible so that your shares can be voted at the special meeting.

If you are a stockholder of record and you sign, date and mail your proxy card or otherwise submit your proxy without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Company Board, as applicable, with respect to each proposal.
Q:	Do I need to attend the special meeting virtually?
A:
No. It is not necessary for you to attend the special meeting virtually in order to vote your Company common stock. If you are a stockholder of record as of the record date, you may vote by mail, by telephone, Internet or smart phone, as described in more detail above. If your shares are held in “street name”, you must follow the voting instructions provided to you by your bank, broker or other nominee for your shares of Company common stock to be voted at the special meeting.

Q:	Who will vote my shares during the special meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?
A:
The persons named as proxies in the proxy card or voting instruction card will vote your shares according to your instructions. If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares: (i) “FOR” the approval of the merger agreement proposal as set forth in this proxy statement; (ii) “FOR” approval of the merger-related compensation proposal and (iii) “FOR” the approval of the adjournment proposal.

Q:	Can I change or revoke my vote?
A:
If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you cast your vote by executing a proxy card bearing a later date, vote by telephone, Internet or smart phone, or by attending the special meeting and submitting your vote virtually during the special meeting. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary.

If you hold your shares in “street name,” you must contact your bank, broker or other nominee for specific instructions on how to change or revoke your vote.
Q:	What does it mean if I receive more than one set of materials?
A:
This means that you have multiple accounts in which you own shares of Company common stock. Please vote all proxy cards and voting instruction cards you receive to ensure that all of your shares of Company common stock are voted.

Q:	What happens if I sell my shares of Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares immediately prior to the effective time of the merger.

Q:	Am I entitled to appraisal rights?
A:	Yes. Under Section 262 of the DGCL, a stockholder will be entitled to dissent and to seek appraisal for its shares of Company common stock only if certain criteria are satisfied.
See the section entitled “Appraisal Rights” in this proxy statement.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Company common stock for cash pursuant to the merger?
A:
The exchange of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and such U.S. Holder’s adjusted tax basis in such shares.

For a more detailed description of certain U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 56.
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to a U.S. Holder who is subject to special treatment under U.S. federal tax law. Consequently, a U.S. Holder is urged to consult its tax advisor to determine the particular tax consequences to such U.S. Holder of the merger.
Q:	When do you expect the merger to be completed?
A:
The Company and Parent are working to be in a position to complete the merger as quickly as possible after the special meeting. As of the date of this proxy statement, the Company anticipates that the merger will be completed in the first quarter of 2027. In order to complete the merger, we must obtain the required stockholder approval, the applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated, the required regulatory approvals and clearances must be obtained and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What happens if the merger is not completed?
A:
In the event that the Company’s stockholders do not approve the merger agreement proposal or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today, and the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE and the NYSE Texas, the Company common stock will continue to be registered under the Exchange Act, and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay Parent a termination fee.

Q:	Should I send in my stock certificates now?
A:
No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Parent’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR OTHERWISE SEND THEM TO THE COMPANY, PARENT OR THE PROXY SOLICITATION AGENT.

If you are a beneficial owner of shares of Company common stock, you will receive instructions from your bank, broker or other nominee as to how to surrender your shares and receive the merger consideration for those shares following the completion of the merger.

Q:	Who can help answer my questions?
A:
The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents referred to or incorporated by reference herein. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

51 West 52nd Street, 6th Floor
New York, NY 10019
Stockholders, Banks, Brokers and Other Nominees
May Call Toll Free: (888) 812-5469
You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated into it by reference (or statements otherwise made by the Company or on the Company’s behalf from time to time in other reports, filings with the SEC, news releases, conferences, Internet postings, or otherwise) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not historical facts are forward-looking statements and involve risks and uncertainties. These forward-looking statements include statements related to the proposed acquisition of the Company and the anticipated timing, results and benefits thereof, and expectations, beliefs, plans, objectives, future financial performances, estimates, projections, goals, and forecasts. The Company uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “plans,” and similar expressions to identify these forward-looking statements. Potential factors, which could cause our actual results of operations to differ materially from those in the forward-looking statements include, among others:
•	the parties’ ability to complete the merger on the proposed terms or on the anticipated timeline, or at all;
•	the parties’ ability to secure the required regulatory and stockholder approvals and the satisfaction of other closing conditions to consummate the merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	significant transaction costs and/or unknown or inestimable liabilities;
•	the risk of stockholder litigation in connection with the merger, including resulting expense or delay;
•	Parent’s ability to obtain the necessary financing to consummate the merger;
•	effects of the merger on the market price of the Company’s common stock;
•
effects of the pendency of the merger on the Company’s ability to maintain current operations, including disruption to relationships with customers, suppliers and other third parties, diversion of management’s attention from day-to-day operations and the ability to retain and hire key personnel and other employees;

•	restrictions and limitations placed on the Company’s ability to operate its business under the merger agreement;
•	the occurrence of any event that could give rise to the termination of the merger agreement, including under circumstances that require the Company to pay Parent a termination fee;
•	the impact of pandemics, epidemics, or other public health emergencies on our sales, operations, supply chain, employees, and financial condition;
•	market conditions and customer demand for our business products and services;
•	the cyclical and seasonal nature of the industries in which we compete;
•	variations in weather in areas where our construction products are sold, used, or installed;
•
naturally occurring events and other events and disasters causing disruption to our manufacturing, product deliveries, and production capacity, thereby giving rise to an increase in expenses, loss of revenue, and property losses;

•	competition and other competitive factors;
•	our ability to identify, consummate, or integrate acquisitions of new businesses or products, or divest any business;
•	the timing of introduction of new products;
•	the timing and delivery of customer orders or a breach of customer contracts;
•	the credit worthiness of customers and their access to capital;

•	product price changes;
•	changes in mix of products sold;
•	the costs incurred to align manufacturing capacity with demand and the extent of its utilization;
•	the operating leverage and efficiencies that can be achieved by our manufacturing businesses;
•	availability and costs of steel, component parts, supplies, and other raw materials;
•	changing technologies;
•	adoption and use of artificial intelligence and machine learning technology;
•	surcharges and other fees added to fixed pricing agreements for steel, component parts, supplies and other raw materials;
•	increased costs due to inflation or tariffs; and
•	interest rates and capital costs.
Any forward-looking statement in this proxy statement and the documents incorporated into it by reference speaks only as of the date on which such statement is made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. For a discussion of risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and future Company SEC filings. See “Where You Can Find More Information” beginning on page 93.

THE PARTIES TO THE MERGER
Arcosa, Inc.
The Company, headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction materials and engineered structure markets. The Company is a Delaware corporation and was incorporated in 2018. The Company’s individual businesses have built reputations for quality, service, and operational excellence over decades. The Company serves a broad spectrum of infrastructure-related markets and is strategically focused on driving organic and disciplined acquisition growth to capitalize on the fragmented nature of many of the industries in which it operates.
The Company’s principal executive offices are located at 500 N. Akard St., Suite 400, Dallas, Texas 75201. The Company’s telephone number is (972) 942-6500, and its Internet website address is www.arcosa.com. For additional information about the Company, see “Where You Can Find More Information” or visit the Company’s website at www.arcosa.com. The information provided on the Company’s website or connected thereto is not part of this proxy statement and is not incorporated by reference in this proxy statement.
CRH Americas, Inc.
CRH Americas, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of CRH plc, a public limited company incorporated under the laws of Ireland. Parent primarily acts as a holding company for certain CRH subsidiaries in the United States, which are providers of building products and services.
Parent’s principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338. Parent’s telephone number is (770) 804-3363. Parent’s website address is www.CRH.com. The information provided on Parent’s website or connected thereto is not part of this proxy statement and is not incorporated by reference in this proxy statement.
Neon Merger Sub, Inc.
Neon Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of Parent, formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement and whose principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338. Merger sub’s telephone number is (770) 804-3363. In connection with the merger, merger sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Following the consummation of the merger, merger sub will cease to exist.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS
We are furnishing this proxy statement as part of the solicitation of proxies by the Company Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.
Time, Place and Purpose of the Special Meeting
The Company will hold the special meeting via live webcast on September 4, 2026, at 9:00 a.m. Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACA2026SM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:45 a.m. Central Time on September 4, 2026. Please note that you will not be able to attend the special meeting in person. The purpose of the special meeting is to consider and vote on the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.
Who Can Vote at the Special Meeting
Only holders of record of the Company common stock, as of the close of business on July 24, 2026, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a bank, broker or other nominee, you need to direct that person how to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting.
Quorum for the Special Meeting
To conduct any business at the special meeting, a quorum must be present. The holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as votes not cast or as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.
As of the close of business on the record date, there were 49,106,809 shares of the Company common stock outstanding. Accordingly, 24,553,405 shares of the Company common stock must be represented virtually or by proxy at the special meeting to constitute a quorum.
Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.
Votes Required; Treatment of Abstentions and Broker Non-Votes
Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.
Approval of each of the merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the total number of votes of the shares of Company common stock represented at the special meeting and entitled to vote thereon.
A vote to abstain will have the same effect as voting against each proposal as to which you abstain.
If you are a holder of record, failure to submit a proxy or to vote via the special meeting website will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the merger-related compensation proposal or the adjournment proposal.
If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares using the enclosed voting instruction card provided by your bank, broker or other nominee. Under applicable regulations, banks, brokers and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the proposals to be voted upon at the special meeting. As a result, if you do not instruct your bank, broker or other nominee how to vote your shares of Company common stock, your shares will be treated as “broker non-votes” and will not be voted, which will have the same effect as voting against the merger agreement proposal. Broker non-votes will not, however, have any effect on the merger-related compensation proposal or the adjournment proposal.
How to Vote
Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided or by telephone, Internet or smart phone. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The telephone, Internet and smartphone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on the day before the special meeting.
If you are a holder of record and sign and return a proxy card but do not include voting instructions on one or more proposals, your shares of Company common stock will be voted “FOR” any such proposal.
If you wish to vote by proxy and your shares of common stock are held by a bank, broker or other nominee, you must follow the voting instructions provided to you by your bank, broker or other nominee. Unless you give your bank, broker or other nominee instructions on how to vote your shares of Company common stock, your bank, broker or other nominee will not be able to vote your shares on the proposals.
The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the special meeting and will need their assigned control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank, broker or other nominee for instructions. If your shares are held in the name of a bank, broker or other nominee, in order to vote online at the special meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend and vote at the special meeting.
If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, NY 10019, Toll Free: (888) 812-5469.
YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares or book-entry shares will be mailed to stockholders if the merger is consummated.
Revocation of Proxies
Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:
•	submitting a later-dated proxy card relating to the same shares of Company common stock;
•	submitting another proxy by telephone, Internet or smart phone, in accordance with the instructions on the proxy card;
•
delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201, stating that the proxy is revoked; or

•
attending the special meeting via the special meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the special meeting website).

Beneficial holders of shares of Company common stock held in “street name” should contact their bank, broker or other nominee to obtain instructions as to how to revoke or change their proxies.
Adjournments
Although it is not currently expected, the special meeting may be adjourned one or more times in accordance with the merger agreement to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. If a quorum is not present, the person presiding at the special meeting or the stockholders holding a majority in voting interests of stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the special meeting in accordance with the merger agreement until a quorum shall be present. If a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to notice of and vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies or voting instructions will be able to revoke them at any time prior to the final vote on the proposals. If you are a holder of record and return a proxy without indicating how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.
Householding
In order to reduce expenses, the Company is taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one copy of this proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing and would like to have additional copies of this document sent to you, please submit your request directed to our Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201, or by telephone at (972) 942-6500. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your bank, broker or other nominee.
If you are currently a stockholder sharing an address with another of the Company’s stockholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.
Solicitation of Proxies
The Company is soliciting proxies on behalf of the Company Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to the use of postal services or the Internet, proxies may be solicited by directors, officers, and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.
The Company has engaged Georgeson LLC to assist in the solicitation of proxies for the special meeting and will pay Georgeson LLC a fee of $35,000, plus reimbursement of out-of-pocket expenses.
Recommendation of the Company Board
After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board and Reasons for the Merger,” the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders,

(ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement.
Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the merger-related compensation proposal and “FOR” the approval of the adjournment proposal.
Questions and Additional Information
If you have more questions about the merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

51 West 52nd Street, 6th Floor
New York, NY 10019
Stockholders, Banks, Brokers and Other Nominees
May Call Toll Free: (888) 812-5469

THE MERGER (PROPOSAL 1)
The following is a description of the material aspects of the merger and the material terms of the merger agreement. While the Company believes that the following description includes all of the material terms of the merger and the merger agreement, the description may not contain all of the information that is important to you. The discussion of the merger and the merger agreement in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully in its entirety.
Background of the Merger
The Company is a provider of infrastructure-related products and solutions with leading positions in construction materials and engineered structures in North America. The Company began operating as an independent, publicly traded company in November 2018, when it was spun off from Trinity Industries, Inc. with a diversified portfolio of infrastructure-related businesses. In the years following the spin-off, the Company pursued a strategy of portfolio simplification, divesting non-core business lines and concentrating its growth capital on its Construction Products and Engineered Structures businesses. As part of this strategy, the Company acquired ACG Materials in 2018, Cherry Industries in 2020, StonePoint Materials and Southwest Rock Products in 2021, RAMCO in 2022, and Ameron Pole Products and Stavola Holding Corporation’s construction materials business in 2024. The Company also divested its storage tanks business in 2022, its steel components business in 2024, and its barge business in April 2026.
While these actions focused the Company’s operations on its Construction Products and Engineered Structures businesses, the Company’s management and the Company Board, as well as other participants in the Company’s industry, recognized that these businesses share limited operating synergies and that, particularly if the Company’s trading multiple remained below many of its peers, the Company could be positioned for a strategic transaction. In particular, the Company’s management and the Company Board expected that, following the announcement of the divestiture of the Company’s barge business and the recent announcement of a sale of a competitor of the Company’s Engineered Structures business, the Company would receive inquiries from industry participants regarding potential acquisitions of the Company’s remaining businesses. Accordingly, the Company Board, together with senior management and the Company’s financial advisors, Evercore and Goldman Sachs, regularly reviewed and evaluated the Company’s strategic alternatives, including in light of the expected in-bound interest from potential acquirors. The Company selected Evercore and Goldman Sachs to act as the Company’s financial advisors based on each firm’s qualifications, experience, reputation and familiarity with the Company and its businesses. Each of Evercore and Goldman Sachs is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions for corporate and other purposes. At meetings of the Company Board held in late 2025 and early 2026, and at the subsequent meetings of the Company Board described below, the Company Board, with the assistance of the Company’s financial advisors, reviewed, among other things, the Company’s historical performance and operating plan, the viability of continued growth through acquisitions, opportunities for portfolio optimization and the potential divestiture of the Engineered Structures business. With respect to the Company’s prospects for growth through acquisitions, the Company’s financial advisors observed that acquisitions of scale in the Company’s businesses could be difficult for the Company to complete because of the limited number of eligible targets of consequence, the Company’s smaller size and resources relative to likely competing buyers and current market trading multiples.
Over the past several years, the Company’s Engineered Structures business attracted general interest from multiple industry participants and financial sponsors with no actionable offers materializing, but a renewed increase in acquisition interest began in late 2025. On October 21, 2025, Company A, a publicly traded industry participant, indicated its interest in acquiring the Engineered Structures business. On November 5, 2025, Company B also indicated its interest in acquiring the Engineered Structures business. In each case, the Company Board was informed of the indications of interest, and the Company informed Company A and Company B, respectively, that such business was not for sale at that time. During this period, the Company was focused on the sale process for its barge business in line with its strategy to simplify the portfolio and increase the valuation multiple of the Company.
In early January 2026, Mr. Carrillo, the Company’s President and Chief Executive Officer, met separately with the chief executive officers of two other publicly traded industry participants, Company C and

Company D. During the course of these meetings, each of Company C and Company D expressed interest in the Company’s Construction Products business. In each case, Mr. Carrillo indicated that such business was not for sale at that time. Mr. Carrillo subsequently informed the Company Board of these inquiries.
On January 30, 2026, Mr. Carrillo met in Dallas, Texas with James Mintern, the Chief Executive Officer of CRH, at Mr. Mintern’s request. During the meeting, Mr. Mintern expressed an interest in, and requested information regarding, the Company’s Engineered Structures business. Mr. Carrillo declined Mr. Mintern’s request for non-public financial information and market data regarding that business.
On February 17, 2026, Mr. Carrillo met with the chief executive officer of Company B, who again expressed interest regarding a potential transaction involving the Company’s Engineered Structures business. Mr. Carrillo responded that the Company would contact Company B if it determined that it had an interest in pursuing a transaction. Throughout this period, Mr. Carrillo regularly kept the Company Board apprised of his discussions with industry participants and other potential counterparties regarding their interest in potential transactions involving the Company or its businesses.
On March 4, 2026, Mr. Carrillo met with Mr. Mintern and Juan Pablo San Agustin, CRH’s Chief Strategy Officer, in New York. During the meeting, they discussed the operations of the Company’s Engineered Structures business, including its wind tower and transmission structure product lines. Mr. Mintern and Mr. San Agustin expressed interest in entering into a confidentiality agreement to evaluate the Engineered Structures business as well as a potential transaction involving the entire Company, and Mr. Carrillo indicated that he would discuss the matter with the Company Board. Following this meeting, Mr. Carrillo updated the Company Board regarding CRH’s request to enter into a confidentiality agreement, and the Company Board requested additional information regarding whether the Company should explore a sale transaction or remain independent, including an analysis regarding the Company’s opportunities for growth through acquisitions. The Company Board observed that CRH’s interest was distinct from that of the other parties that had expressed interest in engaging in a transaction involving the Company, in that such other parties had sought to acquire only a portion of the Company’s business, while CRH had expressed interest in acquiring the entire Company, which the Company Board believed warranted evaluation.
On March 12, 2026, Mr. Carrillo and Mr. Mintern spoke by telephone. During the call, Mr. Carrillo conveyed that the Company Board was not prepared to enter into a confidentiality agreement with CRH at that time, and that the Company was continuing to gather information and market analysis to further inform its strategy and strategic options. Mr. Mintern expressed CRH’s view that a transaction with CRH would be compelling for the Company and its shareholders. Mr. Carrillo and Mr. Mintern agreed to remain in contact and to keep open lines of communication.
On March 13, 2026, Company A again expressed interest in, and asked Mr. Carrillo about the Company Board’s willingness to consider an offer for, the Company’s Engineered Structures business and requested a confidentiality agreement. Mr. Carrillo informed Company A that the Company Board would be obligated to consider a credible offer, but the Engineered Structures business was not for sale at that time and declined to provide a confidentiality agreement.
Separately, in the ordinary course of the Company’s investor engagement during March 2026, representatives of the Company met with representatives of a stockholder of the Company (“Stockholder A”). On March 30, 2026, the Company received a letter from Stockholder A (the “Stockholder A Letter”) setting forth its view that the Company should explore a sale or separation of its Engineered Structures business, which Stockholder A suggested could be valued at approximately $2.6 billion, and use the resulting after-tax proceeds to repurchase shares of Company common stock. On March 31, 2026, Mr. Carrillo responded in writing to acknowledge receipt of the Stockholder A Letter on behalf of the Company. Mr. Carrillo also provided a copy of the Stockholder A Letter to the Company Board.
On April 1, 2026, the Company announced the completion of the sale of its barge business.
On April 7, 2026, an investment bank contacted Mr. Carrillo and provided insight on conversations in the market regarding the Company, including in respect of third-party interest in a potential acquisition of the Company’s Wind Towers business and the increasing interest in a potential acquisition of the Company’s Engineered Structures business among a number of potential acquirers, including certain financial sponsors and strategic parties.

On April 9, 2026, Mr. Carrillo spoke by telephone with the president of U.S. operations for Company E, a publicly traded industry participant, in response to Company E’s initial inquiry about a transaction with Arcosa made by a member of Company E’s business development team. During the call, the president of Company E’s U.S. operations indicated that Company E was interested in a potential transaction involving the Company’s aggregates business. Mr. Carrillo informed him that the Company’s aggregates business was not for sale at that time.
On April 10, 2026, the Company received a written, non-binding indication of interest from Company A to acquire the Company’s Engineered Structures business for a purchase price of $1.45 billion to $1.55 billion. The indication of interest contemplated a six-to-eight week due diligence period and requested that the Company enter into an exclusivity arrangement for a period of 60 days while Company A completed its due diligence and negotiated definitive transaction documentation. On April 13, 2026, Mr. Carrillo provided a copy of Company A’s indication of interest to the Company Board, which the Company Board discussed at its April 14, 2026 board meeting (as described below).
Also on April 10, 2026, Mr. Carrillo and Mr. Mintern held a telephonic meeting, during which Mr. Mintern reiterated CRH’s continued interest in learning more about the Company’s Engineered Structures business and indicated that CRH was continuing its analysis of a potential acquisition of the entire Company. They also discussed the potential length of a due diligence period, and CRH inquired as to whether the Company would agree to negotiate with CRH exclusively for a period of time.
On April 13, 2026, Mr. Carrillo discussed Company A’s indication of interest with the chief executive officer of Company A to better understand Company A’s proposed valuation of the Company’s Engineered Structures business.
On April 14, 2026, the Company Board held a meeting, attended by members of senior management, representatives of the Company’s financial advisors, Evercore and Goldman Sachs and a representative of the Company’s outside counsel, Baker Botts. The Company Board received a presentation from a global strategy consulting firm regarding a market study of potential growth avenues for the Construction Products and Engineered Structures businesses, including potential acquisition opportunities and current market trading multiples, and an analysis of the markets in which each business operates, including an assessment of end-market demand trends, key product category growth drivers and the total addressable market for each business. Representatives of Evercore and Goldman Sachs also reviewed with the Company Board certain potential strategic alternatives available to the Company, including continuing to operate the Company on a standalone basis, a separation of the Engineered Structures business, alternative merger and business combinations and a sale of the entire Company. In connection with a potential sale of the entire Company, representatives of Evercore and Goldman Sachs also discussed the parties that were reasonably likely to have the scale, financial capacity and strategic desire to acquire the entire Company, including the Company’s two disparate segments. Representatives of Evercore and Goldman Sachs discussed that such parties consisted of a limited number of large strategic participants in the Company’s industry, together with a limited number of financial sponsors and infrastructure funds. Following discussion, the Company Board authorized management to (i) initiate preparatory work in anticipation of a potential future sale process for the Engineered Structures business, including the development of key financial information, marketing materials and legal and carve-out workstreams, and the engagement of necessary third-party advisors; and (ii) consider, subject to further authorization by the Company Board, publicly announcing a review of strategic alternatives with respect to the Engineered Structures business in order to maximize potential buyer interest and proactively manage stakeholders. At this meeting the Company Board received and reviewed the Company’s long range financial plans and projections. In addition, in light of CRH’s interest in a potential acquisition of the entire Company, which the Company Board believed warranted evaluation before any decision to launch a sale process for the Engineered Structures business should be made, the Company Board also authorized management to engage with CRH, subject to entry into an appropriate confidentiality agreement. The Board recognized that a sale of the entire company could be preferable to a sale of only the Engineered Structures business, which would entail execution risk and leave the Company with only one remaining business segment. The Company Board also considered Company A’s indication of interest, including the valuation of the Engineered Structures business implied by the proposed purchase price. Following deliberation and consultation with the Company’s financial advisors, the Company Board determined that the proposed purchase price in Company A’s indication of interest did not represent a fair valuation of the Engineered Structures business. The Company’s financial advisors also briefed the Company Board on the Stockholder A Letter and a strategy and response plan for engaging with Stockholder A.
On April 15, 2026, Mr. Carrillo informed Company A that the Company Board had determined that the proposed purchase price in Company A’s indication of interest did not represent a fair valuation of the Engineered Structures business and that the business was not for sale at that time. Mr. Carrillo added that Company A would be invited to participate should the Company later engage in a process to sell the Engineered Structures business.
Also on April 15, 2026, Mr. Carrillo informed Mr. Mintern that the Company Board had authorized the Company to engage with CRH on a limited basis, subject to a confidentiality agreement, and the parties agreed that any discussions with respect to a potential transaction with CRH involving the entire Company would be limited to a small group of persons. Mr. Mintern requested exclusivity to negotiate the potential transaction involving the entire Company. Mr. Carrillo responded that he was not authorized by the Company Board to enter into an exclusivity arrangement at that time.
On April 22, 2026, the Company and CRH entered into a mutual confidentiality agreement, which included a customary standstill provision containing standard fall-away rights, including upon the entry into a definitive agreement providing for a change of control transaction with a third party, so that the parties could share confidential information and to facilitate further discussions regarding a potential transaction. On April 24, 2026, CRH delivered an initial due diligence request list to the Company.
On April 27, 2026, the Company’s management held a kickoff meeting with representatives of Evercore and Goldman Sachs to discuss the due diligence process with CRH.
Also on April 27, 2026, Mr. Carrillo spoke by telephone with a partner at Sponsor A, a financial sponsor. During the call, the partner expressed Sponsor A’s interest in a potential acquisition of the Company’s Engineered Structures business. Mr. Carrillo informed Sponsor A that it was not for sale at that time. On April 29, 2026, a partner at Stockholder A informed Mr. Carrillo that Stockholder A had partnered with Sponsor A, and the Company received a written, non-binding indication of interest from Sponsor A, together with Stockholder A, to acquire the Company’s Engineered Structures business for $2.2 billion to $2.4 billion. On May 4, 2026, at the direction of Company management, representatives of Evercore and Goldman Sachs spoke with a representative of Sponsor A regarding the indication of interest.
On May 4, 2026, Mr. Carrillo emailed the chief executive officer of Company A, confirming their April 15, 2026 conversation and reiterating that the Company Board had determined not to pursue Company A’s proposal. Following this communication, Company A indicated that it wished to re-engage, and a call was arranged for May 27, 2026. During that call, Mr. Carrillo conveyed the Company Board’s view at that time that Company A’s proposed valuation was significantly below the Company’s expectations.
On May 6, 2026, a representative of Company F, an industry participant, informed Mr. Carrillo that Company F was evaluating its U.S. market strategy and that Company F would like to meet to discuss a potential transaction with the Company. Mr. Carrillo informed the Company Board of Company F’s inquiry. The Company did not receive a proposal or indication of interest from Company F prior to the execution and delivery of the merger agreement.
On May 7, 2026, the chief executive officer of Company E and other representatives of Company E met with Mr. Carrillo and orally proposed a transaction in which the Company would divest its Engineered Structures business to a third party and acquire Company E’s U.S. aggregates business. Company E did not propose any economic terms for the transaction. Mr. Carrillo indicated that he would present the proposal to the Company Board and subsequently discussed it with the Company’s financial and legal advisors. At the Company Board meeting on May 13, 2026, Mr. Carrillo discussed the oral proposal with the Company Board. Based on various factors, including Company E’s challenging corporate governance dynamics and the resulting capital structure controlled by Company E, the complexities of the proposed transaction, including its involvement of a to-be-determined third party, concerns about Company E’s ability to consummate the transaction and the inconsistency of the proposed transaction with the Company’s strategy, the Company Board determined that the proposal was not in the best interest of the Company’s stockholders.

On May 14, 2026, members of the Company’s senior management met with Mr. Mintern and other representatives of CRH in Dallas, Texas and provided an overview of the Company’s Construction Products and Engineered Structures businesses. Mr. Mintern indicated that CRH was continuing its analysis and expected to submit an acquisition proposal by the end of the month. Mr. Carrillo communicated to Mr. Mintern that the Company was primarily focused on a sale of the Engineered Structures business but that, if CRH submitted a sufficiently compelling proposal to purchase the entire Company, the Company would consider it. During this period, the Company’s contact with Stockholder A and Sponsor A was limited to the timing of the Company’s response to their indication of interest and did not include any substantive engagement on or negotiation of the proposal itself. On May 15, 2026, the Company provided additional information in response to CRH’s follow-up diligence requests.
On May 22, 2026, the Company received a written, non-binding proposal from CRH to acquire all of the outstanding shares of the Company’s common stock for $140.00 per share in cash. CRH’s non-binding proposal contemplated a two-week period to complete confirmatory diligence and negotiate definitive transaction documents. CRH also requested exclusivity to negotiate such potential transaction involving the entire Company.
On May 26, 2026, the Company Board held a meeting, attended by members of the Company’s senior management and representatives of Evercore, Goldman Sachs and the Company’s outside counsel, Gibson Dunn and Baker Botts, to discuss CRH’s proposal and the Company’s other strategic alternatives, including the potential sale of the Engineered Structures business. Representatives of Evercore and Goldman Sachs reviewed with the Company Board their respective preliminary financial analyses of CRH’s $140.00 per share proposal, along with certain other strategic alternatives for the Company. At this meeting, the Company Board reviewed the projections shared with Evercore and Goldman Sachs for use in their financial analyses in connection with strategic alternatives for the Company (which projections are summarized under “—Certain Company Forecasts”), and the Company Board received a briefing regarding its fiduciary duties. Following discussion, the Company Board directed Mr. Carrillo to communicate to Mr. Mintern that the Company was not for sale at that time and to reject CRH’s proposal for exclusivity.
On May 27, 2026, Mr. Carrillo conveyed the Company Board’s response to Mr. Mintern. Mr. Carrillo noted that the Company Board had met with its financial advisors and outside counsel; that the Company Board had considered CRH’s proposal and the Company’s other strategic options, including the potential sale of the Engineered Structures business; and that the price presented by CRH was not high enough for the Company to engage in exclusive discussions. Mr. Carrillo also informed Mr. Mintern that he was not authorized to propose a specific price on behalf of the Company. Mr. Mintern inquired whether CRH could begin confirmatory due diligence, and Mr. Carrillo responded that the parties would first need to reach an agreement on price. Mr. Mintern emphasized the importance of speed to CRH and indicated that CRH would convene a meeting of its board of directors to consider increasing its proposal. In the conversation, Mr. Mintern verbally indicated he believed that CRH would be prepared to increase its proposed price to $143.00 per share and would revert following such meeting of CRH’s board of directors.
On May 29, 2026, Mr. Mintern verbally informed Mr. Carrillo that CRH was prepared to increase its proposal to $145.00 per share in cash. Mr. Mintern emphasized the importance of moving quickly in light of market speculation regarding the Company. Mr. Carrillo conveyed the Company Board’s view that at the price proposed by CRH it would not be prepared to enter into exclusivity without a pre-signing market check or inclusion of a “go-shop” as part of the terms of the transaction. Mr. Mintern responded that CRH would be amenable to a customary “no-shop” arrangement but not a “go-shop.” On May 31, 2026, the Company received CRH’s revised written, non-binding proposal reflecting a price of $145.00 per share in cash subject to the Company’s agreement to a customary “no-shop” covenant. CRH’s revised proposal contemplated a two-week period to complete confirmatory diligence and negotiate definitive transaction documents. CRH also requested exclusivity to negotiate such potential transaction involving the entire Company.
On June 4, 2026, the Company Board held a meeting, attended by members of senior management of the Company and representatives of Evercore, Goldman Sachs, Gibson Dunn and Baker Botts, to consider CRH’s revised proposal. During the meeting, representatives of Evercore and Goldman Sachs discussed potential strategic alternatives available to the Company, including a comparison of a sale of the entire Company and a sale of only the Engineered Structures business. After discussion among attendees, the Company Board concluded that, if appropriate terms, including price, could be agreed with CRH for the sale of the whole Company, a sale of the whole Company was in the best interests of the Company’s stockholders and would be preferable to a sale of the Engineered Structures business. Following presentations from the Company’s legal and financial advisors, the Company Board authorized Mr. Carrillo to negotiate the terms of a sale of the entire Company to CRH with (i) a price of not less than $150.00 per share, (ii) an exclusivity period of no more than two weeks and (iii) a reasonable termination fee in connection with a no-shop covenant. The Company Board determined not to conduct a broader market check at that time (a) because it did not believe there were other parties reasonably likely to be interested in acquiring the entire Company that would be competitive to CRH’s proposal to acquire the entire Company for $150.00 per share (noting that, although a number of parties had expressed interest in acquiring one or more of the Company's individual businesses, none had expressed interest in acquiring the entire Company, and that, based on the advice of the Company's financial advisors, the number of parties with the scale, financial capacity and strategic interest to acquire the entire Company was limited); (b) due to concerns about the impact of such a market check on the ongoing discussions with CRH; and (c) because other unknown potential buyers would have the opportunity to present a superior offer after a potential merger was announced pursuant to the “no shop” provision of the merger agreement, and because no party was subject to any standstill or other contractual restriction that would prevent it from making an unsolicited acquisition proposal following announcement of the transaction. Later on June 4, 2026, Mr. Carrillo conveyed to Mr. Mintern that the Company Board refused to agree to a no-shop covenant without a pre-signing market check at the $145.00 price, but would be prepared to move forward with a transaction providing for a no-shop covenant at a price of at least $150.00 per share.
On June 5, 2026, Mr. Mintern informed Mr. Carrillo that he intended to recommend that CRH’s board of directors approve a proposal of $150.00 per share in cash, and that such proposal would represent CRH’s best and final offer. Mr. Carrillo asked whether CRH would be prepared to increase its proposal above $150.00 per share, and Mr. Mintern responded that it would not. The parties also discussed the reverse termination fee that would apply in the event the transaction failed to obtain required regulatory approvals.
On June 6, 2026, the Company received CRH’s revised written proposal, together with a draft exclusivity agreement, reflecting a price of $150.00 per share in cash, which CRH described as its best and final offer and which was conditioned on a customary no-shop covenant. The parties negotiated the terms of the exclusivity agreement, including its duration and the Company’s ability to terminate the arrangement if CRH were to reduce its price below $150.00 per share. Also on June 6, 2026, the Company Board, acting by unanimous written consent, authorized the Company to enter into the exclusivity agreement with CRH and to proceed to finalize the exclusivity agreement.
On June 7, 2026, representatives of the Company and CRH held a call to arrange a diligence kickoff meeting. Also on June 7, 2026, Kirkland & Ellis, CRH’s legal advisor, delivered an initial draft merger agreement to Gibson Dunn.
On June 8, 2026, the Company and CRH entered into an exclusivity agreement. Also on June 8, 2026, the Company and CRH held a due diligence kickoff call. Over the following days, representatives of Gibson Dunn and Kirkland & Ellis negotiated the terms of a draft merger agreement and the related transaction documents.
Also on June 8, 2026, consistent with the direction of the Company Board, Mr. Carrillo informed Company E that the Company would not pursue Company E’s proposal. Consistent with the terms of the exclusivity agreement, the Company did not thereafter pursue the indications of interest in the Engineered Structures business previously received from Stockholder A and Sponsor A. The Company did not subsequently meet with Company F or engage in further communications with Company B, Company C or Company D.
On June 11, 2026, representatives of Gibson Dunn sent representatives of Kirkland & Ellis a revised draft of the merger agreement.
On June 12, 2026, members of the Company’s senior management and representatives of CRH met at the Company’s offices in connection with CRH’s ongoing due diligence. Following the meeting, Mr. Carrillo and Mr. San Agustin discussed the principal open issues in the negotiation of the merger agreement, which Mr. Carrillo identified as the scope of CRH’s obligation to obtain antitrust clearance, the reverse termination fee, the termination fee payable by the Company, the definition of “Superior Proposal” and certain employee matters.
Between June 10, 2026 and June 15, 2026, Mr. Carrillo and Mr. Mintern periodically communicated to discuss the status and timing of the transaction, including a target of finalizing and signing the merger agreement prior to the expiration of the exclusivity period.
On June 16, 2026, representatives of Kirkland & Ellis sent representatives of Gibson Dunn a revised draft of the merger agreement, which reflected CRH’s proposal on the remaining outstanding material issues.
Also on June 16, 2026, Mr. Carrillo and Mr. Mintern discussed the principal open issues in the negotiation of the merger agreement. The Company’s draft merger agreement had proposed that CRH be required to take any and all actions necessary to obtain antitrust clearance, including agreeing to any divestitures required by the relevant governmental authorities (a so-called “hell or high water” commitment). CRH had declined to accept such a commitment. The principal open issues accordingly consisted of (i) the scope of CRH’s obligation to obtain antitrust clearance, (ii) the amount of the reverse termination fee payable by CRH for failure to obtain regulatory approvals, (iii) the amount of the termination fee payable by the Company, and (iv) the definition of “Superior Proposal.” Mr. Mintern invited Mr. Carrillo to meet with him in person in New York to negotiate the remaining open terms.
On June 17, 2026, the Company Board held a meeting, attended by members of senior management of the Company and the Company’s legal and financial advisors, at which Gibson Dunn advised the Company Board with respect to the status of negotiations and the anticipated timeline for resolving the remaining open terms and potential signing of the merger agreement prior to the expiration of the exclusivity period, and Mr. Carrillo provided an update. The Company Board provided direction and guidance to Mr. Carrillo regarding his continued negotiations with CRH, including, in light of CRH’s unwillingness to agree to a “hell or high water” commitment, the Company’s proposal regarding the divestiture commitment and reverse termination fee. Following the meeting, Mr. Carrillo conveyed to Mr. Mintern the importance the Company Board placed on a significant divestiture commitment and a reverse termination fee equal to 5% of equity value. Mr. Carrillo and Mr. Mintern also discussed the timing of the proposed transaction and announcement, if terms could be agreed, and CRH’s outstanding due diligence requests. During these discussions, Mr. Mintern expressed concern regarding the risk of a leak of the proposed transaction prior to a public announcement and asked whether the Company Board could convene to consider the proposed transaction, and the parties could announce the transaction, on an accelerated timetable in order to mitigate that risk. Also on June 17, 2026, representatives of Gibson Dunn sent a revised merger agreement to representatives of Kirkland & Ellis reflecting the Company’s positions. That same day, the Company entered into a separate engagement letter with each of Evercore and Goldman Sachs to serve as a financial advisor to the Company, and representatives of Evercore provided a customary material relationships disclosure letter to the Company (the material relationships described therein are summarized under “—Opinion of Evercore Group L.L.C.”).
On June 18, 2026, representatives of Gibson Dunn and Kirkland & Ellis held a call to discuss the remaining open issues on the draft merger agreement.
Also on June 18, 2026, Mr. Carrillo and Mr. Mintern confirmed that, if the parties were able to reach agreement on the remaining issues in the merger agreement, they intended to seek board approval and sign the merger agreement on June 21, 2026, and they discussed a media inquiry regarding a potential transaction between the parties.
On June 19, 2026, Mr. Carrillo met with Mr. Mintern in New York to negotiate the remaining open terms of the merger agreement. Following negotiation, the parties reached agreement on the principal open terms, including (i) the appropriate divestiture commitment to obtain antitrust clearance, and a reverse termination fee equal to 5% of equity value; (ii) a termination fee payable by the Company equal to 3.5% of equity value; and (iii) the definition of “Superior Proposal” that includes a proposal to acquire the entire Company. Then Mr. Carrillo met with Mr. San Agustin to negotiate the treatment of certain Company equity awards granted after the date of the merger agreement and other employee matters. These discussions did not include any negotiation of individual post-closing employment or compensation arrangements between CRH and any member of the Company's management. The parties also negotiated the interim operating covenants applicable to the conduct of the Company’s business between signing and closing. On June 19, 2026, representatives of Kirkland & Ellis sent Gibson Dunn a revised draft of the merger agreement reflecting such agreed upon positions.
Also on June 19, 2026, representatives of Goldman Sachs provided a customary material relationships disclosure letter to the Company (the material relationships described therein are summarized under “—Opinion of Goldman Sachs & Co. LLC”).
On June 20, 2026, Mr. Carrillo and Mr. San Agustin held a telephonic meeting to discuss certain severance benefits applicable to Company employees. The parties also agreed that the merger agreement would provide for an outside date of 12 months following the date of the merger agreement, subject to two automatic extensions of three months each if required to obtain requisite regulatory approvals.
On the morning of June 21, 2026, prior to the meeting of the Company Board, Mr. Carrillo and Mr. Mintern confirmed their agreement on the final open terms of the merger agreement. The Company Board then held a meeting, attended by members of senior management of the Company and representatives of Evercore, Goldman Sachs, Gibson Dunn and Baker Botts. Representatives of Gibson Dunn reviewed with the Company Board its fiduciary duties and the terms of the proposed merger agreement. Representatives of each of Evercore and Goldman Sachs reviewed with the Company Board their respective financial analyses of the Company and the merger consideration based on the Company’s long range financial projections. A representative of Evercore rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in its opinion, the merger consideration of $150.00 per share in cash to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) was fair, from a financial point of view, to such holders. A representative of Goldman Sachs rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in its opinion, the merger consideration of $150.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock was fair, from a financial point of view, to such holders. The Company Board also considered, in consultation with its financial and legal advisors, the customary no-shop covenant required by CRH and the absence of a go-shop or other pre-signing market check, including the increases in the proposed price achieved during the negotiations (from $140.00 to $150.00 per share), CRH’s characterization of its $150.00 per share proposal as its best and final offer, the absence of any other then-actionable proposal to acquire the entire Company, the risks related to attempting to sell the Engineered Structures and/or Construction Products businesses on a standalone basis, the risk that requiring a go-shop or pre-signing solicitation could cause CRH to withdraw or reduce its proposal, and the Company’s ability under the merger agreement to consider and accept an unsolicited Superior Proposal, and determined that agreeing to the no-shop covenant on these terms was advisable and in the best interests of the Company and its stockholders. Following discussion, the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that the Company’s stockholders adopt the merger agreement. For a description of the factors considered by the Company Board, see the section entitled “The Merger—Recommendation of the Company Board and Reasons for the Merger.”
Following the meeting of the Company Board, the Company and CRH executed the merger agreement. Before the opening of trading on June 22, 2026, the Company and CRH issued a joint press release announcing the transaction.
Recommendation of the Company Board and Reasons for the Merger
The Company Board, at a meeting held on June 21, 2026, reviewed and carefully considered, with the assistance of the officers of the Company and the Company’s legal and financial advisors, the merger agreement and the transactions contemplated thereby, including the merger. After due consideration, the

Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Later that day, the Company executed the merger agreement, and on the morning of Monday, June 22, 2026, the Company and CRH issued a press release announcing the execution of the merger agreement. The Company Board unanimously recommends that Company stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company Board consulted with the Company’s senior management team, as well as the Company’s outside legal and financial advisors, and considered a number of factors, including the following material factors (which are not necessarily listed in order of relative importance and are not exhaustive):
•
that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding the long-term business risk of retaining their shares of Company common stock, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•
that the per share merger consideration represents a premium of approximately 10.4% to the closing share price of Company common stock on June 18, 2026, the last trading day prior to the Company’s press release announcing execution of the merger agreement, and a premium of approximately 18.7%, 19.6% and 25.4% to the volume weighted average share price of Company common stock for the 30, 60 and 90 days ended June 18, 2026, respectively;

•
the Company Board’s knowledge, familiarity and understanding of the Company’s business, operations, market position and financial condition and expectations concerning the operating environment and the future earnings and prospects of the Company, including the prospects of the Company as an independent publicly traded entity and its standalone strategic and operating plan and the risks and uncertainties associated therewith, including the forecasts discussed in “—Certain Company Forecasts” below;

•
the understanding of the Company Board of the current and prospective environment in which the Company operates, including economic conditions, tariffs, the competitive landscape in the industry, the current and prospective regulatory environment, and the challenges facing the Company as an independent company, including the difficulty the Company and the industry has had, and risks continuing to have, in achieving significant growth on a standalone basis and the likely effect of these factors on the Company both with and without the merger;

•
the analysis and opinion of Evercore, dated June 21, 2026, to the Company Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section titled “—Opinions of Financial Advisors” beginning on page 36 of this proxy statement and the full text of the written opinion of Evercore, which is attached as Annex B to this proxy statement;

•
the analysis of Goldman Sachs and its oral opinion, subsequently confirmed in writing, to the Company Board that, as of June 21, 2026 and based upon and subject to the assumptions, limitations, qualifications and conditions described therein, the merger consideration to be paid to the holders of Company common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinions of Financial Advisors” beginning on page 36 of this proxy statement and the full text of the written opinion of Goldman Sachs, which is attached as Annex C to this proxy statement;
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the Company Board’s view that the merger consideration to be paid by CRH was the result of an arm’s-length negotiation and belief that the merger consideration of $150.00 per share represented CRH’s best and final offer;

•
the benefits that the Company was able to obtain during its negotiations with CRH, including an increase in CRH’s offer price per share from the beginning of the process to the end of the negotiations. The Company Board believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Company stockholders from CRH at the time, and that there was no assurance that a more favorable opportunity to sell the Company would arise later or through any alternative transaction;

•
the possible alternatives to the merger, including, in addition to remaining an independent company, entering into a strategic transaction with another party, and the timing and likelihood of obtaining any required regulatory approvals and consummating any such strategic transaction, all of which alternatives the Company Board evaluated and determined were less favorable to the Company’s stockholders than the merger, given the potential benefits, risks and uncertainties associated with those alternatives;

•
the timing of the merger and the risk that if the Company did not accept CRH’s offer, it may not have another opportunity to do so or to pursue an opportunity offering at least as much value to the Company’s stockholders;

•	that other potential strategic acquirers may not have the ability or capacity at this time to acquire the Company;
•	the likelihood and anticipated timing of completing the merger in light of the nature and scope of the conditions to closing;
•	the terms of the merger agreement were informed by the advice and professional experience of the Company’s advisors and were the result of robust negotiations;
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the assessment of the Company Board, after considering the advice of regulatory counsel, regarding the likelihood of obtaining required regulatory clearances, including taking into account CRH’s willingness to agree to an antitrust standard that, subject to certain exceptions set forth in the merger agreement, provided an obligation on Parent to use reasonable best efforts to defend through litigation any claim asserted in any court, agency or other proceeding by any person (including any governmental entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and an obligation to agree to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective subsidiaries subsequent to the effective time, in each case, subject to the terms and conditions of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things (not necessarily listed in order of relative importance):
○	the reputation of CRH;
○	CRH’s ability to complete large acquisition transactions and its familiarity with the Company;
○	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;
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that the conditions to the closing of the merger are specific and limited in scope and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “material adverse effect” qualification;

○
that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $371,967,952 termination fee, without the Company having to establish any damages; and

○
the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and merger sub and to enforce specifically the terms of the merger agreement;

•
the Company’s ability, prior to the time our stockholders adopt the merger agreement, to consider and respond to a written unsolicited bona fide acquisition proposal and provide information to and engage in discussions or negotiations with, the person making such a proposal if the Company Board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law, and, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal either constitutes a superior proposal or is reasonably expected to lead to a superior proposal (subject to the Company’s obligation to give Parent notice of such discussions);

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the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation restrictions, and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal, so long as the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law and (i) the Company has complied with its obligations to provide timely written notice to Parent of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement such that the acquisition proposal would no longer constitute a superior proposal, (iii) the Company Board considers in good faith any changes to the merger agreement proposed by Parent and determines that the superior proposal would still constitute a superior proposal and (iv) immediately prior to or substantially concurrently with the termination of the merger agreement, the Company pays Parent a termination fee of $260,377,567, each of which the Company Board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

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the Company’s ability, under the merger agreement, to withdraw, change, amend, modify or qualify the Company Board’s recommendation in certain circumstances, subject to Parent’s subsequent right to terminate the merger agreement and receive the $260,377,567 termination fee from the Company;

•
the requirement that the merger will only be effective if approved by the holders of a majority of all outstanding shares of Company common stock entitled to vote thereon and the absence of any voting commitments by management or other stockholders, providing our stockholders with the right to approve or disapprove of the merger;

•	the fact that the merger does not require the approval of CRH’s stockholders, with the attendant risks associated with such a vote;
•	the Company Board’s view that the terms of the merger agreement would be unlikely to deter third parties from making an unsolicited superior proposal; and
•
the availability of appraisal rights under the DGCL to a Company stockholder that complies with all of the required procedures under the DGCL, which allows such holder to seek appraisal of the fair value of its shares of Company common stock as determined by the Delaware Court of Chancery.

The Company Board also considered a variety of potential risks, uncertainties and other potentially negative factors in its deliberations concerning the merger agreement and the merger. The Company Board concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential negative factors include the following (which are not necessarily listed in order of relative importance and are not exhaustive):
•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, earnings growth and appreciation of the value of Company common stock;
•
the merger consideration is fixed and will not fluctuate based upon changes in the market price of Company common stock during the interim period, and Company stockholders may not receive the benefit of any positive developments in the Company’s business, operations, financial condition, earnings, and prospects;

•
the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•
that neither the Company nor its financial advisors publicly solicited proposals from potential acquirers or conducted a full market check immediately prior to signing the merger agreement as a means of determining whether there were other parties interested in acquiring, or entering into another strategic transaction with, the Company;

•
the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action the Company would otherwise take with respect to our operations absent the pending completion of the merger;

•
that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business and may result in stockholder litigation;

•
the possibility that the $260,377,567 termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing acquisition proposal to acquire the Company;

•	the risk that Parent’s matching rights might discourage third parties from submitting a competing acquisition proposal;
•
that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the receipt of required regulatory approvals, and, as a result, the merger may not be consummated, or its completion may be delayed for reasons that are beyond the control of the Company and Parent;

•	the potential for litigation by stockholders in connection with the merger, which, even where lacking in merit, could nonetheless result in delays, distraction, and expense;
•	the fact that if the merger is not completed, the Company will be required to pay its own expenses associated with the merger agreement;
•	that an all-cash transaction would be a taxable transaction for U.S. federal income tax purposes; and
•
that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Company Board is intended to be illustrative, and is not exhaustive, but includes many of the material factors considered. The Company Board collectively reached the decision to unanimously approve the merger agreement in light of the factors described above and other factors that the Company Board believed were appropriate. In view of the wide variety of factors considered by the Company Board in connection with its evaluation of the merger and the complexity of these matters, the Company Board did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Company Board based its recommendation on the totality of the information presented, including through its discussions with Company management and its independent financial and legal advisors.
The Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal, “FOR” the approval of the merger-related compensation proposal and “FOR” the approval of the adjournment proposal.
In considering the recommendation of the Company Board with respect to the merger agreement proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement proposal be approved by the stockholders of the Company. See the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.
It should be noted that this explanation of the reasoning of the Company Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Forward-Looking Statements” beginning on page 17.
Opinions of Financial Advisors
Opinion of Evercore Group L.L.C.
The Company retained Evercore to act as its financial advisor in connection with the Company Board’s evaluation of strategic and financial alternatives, including the merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares). At a meeting of the Company Board held on June 21, 2026, Evercore rendered to the Company Board its opinion to the effect that, as of June 21, 2026 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration to be received by the holders of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares) in the merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated June 21, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
In connection with rendering its opinion Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•
reviewed the Company forecasts (as defined below), which are certain internal projected financial data relating to the Company prepared and furnished to Evercore by management of the Company, as approved for Evercore’s use by the Company (as more fully described below in the section entitled “—Certain Company Forecasts”);

•	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Company forecasts;
•	reviewed the reported prices and the historical trading activity of the Company common stock;
•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;
•
compared the financial performance of the Company and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated June 20, 2026, of the merger agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Company Board on June 21, 2026 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 18, 2026 (the last trading day prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, plus cash tax reconciliation, less changes in net working capital and capital expenditures, that the Company was forecasted to generate during the Company’s last two quarters of fiscal year 2026 through 2031 based on the Company forecasts. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 3.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Company forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2026 using discount rates ranging from 10.0% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital (derived by application of the capital asset pricing model and Evercore’s professional judgment and experience), and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of approximately $88.10 to $143.20, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the heavyside construction materials and infrastructure products industries (the “selected companies”):
•	Amrize AG
•	AZZ Inc.
•	CRH plc
•	Eagle Materials Inc.
•	Knife River Corp.
•	Martin Marietta Materials, Inc.
•	Valmont Industries, Inc.
•	Vulcan Materials Company
For each of the selected companies, Evercore calculated total enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, plus after-tax underfunded pension liabilities and other post-employment benefit obligations, less investments in affiliates, less cash and cash equivalents (“TEV”)) as a multiple of estimated (i) 2026 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (ii) 2027E EBITDA (such multiples referred to as “TEV / 2026E EBITDA” and “TEV / 2027E EBITDA”, respectively) based on closing share prices as of June 18, 2026. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.
This analysis indicated the following:

Benchmark	High	Low	Median
TEV / 2026E EBITDA	17.4x	10.9x	12.6x
TEV / 2027E EBITDA	15.9x	10.3x	11.8x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a TEV / EBITDA multiple reference range of 12.5x – 15.0x to the Company’s estimated Adjusted EBITDA (as defined below) in fiscal year 2026, and a reference range of 11.0x – 13.5x to the Company’s estimated Adjusted EBITDA in fiscal year 2027, in each case based on the Company forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $122.40 to $151.00, based on 2026E EBITDA and $122.90 to $155.50, based on 2027E EBITDA, in each case, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.
Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded heavyside construction materials and infrastructure products companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving target companies in the heavyside construction materials and infrastructure products industries announced since 2014 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target	TEV / LTM Adjusted EBITDA
February 2026	TPG Inc.	Sabre Industries Inc.	~12.1x
August 2025	Hubbell Incorporated	DMC Power, LLC	13.8x
November 2024	Quikrete Holdings, Inc.	Summit Materials, Inc.	~11.6x
August 2024	Arcosa, Inc.	Stavola Holding Corporation	10.7x
March 2024	Arcosa, Inc.	Ameron Pole Products LLC	9.1x
June 2021	Prolec GE Internacional, S. de R.L. de C.V.	SPX Transformer Solutions, Inc.	10.5x
June 2021	Vulcan Materials Company	U.S. Concrete, Inc.	10.9x
May 2021	Martin Marietta Materials, Inc.	Lehigh Hanson West Region	~12.1x
April 2021	Martin Marietta Materials, Inc.	Tiller Corporation	~8.5x
March 2021	Arcosa, Inc.	StonePoint Materials LLC	12.9x
February 2020	U.S. Concrete, Inc.	Coram Materials Corp.	9.1x
December 2017	Prysmian S.p.A.	General Cable Corporation	13.5x
February 2015	CRH plc	Assets of Holcim Ltd and Lafarge S.A.	8.7x
January 2014	Martin Marietta Materials, Inc.	Texas Industries, Inc.	18.6x

For each selected transaction, Evercore utilized the publicly available information on enterprise value or otherwise calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (or in some cases where last twelve-month financial information was not publicly available, as a multiple of other publicly available Adjusted EBITDA), which we refer to as “LTM Adjusted EBITDA”. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
This analysis indicated the following:

Benchmark	High	Low	Mean	Median
LTM Adjusted EBITDA	18.6x	8.5x	11.6x	11.3x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 13.0x to 15.0x and applied this range of multiples to the Company’s LTM Adjusted EBITDA as of June 30, 2026 based on the financial results for the Company provided by the Company’s management and the Company forecasts. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2026, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of approximately $116.80 to $137.90, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses, including, where applicable, with respect to product mix and geographic positioning. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Company common stock during the twelve month period ended June 18, 2026, noting that the low and high closing prices during such period ranged from $83.66 to $135.84 per share of Company common stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Company common stock prepared and published by equity research analysts that were publicly available as of June 18, 2026, the last trading day prior to the delivery by Evercore of its opinion to the Company Board. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company common stock at the time the price target was published. As of June 18, 2026, the range of selected equity research analyst price targets per share of Company common stock was $140.00 to $152.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.
Illustrative Present Value of Future Share Price
Evercore performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated next twelve months (“NTM”) EBITDA and its assumed TEV / NTM EBITDA multiple.
In calculating the implied present value of the future price per share of Company common stock, Evercore first calculated the implied future enterprise value of the Company by multiplying the estimated fiscal year 2031 EBITDA based on the Company forecasts by the Company’s illustrative TEV / NTM EBITDA multiple range of 11.5x to 13.5x. Based on this range of implied enterprise values and the Company’s estimated net debt and the number of fully diluted shares of Company common stock outstanding, in each case, as of December 31, 2030 and based on the Company forecasts, Evercore calculated a reference range of implied future equity values per share of Company common stock. Evercore then discounted the range of implied share price back to June 30, 2026 using a discount rate of 12.25%, which was based on an estimate of the Company’s cost of equity. This analysis indicated a range of implied equity values per share of Company common stock of $126.60 to $147.60, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.

Premiums Paid Analysis
Using publicly available information, Evercore reviewed 219 all-cash transactions and announced bids for control of public targets with an aggregate transaction value between $2.5 billion and $10 billion announced since 2016. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected share price, the 60-day volume weighted average price (“60-Day VWAP”) and the all-time high share price prior to announcement of each transaction.
This analysis indicated the following:

	Premium to Unaffected Share Price	Premium to 60-Day VWAP	Premium to All- time High
25th Percentile	23%	28%	6%
Median	37%	41%	15%
75th Percentile	59%	59%	25%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of (i) 15.0% to 40.0% to the closing price per share of Company common stock of $135.84 as of June 18, 2026, (ii) 20.0% to 45.0% to the 60-Day VWAP of Company common stock as of June 18, 2026 of $121.02, and (iii) 5.0% to 25.0% to the all-time high price of Company common stock as of June 18, 2026 of $135.84. This analysis indicated ranges of implied equity values per share of Company common stock of $156.20 to $190.20, $145.20 to $175.50 and $142.60 to $169.80, respectively, in each case, rounded to the nearest $0.10, compared to the merger consideration of $150.00 per share of Company common stock.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Company Board. In connection with the review of the merger by the Company Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Company Board as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Company common stock (other than any Company restricted stock awards, cancelled shares and dissenting shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Company Board (in its capacity as such) in connection with its evaluation of the merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Company Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Company common stock.
Pursuant to the terms of Evercore’s engagement letter with the Company, the Company has agreed to pay Evercore a fee for its services in the amount of approximately $60 million, of which $5 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services in the amount of between $5 million and $10 million. Evercore and/or its affiliates, including members of the deal team involved in Evercore’s engagement, are also having active discussions with the Company and/or its affiliates to provide investment banking advisory, capital markets and/or underwriting services unrelated to its engagement with the Company for the merger for which Evercore would expect to receive customary fees if Evercore is engaged and the transactions are consummated. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to CRH and Evercore has not received any compensation from CRH during such period. Evercore may provide financial advisory or other services to the Company and CRH in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, CRH, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of the Company or CRH.
The Company engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Company Board that, as of June 21, 2026 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated June 21, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Company Board in connection with its consideration of the transactions contemplated by the merger agreement (referred to in this “—Opinion of Goldman Sachs & Co. LLC” section of the proxy statement as the “Transaction”). Goldman Sachs’ opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the Transaction, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
the Company forecasts, which are certain internal financial analyses and forecasts for the Company and certain forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, as prepared by its management and approved for Goldman Sachs’ use by the Company (as described in more detail below in the section of this proxy statement entitled “—Certain Company Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the industrials industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Company forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the Transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Company common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2026, the last trading day before the public announcement of the Transaction, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis.
Goldman Sachs reviewed the historical trading prices and volumes for shares of Company common stock for the three-year period ended June 18, 2026. In addition, Goldman Sachs analyzed the merger consideration to be paid to holders of shares of Company common stock pursuant to the merger agreement in relation to (i) the closing price per share of Company common stock on June 18, 2026, (ii) the volume weighted average price (“VWAP”) per share of Company common stock for the preceding 90-day period ended June 18, 2026, (iii) the VWAP per share of Company common stock for the preceding 60-day period ended June 18, 2026, (iv) the VWAP per share of Company common stock for the preceding 30-day period ended June 18, 2026, (v) the all-time / 52-week high price per share of Company common stock as of June 18, 2026 and (vi) the median analyst price target per share of Company common stock as of June 18, 2026.
This analysis indicated that the merger consideration to be paid to the holders of Company common stock pursuant to the merger agreement represented:
•	a premium of 10.4% based on the closing price per share of Company common stock on June 18, 2026 of $135.84;
•	a premium of 25.4% based on the VWAP per share of Company common stock for the preceding 90-day period ended June 18, 2026 of $119.65;
•	a premium of 19.6% based on the VWAP per share of Company common stock for the preceding 60-day period ended June 18, 2026 of $125.40;
•	a premium of 18.7% based on the VWAP per share of Company common stock for the preceding 30-day period ended June 18, 2026 of $126.37;
•	a premium of 10.4% based on the all-time / 52-week high price per share of Company common stock as of June 18, 2026 of $135.84; and
•	a premium of 4.2% based on the median analyst price target per share of Company common stock as of June 18, 2026 of $144.00.
Illustrative Discounted Cash Flow Analysis.
Using the Company forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.5% to 12.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2026 (i) estimates of unlevered free cash flow for the Company for (a) the last three quarters of fiscal year 2026 and (b) fiscal years 2027 through 2031 as reflected in the Company forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying terminal year exit enterprise value (“EV”) to last twelve month (“LTM”) EBITDA multiples (“EV/LTM EBITDA”) ranging from 11.0x to 13.0x, to a terminal year estimate of the EBITDA to be generated by the

Company, as reflected in the Company forecasts (which analysis implied perpetuity growth rates ranging from 4.8% to 7.1%). The range of terminal year exit EV/LTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of the Company. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative EVs for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative EVs it derived for the Company the amount of the Company’s net debt (pro forma for 2026E cash usage for mergers and acquisitions), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Company common stock ranging from $112.03 to $141.45.
Illustrative Present Value of Future Share Price Analysis.
Using the Company forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company common stock. For this analysis, Goldman Sachs first calculated the implied EV for the Company as of December 31 for each of the fiscal years 2026 through 2028, by applying a range of multiples of illustrative EV to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA”) of 10.5x to 12.5x to estimates of the Company’s NTM EBITDA for each of the fiscal years 2026 through 2028. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for the Company.
Goldman Sachs then subtracted the amount of the Company’s net debt for each of the fiscal years 2026 to 2028, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied EV in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2026 to 2028. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company common stock for each of fiscal years 2026 to 2028, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Company common stock. Goldman Sachs then added the cumulative dividends per share of Company common stock expected to be paid to holders of shares of Company common stock through the end of each of fiscal years 2026 to 2028, using the Company forecasts. Goldman Sachs then discounted these implied future equity values per share of Company common stock to March 31, 2026, using an illustrative discount rate of 12.7%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $113.87 to $142.31 per share of Company common stock.
Premia Paid Analysis – Unaffected Price.
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2015 through June 17, 2026 involving a public company in the industrial, consumer or natural resources industry based in the United States as the target where the disclosed EVs for the transaction were greater than $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 52 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 30% across the period. This analysis also indicated a 25th percentile premium of 24% and 75th percentile premium of 41% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 24% to 41%

to the undisturbed closing price per share of Company common stock of $135.84 as of June 18, 2026 and calculated a range of implied equity values per share of Company common stock of $167.90 to $191.05.
Premia Paid Analysis – 52-Week High.
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2015 through June 17, 2026 involving a public company in the industrial, consumer or natural resources industry based in the United States as the target where the disclosed EVs for the transaction were greater than $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 52 transactions relative to the target’s 52-week high stock price prior to announcement of the transaction. This analysis indicated a median premium of 7% across the period. This analysis also indicated a 25th percentile premium of 1% and 75th percentile premium of 14% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 1% to 14% to the 52-week high price per share of Company common stock of $135.84 as of June 18, 2026 and calculated a range of implied equity values per share of Company common stock of $137.78 to $154.92.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Company common stock of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between the Company and CRH and was approved by the Company Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Company Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.
As described above, Goldman Sachs’ opinion to the Company Board was one of many factors taken into consideration by the Company Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including CRH (collectively, “Relevant Parties”) or any currency or commodity that may be involved in the Transaction. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Transaction. During the two-year period ended

June 21, 2026, Goldman Sachs Investment Banking was not engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended June 21, 2026, Goldman Sachs Investment Banking was not engaged by CRH or its affiliates (including Parent) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs Investment Banking is not currently mandated by CRH and/or its Related Entities (as defined below) (including Parent) to provide to any such person financial advisory and/or underwriting services. Goldman Sachs Investment Banking is not currently soliciting CRH and/or its Related Entities (including Parent) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
As of June 21, 2026, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in the Company and/or its affiliates and (ii) no direct GS Principal Investment in CRH and/or its Related Entities (including Parent).
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this “—Opinion of Goldman Sachs & Co. LLC” section of this proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:
“GS Principal Investments” (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third-party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
“Related Entities” are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The Company Board selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to a letter agreement dated June 17, 2026, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $41 million, $5 million of which became payable at announcement of the Transaction, and the remainder of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Forecasts
Although the Company does issue limited annual guidance to investors, the Company does not, as a matter of course, publicly disclose detailed, long-term financial forecasts or internal projections as to future financial performance, earnings or other results. The Company is especially cautious of making financial forecasts due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, as discussed below. However, in connection with consideration of the merger, the Company’s management prepared certain unaudited internal financial analyses and forecasts regarding the Company’s future performance for the remainder of 2026 and each year from 2027 to 2031 on a standalone basis, without giving effect to the merger (the “Company forecasts”), and provided the Company forecasts to the Company Board in connection with its evaluation of the merger and to each of Evercore and Goldman Sachs in their capacity as financial advisors to the Company Board, as approved by the Company for use thereby and reliance thereon in connection with their respective financial analyses and opinions. See “—Opinion of Financial Advisors.” Certain portions of the Company forecasts were also provided to Parent.
The summary of the Company forecasts set forth below is included in this proxy statement to give Company stockholders access to non-public information, some or all of which was provided to the Company Board, Parent and Evercore and Goldman Sachs for the purposes described above. This information has not been included to influence your decision whether to vote for or against the merger agreement proposal or any other proposal to be considered at the special meeting. The inclusion of this information should not be regarded as an indication that the Company Board, its financial advisors, Parent or any other person considered, or now considers, these forecasts to be material or to be necessarily predictive of actual future performance or results, or that any aspect thereof should be construed as financial guidance, and these forecasts should not be relied upon as such.
The Company forecasts were prepared solely for internal use and are subjective in many respects. While presented with numeric specificity, the Company forecasts reflect a number of estimates and assumptions that are inherently uncertain and may be beyond the Company’s control and, upon consummation of the merger, will be beyond the control of Parent and the surviving corporation. The Company forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company believes these estimates and assumptions were reasonable when they were prepared given the information available to management at the time. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors, including those identified in “Forward-Looking Statements.” In addition, because the Company forecasts cover multiple years, this information by its nature becomes less predictive with each successive year. There can be no assurance that the Company forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.
Furthermore, the Company forecasts do not account for any circumstances or events occurring after the date they were prepared. The Company forecasts do not take into account the possible financial and other effects of the merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Company forecasts do not take into account the effect on the Company of any possible failure of the merger to occur. The Company can give no assurance that, had the Company forecasts been prepared as of the date of this proxy statement or the date of the special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, the Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Company forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to changes in general economic or industry conditions.

In addition, the Company forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company forecasts include non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow, because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, as a substitute for or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company forecasts were prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
The non-GAAP financial measures included in the Company forecasts were prepared by the Company’s management and approved by the Company for use by Evercore and Goldman Sachs and were used and relied on by Evercore and Goldman Sachs in connection with rendering their opinions and performing their financial analyses in connection therewith and by the Company Board for its consideration of the merger. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Company forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Company forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied on by the Company Board, Evercore or Goldman Sachs in connection with their respective evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Company forecasts to the relevant GAAP financial measures.
Neither the Company nor any of its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding the information included in the Company forecasts. The Company did not make any representation to Parent or merger sub in the merger agreement regarding these forecasts. The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Forward-Looking Statements” on page 17.
In light of the foregoing, and considering that the special meeting will be held several months after the Company forecasts were prepared, as well as the uncertainties inherent in any forecasted information discussed above, Company stockholders are cautioned not to place undue reliance on this information, and the Company urges all stockholders to review its most recent SEC filings for a description of its reported financial results. See “Where You Can Find More Information” on page 93.
The following is a summary of the Company forecasts prepared by Company management and provided to the Company Board and its advisors. The information presented in the table below is for continuing operations(1):

($ in millions)	2026E	2027E	2028E	2029E	2030E	2031E
Revenues	$2,645(2)	$2,987	$3,225	$3,473	$3,680	$3,863
Adjusted EBITDA(3)	568(4)	647	671	755	829	879
Unlevered Free Cash Flow(5)	237(6)	330	323	397	458	491
Cumulative Dividends per Share	0.4	0.6	0.8	—	—	—

(1)
Excludes the results of the Company’s Transportation Products segment. The Company’s barge business, which was the only business included in the Transportation Products segment, was sold on April 1, 2026.

(2)	First quarter revenues were $572 million. Estimated second quarter through fourth quarter revenues are $2,073 million, inclusive of $1,419 million of estimated revenues for the second half of 2026.

(3)
EBITDA is defined as net income plus interest, taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA, adjusted for certain items that are not reflective of the normal earnings of the Company’s business which, for purpose of the Company forecasts, included impact of estimated acquisition and divestiture-related expenses and other, net (income) expense in 2026E.

(4)
First quarter Adjusted EBITDA was $103 million. Estimated second quarter through fourth quarter Adjusted EBITDA is $465 million, inclusive of $323 million of estimated Adjusted EBITDA for the second half of 2026.

(5)
Unlevered Free Cash Flow is defined as net operating profit after tax (NOPAT), plus depreciation and amortization, plus cash tax reconciliation, less changes in net working capital and capital expenditures.

(6)
First quarter Unlevered Free Cash Flow was $42 million. Estimated second quarter through fourth quarter Unlevered Free Cash Flow is $195 million, inclusive of $142 million of estimated Unlevered Free Cash Flow for the second half of 2026.

Financing of the Merger
On June 22, 2026, in connection with the execution of the merger agreement, CRH America Finance, Inc. (as borrower) (the “CRH Borrower”) and CRH (as guarantor) and the lenders party thereto entered into a $5.75 billion bridge facility agreement (the “Bridge Facility”) under which the amounts borrowed may be used to: (i) pay, in part, the consideration payable under the merger agreement, (ii) refinance certain of the Company’s existing debt and (iii) pay fees and expenses related to the merger. On July 17, 2026, the CRH Borrower (as borrower) and CRH (as guarantor) entered into a term loan facility agreement with the lenders party thereto, pursuant to which such lenders have committed to provide a $2.5 billion term loan facility (the “Term Loan Facility”). As a result of the Term Loan Facility, the commitments under the Bridge Facility were reduced to $3.25 billion. CRH expects to replace all or a portion of the remaining commitments under the Bridge Facility with one or more alternative financings prior to closing of the merger. CRH anticipates that the definitive documentation governing such alternative financings will contain customary covenants for financing transactions of a similar nature and will carry an interest rate based on then current market conditions. The terms of such alternative financings are not committed, and the exact terms and interest rate of such financings will be subject to market conditions. There can be no assurance regarding if or when such alternative financings will be consummated or the terms of such financings. At closing of the merger, Parent expects to use the proceeds of the loans under the Bridge Facility and the Term Loan Facility (and/or such alternative financing), together with cash on hand, to pay its obligations in respect of the merger agreement.
Certain Effects of the Merger
If the merger agreement proposal receives the required approvals of the stockholders described elsewhere in this proxy statement and the other conditions to the closing of the merger are either satisfied or waived and the merger agreement is not otherwise terminated in accordance with its terms, merger sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving company in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.
The Company’s Restated Certificate of Incorporation (the “Company Charter”) and the Company Bylaws will be amended as a result of the merger to be substantially the same as those of merger sub immediately prior to the effective time of the merger (except that the name of merger sub in its certificate of incorporation and bylaws will be changed to that of the Company and such certificate of incorporation and bylaws will include provisions related to elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are set forth in the Company Charter and the Company Bylaws), and the certificate of incorporation and bylaws of the Company as so amended will be the certificate of incorporation and bylaws of the surviving company.
Following the merger, all of the common stock of the Company will be owned, beneficially and as of record, by Parent, and none of the current holders of the Company common stock will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving company or Parent. As a result, the holders of the Company common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than Company restricted stock awards, cancelled shares and dissenting shares (each as defined in “The Merger Agreement—Consideration To Be Received

in the Merger”)) will be converted into the right to receive the merger consideration and all shares of Company common stock so converted will, at the effective time, be cancelled. Please see the section of this proxy statement entitled “The Merger Agreement—Consideration To Be Received in the Merger.”
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “The Merger Agreement—Treatment of Company Equity Awards” and “Interests of the Company’s Directors and Executive Officers in the Merger.”
The Company common stock is currently registered under the Exchange Act and trades on the NYSE and the NYSE Texas under the symbol “ACA.” Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE, the NYSE Texas or any other public market. In addition, the registration of the Company common stock under the Exchange Act will be terminated or suspended, as applicable, and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock or otherwise. Parent will become the beneficiary of the cost savings associated with the Company’s no longer being subject to the reporting requirements under the federal securities laws.
Effects on the Company if the Merger is not Consummated
In the event that the merger agreement proposal does not receive the required approvals of the stockholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the
Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today and the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE and the NYSE Texas, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
If the merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of the Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there can be no assurances that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted or that stockholders will ever receive a control premium for their shares. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”
Under certain circumstances, if the merger is not completed, the Company may be obligated to pay Parent a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee Payable by the Company.”
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other stockholders. The Company Board was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement and the merger, and in recommending the approval of the merger agreement proposal, the merger-related compensation proposal, and the adjournment proposal to the Company’s stockholders. These interests are described in further detail below.
Treatment of Company Equity Awards
Subject to the terms of the merger agreement, at the effective time, each Company equity award granted prior to the date of the merger agreement and outstanding and unvested immediately prior to the effective time of the merger will become vested and be settled in cash, without interest, in an amount equal to (x) the number of shares subject to the applicable Company equity award, multiplied by (y) the $150.00 per share merger consideration, plus the amount of any accrued but unpaid dividend equivalents with respect to such Company equity award, less any applicable tax withholding. The number of shares of Company common stock subject to any portion of any Company equity award that vests based on achievement of pre-established performance criteria will be determined with performance levels deemed achieved at the greater of (x) 100% of the target level of all performance measures and (y) the actual level of performance achieved prior to the effective time of the merger, as determined by the Company Board (or an appropriate committee thereof).
Each Company RSU award granted on or following the date of the merger agreement (in accordance with the merger agreement and the disclosure schedules) and outstanding immediately prior to the effective time will be assumed by CRH and converted upon the effective time into a converted RSU award in respect of a number of CRH shares equal to the number of shares of Company common stock underlying the Company RSU award as of immediately prior to the effective time, multiplied by the quotient of (x) $150.00 divided by (y) the volume-weighted average price of a CRH share on the NYSE, as reported by Bloomberg, L.P., for the five consecutive trading days ending on (and including) the last trading day prior to the closing date (rounded to the nearest whole CRH share). Each converted RSU award will remain subject to the same time-based vesting schedule, continued service requirements and vesting acceleration and forfeiture provisions that applied to the corresponding Company RSU award immediately prior to the effective time, subject to certain non-substantive changes to reflect the assumption and conversion of the converted RSU award by CRH.
The following table sets forth, for each individual who served as an executive officer or non-employee director of the Company since January 1, 2025, the aggregate number of shares of Company common stock subject to unvested Company restricted stock awards and Company RSU awards (with awards subject to performance-based vesting conditions assuming achievement of target performance) held by such individuals as of July 24, 2026. The estimated value of the Company equity awards have been calculated based on the $150.00 per share merger consideration, plus any accrued but unpaid dividend equivalents.

Name	Number of Outstanding Company Restricted Stock Awards (#)	Value of Outstanding Company Restricted Stock Awards ($)	Number of Outstanding Company RSU Awards (#)	Value of Outstanding Company RSU Awards ($)
Executive Officer
Antonio Carrillo	—	—	129,567	$19,446,699
Gail M. Peck	2,887	$433,050	40,996	$6,158,438
Kerry S. Cole	2,666	$399,900	18,141	$2,722,494
Reid S. Essl	2,886	$432,900	37,801	$5,678,955
Bryan P. Stevenson	—	—	20,327	$3,050,307
Eric D. Hurst	286	$43,002	5,376	$806,718
Jesse E. Collins, Jr.(1)	—	—	4,773	$715,950
Non-Employee Director
Joseph Alvarado	1,087	$163,104	—	—
Rhys J. Best	1,087	$163,104	32,843	$4,939,282
Jeffrey A. Craig	1,087	$163,104	—	—
Steven J. Demetriou	—	—	6,059	$911,207
John W. Lindsay	1,087	$163,104	9,357	$1,415,553
Kimberly S. Lubel	1,087	$163,104	—	—
Julie A. Piggott	—	—	8,429	$1,268,721
Melanie M. Trent	—	—	12,328	$1,859,185

(1)	Mr. Collins retired from the Company effective April 3, 2026. A pro-rated portion of his performance-based Company RSU awards remain outstanding in accordance with the terms of such awards.

Change in Control Severance Plan
Each of the Company’s current executive officers is a participant in the CIC plan. The CIC plan contains a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the executive officer’s employment for any severance to be payable thereunder. The merger will be considered a change in control for purposes of the CIC plan. Pursuant to the CIC plan, if an executive officer’s employment is terminated by the Company without “cause” or by the participant for “good reason ” (each as defined in the CIC plan), in each case, within six months prior to and in connection with, or within two years following, the merger, then such executive officer will be eligible to receive the following:
•
a lump-sum cash severance payment equal to (i)(a) the sum of the executive officer’s annual base salary (as of immediately prior to the merger or the termination date, whichever is higher), and target annual incentive bonus (for the year in which the merger occurs or the year of termination, whichever is higher), or, if higher and the closing of the merger or date of termination occurs more than six months into a fiscal year, the annual incentive bonus payable based on actual performance, multiplied by (b) three for Mr. Carrillo, two for Ms. Peck and Messrs. Cole, Essl and Stevenson and 1.5 for Mr. Hurst; plus (ii) a pro-rated annual incentive bonus for the year in which the termination occurs based on (x) target performance if less than 50% of the performance period has elapsed, and (y) if 50% or more of the performance period has elapsed, the greater of (1) target or (2) actual performance;

•	all then-outstanding and unvested Company equity awards will become 100% vested;
•	all benefits under any then-outstanding deferred compensation arrangements will become 100% vested; and
•
for 24 months following the executive officer’s termination, (i) continuation of the executive officer’s medical, dental, vision, health and life insurance benefits (which must be no less favorable than were provided prior to the merger or the termination, whichever is more favorable), provided that such coverage will cease if the executive officer obtains comparable coverage under a subsequent employer’s benefit plan; and (ii) executive level outplacement services, up to a maximum of $15,000.

The executive officers are required to execute a release in favor of the Company to be eligible to receive the CIC plan benefits. The CIC plan also contains certain non-competition, non-solicitation and non-recruitment covenants for 12 months following termination of employment, as well as confidentiality obligations and non-disparagement covenants that survive indefinitely.
The CIC plan does not include excise tax gross ups. In the event payments under the CIC plan would trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments will be reduced if such reduction would result in a greater after-tax benefit to the executive officer.
For an estimate of the value of the payments and benefits described above that would be payable to the named executive officers under the CIC plan upon a qualifying termination in connection with the merger, see the section entitled “Named Executive Officer Merger-Related Compensation” below.
Trinity Awards
Certain of the Company’s current executive officers hold unvested Trinity Career Shares (which were granted by Trinity Industries, Inc., the former parent company of the Company (“Trinity”), prior to the Company’s spin-off transaction in 2018) that are expected to be forfeited at the closing of the merger. The Company will provide such executive officers a cash retention bonus with respect to their unvested Trinity Career Shares, subject to their continued employment or service with the Company through the effective time.

Name	Amount ($)
Gail M. Peck	$294,644
Kerry S. Cole	$272,000
Reid S. Essl	$294,644
Eric D. Hurst	$29,410

In addition, Mr. Carrillo holds 17,214 deferred restricted stock units of Trinity and Mr. Best holds 69,970 deferred restricted stock units of Trinity. Mr. Carrillo also holds deferred cash retainer fees (including interest earned thereon) which were previously granted to and earned by him for his services as a non-employee director of Trinity. Such restricted stock units and cash fees are fully vested and will be settled and paid, as applicable, upon separation from service from the Company.
Following the Merger
At the effective time, the directors of merger sub will be the initial directors of the surviving company and the officers of merger sub immediately prior to the effective time will be the initial officers of the surviving company, in each case, until the earlier of their resignation or removal or until their successors are duly elected and qualified, subject to the surviving company’s certificate of incorporation and bylaws and the DGCL.
Indemnification, Exculpation and Insurance
Under the merger agreement, Parent agreed that the Company’s current and former directors and officers will be indemnified and held harmless for six years following the effective time, and will be entitled to the advancement of expenses, to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws for acts or omissions occurring at or prior to the effective time. In addition, at or prior to the effective time, the Company will cause the surviving company to obtain and pay the premium for a six year prepaid non-cancelable “tail policy” providing directors’ and officers’ liability insurance on terms that are substantially equivalent to the coverage provided under the Company’s existing policies, with respect to matters arising at or prior to the effective time (subject to a 300% cap on the cost of such insurance as compared to premiums paid in the 2026 fiscal year). For more information, see “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
New Arrangements
As of the date of this proxy statement, none of the Company’s directors or executive officers have entered into any amendments or modifications to their existing or any new employment, compensation or other agreements or arrangements with the Company in connection with the merger, nor have they entered into any such agreements or arrangements with Parent or its affiliates. The merger is not conditioned upon any director or executive officer of the Company entering into any such agreements or arrangements.
It is possible that the Company’s employees, including executive officers, will enter into new compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment or the right to receive retention awards.
Post-Closing Compensation and Employee Benefits
The merger agreement provides that Parent will provide, or cause the surviving company to provide, to any continuing employee, the compensation and benefits described under “The Merger Agreement—Employee Benefits Matters.”
Named Executive Officer Merger-Related Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the named executive officers that is based on or otherwise relates to the merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The individuals disclosed within this section, the named executive officers, are Antonio Carrillo, President and Chief Executive Officer; Gail M. Peck, Chief Financial Officer; Kerry S. Cole, Group President; Reid S. Essl, Group President; Bryan P. Stevenson, Chief Legal Officer; and Jesse E. Collins, Jr., former Group President.
The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof.

The table below assumes that (i) the effective time will occur on July 24, 2026, (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the CIC plan (and each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits), (iii) the named executive officer’s base salary and annual target bonus remain unchanged from those in place as of July 24, 2026, (iv) no named executive officer receives any additional equity grants to acquire Company common stock on or prior to the effective time and equity awards outstanding as of July 24, 2026 do not otherwise vest prior to the effective time, (v) no payments are reduced to produce a better after-tax result after application of the excise tax under Sections 280G and 4999 of the Code, and (vi) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the full “Interests of the Company’s Directors and Executive Officers in the Merger” section.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Antonio Carrillo	$8,189,726	$19,446,699	$78,692	$27,715,117
Gail M. Peck	$2,432,534	$6,886,132	$74,389	$9,393,055
Kerry S. Cole	$2,046,230	$3,394,394	$57,685	$5,498,309
Reid S. Essl	$2,391,404	$6,406,499	$74,851	$8,872,754
Bryan P. Stevenson	$1,972,338	$3,050,307	$78,692	$5,101,337
Jesse E. Collins, Jr.	—	$715,950	—	$715,950

(1)
The amounts shown in this column reflect the “double trigger” cash components of the severance benefits payable under the CIC plan. Mr. Collins retired from the Company effective April 3, 2026, and is therefore not entitled to any payments or benefits under the CIC plan. Details of the cash severance benefits are shown in the following supplemental table:

Name	Cash Severance ($)	Pro-Rated Target Bonus ($)	Total ($)
Antonio Carrillo	$7,425,000	$764,726	$8,189,726
Gail M. Peck	$2,173,500	$259,034	$2,432,534
Kerry S. Cole	$1,836,000	$210,230	$2,046,230
Reid S. Essl	$2,136,750	$254,654	$2,391,404
Bryan P. Stevenson	$1,769,700	$202,638	$1,972,338
Jesse E. Collins, Jr.	—	—	—

(2)
The amounts shown in this column reflect the potential value of (i) the acceleration of outstanding unvested Company equity awards, as described under “Treatment of Company Equity Awards” and assuming payments in respect of Company RSU awards subject to performance-based vesting corresponding to achievement at target performance, and (ii) the cash bonuses payable with respect to unvested Trinity Career Shares, as described under “—Trinity Awards” above, in each case, that each named executive officer could receive upon the closing of the merger on a “single trigger” basis. Details of such values are shown in the following supplemental table:

Name	Company Restricted Stock Awards ($)	Company RSU Awards ($)	Trinity Career Shares ($)	Total ($)
Antonio Carrillo	—	$19,446,699	—	$19,446,699
Gail M. Peck	$433,050	$6,158,438	$294,644	$6,886,132
Kerry S. Cole	$399,900	$2,722,494	$272,000	$3,394,394
Reid S. Essl	$432,900	$5,678,955	$294,644	$6,406,499
Bryan P. Stevenson	$—	$3,050,307	—	$3,050,307
Jesse E. Collins, Jr.	—	$715,950	—	$715,950

(3)
The amounts shown in this column reflect the value of continued medical, dental, vision, health and life insurance benefits ($63,692 for Mr. Carrillo, $59,389 for Ms. Peck, $42,685 for Mr. Cole, $59,851 for Mr. Essl, and $63,692 for Mr. Stevenson) and up to $15,000 of outplacement services for each of the named executive officers under the CIC plan, other than for Mr. Collins. All named executive officers are fully vested in their retirement and/or deferred compensation benefits.

Certain U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of certain U.S. federal income tax consequences of the merger to a U.S. Holder who holds its stock as a capital asset within the meaning of section 1221 of the Code. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based on the Code, the U.S. Treasury Department regulations issued under the Code (“Treasury Regulations”), and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the Internal Revenue Service (the “IRS”) or a court and there can be no assurance that the tax consequences described in this discussion will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity or arrangement classified as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations applicable to U.S. Holders who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or any entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, currency dealers, traders in securities who elect to use the mark-to-market method of accounting, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, regulated investment companies, real estate investment trusts, corporations that accumulate earnings to avoid U.S. income tax, holders who hold Company common stock through individual retirement, tax-deferred or other retirement accounts, U.S. expatriates, former long-term residents of the United States, holders who hold their Company common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, U.S. holders subject to special tax accounting rules as a result of any item of gross income with respect to their Company common stock being taken into account in an “applicable financial statement” (as defined in the Code), holders who acquired Company common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated or risk reduction investment. Also, this discussion does not address U.S. federal income tax considerations applicable to a holder of Company common stock who exercises appraisal rights under the DGCL. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any applicable state, local, or foreign tax laws. This discussion does not address the impact of Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith. This discussion does not address the tax consequences of any transaction other than the merger.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Each entity or arrangement classified as a partnership for U.S. federal income tax purposes that holds Company common stock, and each partner in such partnership, is urged to consult its tax advisor regarding the tax consequences of the merger under its specific circumstances.

The tax consequences of the merger will depend on a holder’s specific situation. Each U.S. Holder is urged to consult its tax advisor as to the tax consequences of the merger relevant to such U.S. Holder’s particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.
The receipt of cash by a U.S. Holder in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) such U.S. Holder’s adjusted tax basis in its Company common stock exchanged therefor.
A U.S. Holder’s adjusted tax basis in its shares of Company common stock will generally equal the price such U.S. Holder paid for such shares. If a U.S. Holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will generally be long-term capital gain or loss. Long-term capital gains of certain individuals and other non-corporate U.S. Holders are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss may be subject to limitations. If a U.S. Holder acquired different blocks of Company common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder of Company common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or furnishes its correct taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. In addition, if the paying agent is not provided with a U.S. Holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. Holder may be subject to certain penalties imposed by the IRS. Certain U.S. Holders (such as corporations) are exempt from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder timely furnishes the required information to the IRS.
Each U.S. Holder is urged to consult its tax advisor with respect to the tax consequences of the merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.
Litigation Related to the Merger
Stockholders may file lawsuits challenging the merger, which may name the Company, Parent, CRH, members of the Company Board, members of the board of directors of CRH, or others as defendants. As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.
The outcome of any pending or future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is that no governmental entity of competent jurisdiction (i) enacted, issued or promulgated any law or order that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.
Regulatory Approvals
Under the terms of the merger agreement, the merger cannot be consummated until (i) the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated (ii) any agreement between the FTC or DOJ, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, has expired or been terminated, and (iii) the governmental approvals required under the regulatory laws of the required jurisdictions have been obtained or waived or any time period in relation to such approval has expired or has been terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on July 6, 2026. If the FTC or DOJ issues a request for additional information and documents prior to the expiration of the initial waiting period, the waiting period with respect to the transactions contemplated by the merger agreement, including the merger, would be extended until 30 days following the date by which both CRH and the Company have substantially complied with their respective Second Requests, unless the FTC or DOJ terminated the additional waiting period before expiration. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights.
In addition to the expiration or termination of the waiting period under the HSR Act, the completion of the merger is also conditioned on the receipt of certain approvals or clearances (or the expiration or termination of applicable waiting or review periods) under the antitrust laws of Australia and Mexico. Under the terms of the merger agreement, the merger cannot be consummated until (i) the requisite clearance or approval has been obtained from, or the applicable waiting or review period has expired or been terminated following notification to, the Australian Competition and Consumer Commission under the applicable antitrust laws of Australia, and (ii) the requisite clearance or authorization has been obtained from, or the applicable waiting period has expired or been terminated following notification to, the Comisión Nacional Antimonopolio (the National Antitrust Commission of Mexico) under the Mexican Federal Economic Competition Law (Ley Federal de Competencia Económica). In addition, to the extent that the foreign investment laws of Canada impose a suspensory obligation in respect of the merger (such that an approval, or the expiration, waiver or termination of an applicable waiting or other time period, is legally required prior to the closing), the completion of the merger will also be conditioned on the receipt of such approval, or the expiration, waiver or termination of such period, under the Investment Canada Act. A preemptive filing was submitted in Canada on July 17, 2026 under the existing Investment Canada Act regime to discharge any potential future suspensory obligation, and the antitrust filings required in Australia and Mexico were submitted on July 21, 2026 and July 23, 2026, respectively.
At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, state attorneys general and other regulators could take such action under state law or the antitrust laws of the United States, as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Other state or foreign antitrust, competition and foreign investment authorities could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that the merger will not be challenged or, if such a challenge were made, that it would not be successful. The parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated herein by reference in its entirety. This summary is not intended to provide you with any other factual information about the Company, Parent or merger sub. You are urged to read the merger agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the merger.
The representations, warranties and covenants contained in the merger agreement were made by the parties thereto only for purposes of the merger agreement and as of specified dates, were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement, may have been made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and securityholders are not third-party beneficiaries of the representations, warranties or covenants under the merger agreement and should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company, Parent, merger sub or any of their respective businesses, subsidiaries or affiliates. In addition, the representations, warranties, covenants, conditions and other terms of the merger agreement may be subject to subsequent waiver or modification, and information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 93 of this proxy statement.
Structure of the Merger
At the effective time of the merger, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, merger sub will be merged with and into the Company, whereupon the separate existence of merger sub will cease, with the Company surviving the merger. Following the merger, the Company will be a direct or indirect wholly owned subsidiary of Parent. The certificate of incorporation and the bylaws of merger sub as in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, respectively, of the surviving company; provided that the name of the surviving company will be “Arcosa, Inc.” Unless otherwise determined by Parent prior to the effective time of the merger, the directors and officers of merger sub immediately prior to the effective time of the merger, from and after the effective time of the merger, will be the initial directors and officers of the surviving company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Closing and Effective Time of the Merger
Unless otherwise mutually agreed by the Company and Parent, the closing of the merger will take place at 8:00 a.m., New York City time, on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions set forth in the merger agreement and described in the section entitled “ —Conditions to Completion of the Merger” (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing).
The merger will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed by the Company and Parent and specified in the certificate of merger.

As of the date of this proxy statement, the Company anticipates that the merger will be completed in the first quarter of 2027. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the completion of the merger, which are described below and include regulatory clearances and approvals, and it is possible that factors outside the control of the Company or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.
Consideration To Be Received in the Merger
At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than Company restricted stock awards, cancelled shares and dissenting shares (each as defined below)) will be converted into the right to receive $150.00 in cash, without interest, less any applicable withholding taxes. At the effective time, all such shares of Company common stock will cease to be outstanding, will be automatically cancelled and will cease to exist, and each applicable holder of such shares of Company common stock will thereafter only have the right to receive the merger consideration therefor upon the surrender of such shares.
At the effective time, each share of Company common stock that is, immediately prior to the effective time, owned or held in treasury by the Company or is owned by Parent or merger sub (collectively, the “cancelled shares”) will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof.
Shares of Company common stock issued and outstanding immediately prior to the effective time (other than cancelled shares) and held by a holder who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (the “dissenting shares”) will not be cancelled and converted into the right to receive the merger consideration. Such stockholders will instead be entitled to the appraisal rights granted by Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” in this proxy statement.
Each share of common stock of merger sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving company.
Procedures for Surrendering Shares for Payment
Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of Company common stock and pursuant to a paying agent agreement, the terms of which will be reasonably acceptable to the Company, cash in immediately available funds in an amount sufficient for the paying agent to make the payment of the merger consideration to Company stockholders.
Promptly after the effective time, the paying agent will mail to each holder of record of a certificate which immediately prior to the effective time represented outstanding shares of Company common stock (other than cancelled shares and dissenting shares) a letter of transmittal and instructions for effecting the surrender of the certificates in exchange for the amount to which such stockholder is entitled as a result of the merger pursuant to the merger agreement. Upon surrender of a certificate representing shares of Company common stock for cancellation to the paying agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration for each share of Company common stock formerly represented by such certificate.
In the event that any certificate representing shares of Company common stock has been lost, stolen or destroyed, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the merger consideration payable in respect thereof.

Holders of book-entry shares of Company common stock will not be required to deliver certificates representing shares of Company common stock or an executed letter of transmittal to the paying agent to receive the merger consideration, and will instead automatically be entitled to receive the merger consideration at the effective time of the merger.
No interest will be paid or accrued on any portion of the merger consideration payable upon surrender of certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or in respect of any book-entry shares. Following the first anniversary of the effective time, Parent will be entitled to require the paying agent to deliver to it any undisbursed funds (including any interest received with respect thereto) remaining in the payment fund, and thereafter holders of certificates or book-entry shares representing shares of Company common stock will be entitled to look only to Parent with respect to the merger consideration payable upon due surrender of their certificates or book-entry shares.
As of the effective time of the merger, the share transfer books of the Company with respect to the shares of Company common stock will be closed and thereafter there will be no further registration of transfers of shares of the Company.
Treatment of Company Equity Awards
At the effective time of the merger, each Company equity award that was granted prior to the date of the merger agreement and is outstanding and unvested immediately prior to the effective time of the merger will become vested and be settled in cash, without interest, in an amount equal to (x) the number of shares subject to the applicable Company equity award, multiplied by (y) the $150.00 per share merger consideration, plus the amount of any accrued but unpaid dividend equivalents with respect to such Company equity award, less any applicable tax withholding. The number of shares of Company common stock subject to any portion of any Company RSU award that vests based on achievement of pre-established performance criteria will be determined with performance levels deemed achieved at the greater of (x) 100% of the target level of all performance measures and (y) the actual level of performance achieved prior to the effective time of the merger, as determined by the Company Board (or an appropriate committee thereof).
Each Company RSU award granted on or following the date of the merger agreement and outstanding immediately prior to the effective time will be assumed by CRH and converted upon the effective time into a converted RSU award in respect of a number of CRH shares equal to the number of shares of Company common stock underlying the Company RSU award as of immediately prior to the effective time, multiplied by the quotient of (x) $150.00 divided by (y) the volume-weighted average price of a CRH share on the NYSE, as reported by Bloomberg, L.P., for the five consecutive trading days ending on (and including) the last trading day prior to the closing date, with such number of CRH shares (rounded to the nearest whole CRH share). Each converted RSU award will remain subject to the same time-based vesting schedule, continued service requirements and vesting acceleration and forfeiture provisions that applied to the corresponding Company RSU award immediately prior to the effective time, subject to certain non-substantive changes to reflect the assumption and conversion of the converted RSU award by CRH.
Withholding
Each of the paying agent, the Company, Parent, merger sub and the surviving company (without duplication) will be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to the merger agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable tax law. To the extent that amounts are deducted or withheld, and timely remitted to the appropriate governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Company’s representations and warranties to Parent and merger sub in the merger agreement relate to, among other things:
•	the organization, good standing and qualification of each of the Company and its subsidiaries;
•	the capital structure of the Company and its subsidiaries;

•	the outstanding Company equity awards;
•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	the absence of conflicts with the Company’s organizational documents, applicable law or contracts to which the Company or any of its subsidiaries is a party;
•
the forms, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents, as well as compliance with the Sarbanes-Oxley Act of 2002, as amended;

•	the financial statements of the Company and the Company’s internal system of disclosure controls and procedures concerning financial reporting;
•	the absence of certain undisclosed liabilities;
•	the absence of certain changes or events;
•	compliance with certain laws and permits, including environmental laws and employee benefits and labor laws, by the Company and its subsidiaries;
•	employee benefits plans and other agreements, plans and policies with or concerning employees of the Company and its subsidiaries;
•	labor matters related to the Company and its subsidiaries;
•	tax matters;
•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations;
•	intellectual property;
•	privacy and data protection;
•	real property of the Company and its subsidiaries;
•	certain material contracts of the Company and its subsidiaries;
•	environmental matters related to the Company and its subsidiaries;
•	customers and suppliers of the Company and its subsidiaries;
•	insurance coverage;
•	the accuracy of information included in this proxy statement;
•	receipt of the opinions of Evercore and Goldman Sachs with respect to the fairness of the merger consideration;
•	inapplicability of takeover statutes;
•	inventory;
•	the absence of certain related party transactions;
•	brokers’ and finders’ fees and other expenses payable by the Company;
•	government bids and government contracts; and
•	acknowledgment that Parent and merger sub make no representations other than those included in the merger agreement.
Parent’s and merger sub’s representations and warranties to the Company in the merger agreement relate to, among other things:
•	the organization, good standing and qualification of each of Parent and merger sub;
•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with Parent’s and merger sub’s organizational documents, applicable law or contracts to which Parent and merger sub or any of their respective subsidiaries is a party;
•
the absence of certain material litigation, actions, proceedings, orders, judgments or investigations threatened against Parent or merger sub, in each case that would materially impair the ability of Parent or merger sub to consummate the merger and other transactions contemplated by the merger agreement;

•	the accuracy of information supplied by or on behalf of Parent or merger sub and included in this proxy statement;
•	the availability of funds for Parent and merger sub to satisfy all of their obligations under the merger agreement;
•	brokers’ and finders’ fees and other expenses payable by Parent or merger sub;
•	lack of ownership of Company common stock by Parent or merger sub;
•	the absence of merger sub activity other than in connection with the merger and merger agreement; and
•	acknowledgment that the Company makes no representations other than those included in the merger agreement.
None of the representations and warranties in the merger agreement survive the effective time.
Definition of “Company Material Adverse Effect”
Many of the representations and warranties in the merger agreement are qualified by a “Company Material Adverse Effect” (as defined below) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a Company Material Adverse Effect). For purposes of the merger agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the merger prior to the outside date (as defined below in the section entitled “Termination of the Merger Agreement”).
However, a number of factors are specifically excluded and may not be taken into account when determining whether a Company Material Adverse Effect has occurred for purposes of clause (x) above, including:
•
any changes in general United States, regional or global economic conditions, including (i) any changes affecting financial, credit, foreign exchange or capital market conditions, (ii) any changes in inflation, interest rates, tariffs or trade policy or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	any changes in general conditions in any industry or industries in which the Company and its subsidiaries operate;
•	any changes in general political, regulatory or legislative conditions;
•	any changes after the date of the merger agreement in GAAP or any other accounting standards or principles or the interpretation of the foregoing;
•	any changes after the date of the merger agreement in applicable law or the interpretation thereof;
•
any changes in geopolitical conditions, acts of terrorism or sabotage, malicious cyber enabled activities (including hacking, data loss, ransomware and cyberattacks), war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, public demonstrations, any governmental shutdown or slowdown, weather conditions, natural disasters, pandemics or other force majeure events, including any worsening of such conditions threatened or existing as of the date of the merger agreement;

•
any change in the market price of any commodity, mineral, metal or other raw material (including any product produced, processed, sold or used by the Company or any of its subsidiaries) or in commodity prices generally;

•
the execution and delivery of the merger agreement or the consummation of the merger or the public announcement of the merger agreement or merger, including any litigation arising out of or relating to the merger agreement or the merger, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case primarily resulting from the identity of Parent, the execution and delivery of the merger agreement or the consummation of the merger or the public announcement of the merger agreement or the merger;

•
any change in the price or trading volume of shares of the Company common stock or any other publicly traded securities of the Company or any of its subsidiaries in and of itself or any change in the Company’s or any of its subsidiaries’ credit ratings;

•
any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; and

•
any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of the merger agreement, provided, that the factors described in the first seven clauses above may only be disregarded to the extent they do not have a disproportionate adverse impact on the Company or its subsidiaries relative to other companies operating in the industry or industries in which the Company or its subsidiaries operate.
Conduct of the Business Pending the Merger
The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except as may be required by applicable law, as specifically permitted or required by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company is required to, and to cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, and (ii) preserve its and their present relationships with customers, suppliers, vendors, governmental entities, employees and other persons with whom it and they have material business relations.
In addition, the Company (on behalf of itself and its subsidiaries) agreed to restrictions between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement) on, among other things and with certain exceptions (including if required by applicable law, specifically permitted or required by the merger agreement, set forth on the disclosure schedules to the merger agreement or consented to in writing by Parent and including, in certain cases, ordinary course of business exceptions):
•
amending any provision of its or its subsidiaries’ certificate of incorporation, bylaws or other similar governing documents (other than in the case of its subsidiaries, amendments in the ordinary course of business consistent with past practice that do not adversely affect Parent, the Company or such subsidiary, or would not reasonably be expected to prevent or materially impede, interfere with or delay the merger);

•
declaring or paying any dividends or distributions with respect to its capital stock, except for (i) quarterly cash dividends on the Company common stock with timing that is consistent with past practice and in an amount per share not to exceed $0.05 and (ii) dividends and distributions paid or made by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice;

•
entering into any agreement and arrangement with respect to voting or registration, or filing any registration statement (other than a Form S-8) with the SEC with respect to any of its capital stock or other equity interests or any other securities;

•
splitting, combining, subdividing, reducing or reclassifying any of its capital stock or other equity interests, or redeeming, purchasing or otherwise acquiring any of its capital stock or other equity interests (subject to certain exceptions), or issuing or authorizing the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•
except in connection with the pledge of equity interests pursuant to the Company’s credit agreement, issuing, delivering, granting, selling, pledging, disposing of or encumbering, or authorizing the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity interests of it or any of its subsidiaries or any subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for any such capital stock or other equity interests, or any rights, warrants or options to acquire any such capital stock or other equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or taking any action to cause to become exercisable or vested any otherwise unexercisable or unvested Company equity award under any existing Company equity plan, other than issuances of Company common stock in respect of the vesting or settlement of Company equity awards outstanding as of the date of the merger agreement, in all cases in accordance with their respective terms;

•
except as required by applicable law or any Company benefit plan or other material contract as in existence as of the date of the merger agreement and made available to Parent prior to the date of the merger agreement, (a) increasing the compensation or benefits payable or to become payable to any of its current or former directors, executive officers or employees other than annual merit-based increases in base salary in the ordinary course of business and consistent with past practice that do not exceed 4% of the aggregate annual cost of all employee annual base salaries and wage rates in effect on the date of the merger agreement (in each case with corresponding increases in target short-term incentive opportunities as a result of such base salary increases); (b) granting, paying or awarding, or committing to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention, incentive or similar compensation to any of its current or former directors, executive officers, employees or other individual service providers; (c) granting any new awards, or amending or modifying the terms of any outstanding awards, under any Company benefit plans or otherwise, (d) establishing, adopting, entering into, materially amending or terminating any Company benefit plan, subject to certain exceptions; (e) taking any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan (including any grantor trust or similar funding arrangement); (f) terminating the employment of any employee or individual service provider earning a base salary in excess of $250,000, other than for cause; or (g) hiring any new employee or individual service provider with a base salary in excess of $250,000 (other than replacing any such employee or individual service provider in the ordinary course of business consistent with past practice, provided that such replacement individual’s compensation and benefits will be (y) limited to cash compensation only and (z) otherwise consistent in all material respects with the compensation and benefits of such replaced individual);

•
acquiring (including by merger, consolidation or acquisition of stock or assets or any other means) or authorizing or announcing an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a majority of the assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, (B) with respect to clause (y) only, permitted capital expenditures, or (C) other acquisitions for consideration not to exceed $25,000,000 individually;

•
liquidating, dissolving, restructuring, recapitalizing or effecting any other reorganization (including any restructuring, recapitalization, or reorganization between or among the Company or any of its subsidiaries), or adopting any plan or resolution providing for any of the foregoing;

•	making any loans, advances or capital contributions to, or investments in, any other person, subject to certain exceptions;
•
selling, leasing, licensing, assigning, abandoning, permitting to lapse, transferring, exchanging, swapping or otherwise disposing of, or subjecting to any lien (other than permitted liens), any of its properties, rights or assets (including shares in the capital of its subsidiaries), subject to certain exceptions;

•
entering into, modifying, amending or extending certain categories of material contracts; voluntarily terminating any material contract; and waiving, releasing or assigning any material rights or claims under any material contract, subject to certain exceptions;

•
making any capital expenditure, entering into agreements or arrangements providing for capital expenditure or otherwise committing to do so, or approving or adopting any annual capital budget for fiscal year 2027 or subsequent fiscal years except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board prior to the date of the merger agreement and set forth on the disclosure schedules to the merger agreement or (B) capital expenditures not to exceed $10,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

•
compromising or settling any claim, litigation, investigation or proceeding, other than those that (x) (A) are for an amount (in excess of insurance proceeds) that is, individually, less than $2,500,000 and for all such compromises or settlements that are, in the aggregate, less than $5,000,000, (B) do not impose any injunctive relief on the Company or any of its subsidiaries and do not involve the admission of wrongdoing by the Company, its subsidiaries or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by governmental entities, or (y) are tax audits, claims, litigations, investigations, or other proceedings;

•
making any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other recognized accounting standards or principles in non-U.S. jurisdictions applicable to its subsidiaries, or applicable law;

•
entering into, renewing or amending any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, subject to certain exceptions;

•	implementing any plant closings or mass layoffs requiring notice under the WARN Act;
•
making, changing or revoking any material tax election; adopting or changing any tax accounting period or material method of tax accounting; amending any material tax return; settling or compromising any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes; entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); surrendering in writing any right to claim a material refund of taxes; or agreeing to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•
redeeming, repurchasing, repaying, prepaying, defeasing, incurring, assuming, endorsing, guaranteeing or otherwise becoming liable for or modifying the terms of any indebtedness, or issuing or selling any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions;

•
entering into any transactions or contracts with (A) any affiliate or other person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any person who, to the knowledge of the Company, beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company common stock;

•
canceling any of the Company’s material insurance policies or failing to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy or failing to use commercially reasonable efforts to maintain in the ordinary course of the Company’s insurance policies;

•
entering into any lease or sublease of real property for annual rent payments in excess of $1,500,000; modifying or amending any Company lease or other lease or sublease of real property in a manner materially adverse to the Company (other than the exercise of any right to renew or extend an existing Company lease or other existing lease or sublease of real property in accordance with its terms), or waiving any term or condition thereof or grant any consents thereunder; granting or otherwise creating or consenting to the creation of any easement, covenant, restriction, assessment or charge affecting any leased real property, or any interest therein or part thereof or making any changes in the construction or condition of any such property in a manner materially adverse to the Company, subject to certain exceptions;

•	voluntarily terminating, modifying or waiving in any material respect any material right under any material Company permit in a manner materially adverse to the Company;
•	adopting or otherwise implementing any stockholder rights plan, “poison-pill” or other comparable agreement; or
•	agreeing or authorizing, in writing or otherwise, to take any of the foregoing actions.
Proxy Statement, Board Recommendation and Company Stockholders’ Meeting
The Company has agreed to, as promptly as practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold a stockholders’ meeting, which is the special meeting that is the subject of this proxy statement, to consider and vote upon the adoption of the merger agreement proposal. The Company will hold the special meeting as promptly as practicable after (i) the expiration of the waiting period provided under the Exchange Act if by such date the SEC has not informed the Company it intends to review this proxy statement and (ii) if the SEC has by such date informed the Company that it intends to review this proxy statement, the date on which the Company learns the SEC has completed its review of this proxy statement.
Notwithstanding anything to the contrary, the Company has agreed not to postpone or adjourn the special meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), provided that if either the Company or Parent reasonably determines in good faith that the Company stockholder approval is unlikely to be obtained at the special meeting, including due to an absence of quorum, then, unless the Company Board has effected a change of recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent will have the right to require an adjournment or postponement of the special meeting for the purpose of soliciting additional votes in favor of the merger agreement. In the event of any such adjournment or postponement of the special meeting, the Company will not postpone or adjourn such meeting to a date that is more than seven calendar days from the prior-scheduled date or to a date on or after the fifth business day preceding the outside date.
Notwithstanding the foregoing, the Company may postpone or adjourn the special meeting if the Company is required to postpone or adjourn the special meeting by applicable law, NYSE or NYSE Texas listing rules or requirements, or the Company Board or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the special meeting in order to give Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any change of recommendation). In the event of any such adjournment or postponement of the special meeting, the Company will not postpone or adjourn such meeting to a date that is more than 10 calendar days from the prior-scheduled date or to a date on or after the fifth business day preceding the outside date.

Except in the circumstances described in this proxy statement under “The Merger Agreement—Changes in Board Recommendation,” the Company Board has agreed to recommend to Company stockholders that they vote to adopt the merger agreement and include such recommendation in this proxy statement (the “Company Board Recommendation”).
Non-Solicitation Covenant
Subject to certain exceptions, the Company has agreed that it, the Company Board (including any committee thereof) and the Company’s officers will not, and the Company will cause its subsidiaries not to, and the Company will cause its and their other respective representatives not to, directly or indirectly:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined below); or

•
participate in any discussions or negotiations regarding or furnish to any person any information relating to the Company or any of its subsidiaries in each case, in connection with an acquisition proposal, other than to state that the Company and its representatives are prohibited from engaging in any discussions or negotiations.

The Company also agreed to immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an acquisition proposal. In addition, the Company also agreed to (i) request in writing that each person that has executed a confidentiality agreement in connection with its consideration of an acquisition proposal promptly destroy or return to the Company all nonpublic information furnished to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person and its representatives.
In addition, the Company agreed that it and its subsidiaries will enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would be reasonably likely to be a breach of the directors’ fiduciary duties under applicable law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable person to make, on a confidential basis to the Company Board, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Parent.
Notwithstanding the restrictions described above, if at any time prior to obtaining the approval and adoption of the merger agreement by the Company stockholders, the Company receives an acquisition proposal that did not result from a material breach of the non-solicitation covenant which the Company Board determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law, then the Company may:
•
furnish information (including nonpublic information) with respect to the Company to the person making such acquisition proposal (and its representatives), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such person an executed acceptable confidentiality agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such person or its representatives, any information furnished to such other person or its representatives that was not previously furnished to Parent; and

•	engage in discussions or negotiations with such person (including such person’s representatives) with respect to the acquisition proposal.
The Company has agreed to promptly, and in any event within 36 hours, notify Parent of any receipt by any director or officer of the Company or by any of its subsidiaries, or its or their respective representatives, of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to the Company or any of its subsidiaries by any person who has made or could reasonably be expected to make an acquisition proposal. The Company will also keep Parent reasonably informed on a prompt and timely basis of the status and material terms and of any material developments, discussions or negotiations regarding any such acquisition proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which will include any proposals or offers) relating thereto that is exchanged between the person or group of persons making such acquisition proposal (or their representatives) and the Company (or its representatives) within 36 hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. In addition, the Company has agreed to promptly provide (and in any event within 36 hours) to Parent any nonpublic information concerning the Company provided to any other person in connection with any acquisition proposal that was not previously provided to Parent and to inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal pursuant to the non-solicitation covenant. Unless the merger agreement has been validly terminated, the Company will not take any action to exempt any person other than Parent or merger sub from the restrictions on “business combinations” contained in any applicable takeover statute or in the Company’s governing documents, or otherwise cause such restrictions not to apply. The Company has also agreed that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, the non-solicitation covenant.
For purposes of the merger agreement, “acquisition proposal” means any offer, proposal or indication of interest from a person (other than a proposal or offer by Parent or any of its subsidiaries) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of its subsidiaries) and a person pursuant to which the Company stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, spin-off, transfer or other disposition to a person of more than 20% of the consolidated assets of the Company and its subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company subsidiary).
For purposes of the merger agreement, “superior proposal” means a bona fide, written acquisition proposal (with references in the definition thereof 20% and 80% being deemed to be replaced with references to 80% and 20%, respectively) made in writing, after the date of the merger agreement, by a third party (other than Parent and merger sub), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors, taking into account all financial, legal, regulatory, financing, conditionality and other aspects of such acquisition proposal (a) is reasonably likely to be completed on the terms proposed and (b) taking into account, if applicable, any changes to the terms of the merger agreement proposed by Parent pursuant to the non-solicitation covenant, is more favorable to the Company stockholders from a financial point of view than the merger.
Changes in Board Recommendation
Except as provided in the paragraphs below, under the terms of the merger agreement, the Company has agreed that it, the Company Board and officers will not, and the Company will cause its subsidiaries not to, and the Company will cause its and their other respective representatives not to, directly or indirectly:
i.	adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

ii.	withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation;
iii.
if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after Parent’s written request that the Company or the Company Board do so (which request Parent shall not be entitled to make more than once in any 10 business day period) (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such acquisition proposal) and reaffirm the Company Board Recommendation within such 10 business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last 10 days prior to the then-scheduled special meeting, fail to take the actions referred to in this clause (iii), with references to the applicable 10 business day period being replaced with three business days),

iv.	fail to include the Company Board Recommendation in this proxy statement;
v.
approve or authorize, or cause or permit the Company or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation covenant) (a “Company acquisition agreement”); or

vi.
commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv), (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “change of recommendation”).

Notwithstanding anything to the contrary in the non-solicitation covenants, at any time prior to obtaining Company stockholder approval, the Company Board may:
a)
make a change of recommendation (only of the type contemplated by clauses (ii), (iv) or (vi) above (to the extent related to clause (ii) or (iv))) in response to an Intervening Event (as defined below) if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law; or

b)
make a change of recommendation or cause the Company to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal (that did not result from a material breach of the non-solicitation covenants and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal), but only if, in each case, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.

However, notwithstanding anything to the contrary, neither the Company nor any of its subsidiaries will enter into any Company acquisition agreement unless the merger agreement has been validly terminated in accordance with certain termination provisions described therein.
Prior to the Company taking any action permitted under:
i.
clause (a) above, the Company will provide Parent with four business days’ prior written notice advising Parent that it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor, and during such four business day period, the Company will cause its representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement in a manner that would obviate the need to effect a change of recommendation and at the end of such four business day period the Company Board again makes all of the required determinations under clause (a) above (after in good faith taking into account any amendments proposed by Parent); or
ii.
clause (b) above, the Company will provide Parent with four business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the terms and conditions of the acquisition proposal, including a copy of any proposed definitive documentation, and during such four business day period, the Company will cause its representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal and at the end of such four business day period the Company Board again makes all of the required determinations under clause (b) above (after in good faith taking into account the amendments proposed by Parent).

With respect to clause (ii) above, if there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration the Company stockholders would receive as a result of the superior proposal or a change to any conditions), the Company will comply again with clause (ii) above, with references to the applicable four business day period being replaced by two business days.
For purposes of the merger agreement, “Intervening Event” means any event, change or development first occurring or arising after the date of the merger agreement, that is material to the Company and its subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board as of the date of the merger agreement; provided, however, that in no event will the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company common stock or any other securities of the Company, Parent or their respective subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in GAAP, other applicable accounting rules or, in any such case, changes in the interpretation thereof or (D) any changes relating to Parent or its subsidiaries.
Agreements to Use Reasonable Best Efforts
Subject to the terms and conditions of the merger agreement, the Company, Parent and merger sub will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to cause the conditions to completion of the merger to be satisfied, and to consummate the merger by the outside date, including (i) preparing and filing or otherwise providing, in consultation with each other, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any governmental entity as may be necessary or advisable or required to be obtained by each party in connection with the HSR Act and regulatory laws of certain required jurisdictions by the outside date, (ii) taking all steps as may be necessary, subject to certain limitations described below, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals by the outside date, and (iii) defending through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person (including any governmental entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger.
Notwithstanding anything to the contrary set forth in the merger agreement, the obligations of Parent include:
i.
agreeing or committing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective subsidiaries subsequent to the effective time; and

ii.	agreeing or committing to license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity in respect of the required jurisdictions, or avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order made pursuant to an antitrust law, that has the effect of restricting, preventing or prohibiting the consummation of the merger, in each case, as necessary to consummate the transactions contemplated hereby (each of clause (i) or (ii), a “regulatory remedial action”).
However, Parent is not required to agree or commit to any regulatory remedial action that is not conditioned on the consummation of the merger or if such action would require the divestiture or holding separate (or any other regulatory remedial action) of or with respect to assets, business or product lines of Parent, the Company or their respective subsidiaries that would exceed a specified materiality threshold. The Company may not agree or commit to any regulatory remedial action without Parent’s prior written consent and must take all reasonable steps to effectuate any regulatory remedial action as directed by Parent, subject to such action being conditioned on the consummation of the merger. In furtherance and not in limitation of the foregoing, the Company, Parent and merger sub have agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the merger within 10 business days after the execution of the merger agreement, and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to consummate the merger by the outside date, and (ii) make all other required or advisable filings under the regulatory laws of the required jurisdictions as promptly as practicable, and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be requested under any antitrust laws and regulatory laws and, subject to the merger agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such antitrust laws and regulatory laws.
In addition, each of the Company and Parent has agreed, in connection with and without limiting the efforts referenced above to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the merger under the HSR Act or any other antitrust law or the regulatory laws of the required jurisdictions, to:
i.
cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party;

ii.
promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the DOJ, the FTC, or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the merger; and

iii.
permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, other applicable governmental entity, other person or applicable law, give the other party the opportunity to attend and participate in any meetings, telephone calls or videoconferences with the DOJ, the FTC or other governmental entity or other person.

However, the materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of the Company, Parent or any of their respective subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date of the merger agreement and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of the

Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other as “Outside Counsel Only Material.” Parent will have the right to lead the regulatory strategy for securing approvals and expiration of relevant waiting periods under the antitrust laws and regulatory laws of the required jurisdictions, including any filings, submissions and communications with or to any governmental entity in connection therewith; provided, however, that Parent shall consult in good faith with and reasonably consider the comments of, the Company or its representatives relating to such strategy, shall not take any position or make any filing or submission that is inconsistent with the terms of the merger agreement without the prior written consent of the Company, and shall provide the Company a reasonable opportunity to review and comment on all material communications and submissions.
Employee Benefits Matters
For a period of 12 months after the effective time of the merger, Parent has agreed to provide to each employee of the Company or any of its subsidiaries who continues to be employed by Parent or the surviving company or any subsidiary thereof (the “continuing employees”), (i) base salary or wages that are no less favorable than those in effect for such continuing employee immediately prior to the effective time, (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for continuing employees immediately prior to the effective time, (iii) severance payments and benefits that are no less favorable than those set forth in the disclosure schedules and (iv) all other employee benefits (other than any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, bonus, change in control, transaction and defined benefit pension or post-retirement welfare benefits), which, in the aggregate, are no less favorable than those in effect for continuing employees immediately prior to the effective time. The terms and conditions of employment for any employees covered by a collective bargaining agreement will be governed by such collective bargaining agreement until the expiration, modification or termination of such collective bargaining agreement in accordance with its terms or applicable law. With respect to the merger, the Company and its subsidiaries will satisfy in all material respects any pre-closing notice, consultation or other obligations to their employees or their employees’ representatives under applicable law or contract.
For purposes of vesting and eligibility to participate and determination of level of benefits under the employee benefit plans of Parent and its subsidiaries providing benefits to any continuing employees after the effective time (the “New Plans”), Parent has agreed to credit each such continuing employee with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time, subject to certain exceptions. In addition, and without limiting the generality of the foregoing, (i) Parent or its applicable subsidiary will use commercially reasonable efforts to cause each continuing employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company benefit plan in which such continuing employee participated immediately before the effective time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, Parent or its applicable subsidiary will use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such continuing employee and his or her covered dependents and (B) Parent and its applicable subsidiary will use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
If, at least five business days prior to the effective time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s) (each, a “Company 401(k) plan”), the Company will cease contributions to and terminate the Company 401(k) plan effective as of the day immediately preceding the day on which the effective time occurs. In such event, Parent will permit continuing employees who were eligible to participate in the Company 401(k) plan immediately prior to the closing to participate in a 401(k) plan sponsored by Parent or one of its affiliates (a “Parent 401(k) plan”) as soon as reasonably practicable following the closing date and Parent will take all necessary and legally permissible actions to cause the Parent 401(k) plan to accept rollover contributions from any continuing employees, including any participant loans, in each case to the extent permitted by applicable law.

The Company, as the surviving company, will pay, or cause to be paid, to each continuing employee who, as of immediately prior to the effective time, is eligible to receive a bonus or other cash-based incentive award in respect of the 2026 calendar year pursuant to an applicable Company benefit plan (each, a “Company bonus plan”, and each such individual, a “potential bonus recipient”), such bonus or other cash-based incentive award equal to the amount accrued by the Company in respect of such potential bonus recipient for the 2026 calendar year based on actual performance through the effective time (the “earned bonus”). Such earned bonus will be paid, subject to applicable withholdings, through the payroll of the surviving company or its subsidiaries, as applicable, at the time annual bonuses or other cash-based incentive awards for the 2026 calendar year are paid in the ordinary course following the end of the 2026 calendar year. Except as otherwise required by applicable law, the applicable Company bonus plan, or as set forth in the disclosure schedules, no potential bonus recipient will be entitled to any payment unless such potential bonus recipient remains continuously employed with the Company or one of its subsidiaries through the applicable payment date.
Prior to making any broad-based written communications prior to the closing date pertaining to compensation or benefit matters that are affected by the merger, each of Parent and the Company will provide the other party with a copy of the intended communication, and such other party will have a reasonable period of time to review and comment on the communication.
Directors’ and Officers’ Indemnification and Insurance
For six years after the effective time, Parent and the surviving company will indemnify and hold harmless all past and present directors and officers of the Company and its subsidiaries (collectively, the “indemnified parties”) against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving or having served as an officer, director, employee or other fiduciary of the Company or any of its subsidiaries or of any other person if such service was at the request or for the benefit of the Company or any of its subsidiaries, to the fullest extent permitted by applicable law and the Company’s governing documents or the organizational documents of the applicable Company subsidiary (as applicable) or any indemnification agreements with such persons in existence on the date of the merger agreement and made available to Parent.
The Company, Parent and merger sub have agreed that the foregoing rights to indemnification and advancement will also apply with respect to any action to enforce such indemnification provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of the merger agreement and made available to Parent will survive the merger and will continue in full force and effect in accordance with the terms thereof. Notwithstanding anything to the contrary, if any indemnified party notifies the surviving company on or prior to the sixth anniversary of the effective time of a matter in respect of which such person intends in good faith to seek indemnification pursuant to the directors’ and officers’ indemnification provisions, such provisions will continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
Parent has also agreed that for six years after the effective time, it will cause to be maintained in effect the provisions in (i) the Company’s governing documents and (ii) any indemnification agreement of the Company or any of its subsidiaries with any indemnified party in existence on the date of the merger agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger).
In addition, at or prior to the effective time, the Company has agreed to purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising at or prior to the effective time; provided, however, that the Company will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date of the merger agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “base amount”), and if the cost of such “tail” policy would otherwise exceed the base amount, the Company will be permitted to purchase as much coverage as reasonably practicable for a cost not exceeding the base amount. The Company has agreed in good faith to cooperate with Parent prior to the closing date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.
Financing and Financing Cooperation
Parent and merger sub have represented and warranted that they will have available at the effective time, cash on hand, available lines of credit or sources of immediately available funds for Parent and merger sub to consummate the transactions contemplated by the merger agreement and make all cash payments contemplated to be made under the merger agreement in connection with the merger and the other transactions contemplated thereby. The obligations of Parent and merger sub under the merger agreement are not subject to any financing condition.
Subject to certain exceptions described below, the Company has agreed to, and has agreed to cause its subsidiaries to, and to use reasonable best efforts to cause its and its subsidiaries’ representatives to provide, upon the reasonable request of Parent or merger sub, customary cooperation and information to assist Parent or merger sub in preparing for and consummating a potential equity or debt issuance for the purpose of financing the merger and the transactions contemplated by the merger agreement (the “Financing”). Such cooperation may include (a) assisting Parent in the preparation of customary offering and marketing documents in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information; (b) furnishing to the lenders under the Financing (x) customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a representation to the lenders under the Financing that the public side versions of such documents, if any, do not include material non-public information about the Company or its subsidiaries or their respective securities and (y) if reasonably requested by the lenders under the Financing, customary certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing; (c) reasonably cooperating with any diligence reasonably requested by Parent or the lenders under the Financing, including participating in a reasonable number of due diligence sessions, and cooperating with the marketing efforts of Parent, in each case, in connection with any Financing; (d) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing; and (e) if reasonably requested by the lenders under the Financing, using commercially reasonable efforts to cause the Company’s independent auditors to furnish to Parent and the lenders under the Financing, as applicable, customary comfort letters and consents with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing. Notwithstanding the foregoing, Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any disclosure in respect of the Company proposed to be included in any offering or marketing documents related to the Financing, including all amendments and supplements thereto, prior to the first use of such documents or disseminating them to prospective investors, and shall consider any comments proposed by the Company in good faith provided that such comments are provided in a timely manner such that Parent has a reasonable period of time to consider such comments.
Neither the Company nor any of its subsidiaries shall be required to (i) incur any fees, expenses or other liabilities prior to the effective time for which it is not previously or promptly reimbursed or simultaneously provided indemnification reasonably acceptable; (ii) cause any of its or its subsidiaries’ representatives to take any action that would reasonably be expected in the incurrence of any personal liability; (iii) waive or amend any terms of the merger agreement; (iv) provide (a) any information that is prohibited or restricted from being provided or is legally privileged or (b) material nonpublic information that the Company reasonably determines the provision or use of would require the Company to publicly disclose such information and such public disclosure would be adverse to the Company; (v) execute prior to the closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing; (vi) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the effective time or deliver any notice of prepayment, redemption or termination or reduction of commitments or any similar notice that does not provide that such prepayment, redemption, termination or reduction is conditioned upon the occurrence of the closing; (vii) take any action that would conflict with or violate any charter or other organizational documents any material contract to which it is a party or any applicable law; (viii) take any actions that would cause it to breach any representation or warranty in the merger agreement or that would cause any conditions in the merger agreement to fail to be satisfied (in each case unless Parent waives such breach or failure); (ix) cooperate to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries; or (x) be required to prepare any pro forma financial statements or other pro forma financial information, to provide any financial statements that are not publicly available, or to provide any other financial information not reasonably available to the Company. Parent will reimburse the Company for any reasonable and documented costs and expenses incurred in connection with the cooperation of the Company and its subsidiaries. Parent will also indemnify the Company and its subsidiaries from and against all damages, expenses, liabilities and costs incurred in connection with their cooperation.
The Company’s and its subsidiaries’ compliance with this covenant is not a condition to closing.
Other Covenants
The merger agreement contains other covenants relating to access to information and confidentiality, takeover statutes, publicity, obligations of merger sub, dispositions of the Company equity securities under Section 16(a) of the Exchange Act, stockholder litigation, stock exchange delisting and deregistration, director resignations and the repayment and termination of the Company’s existing credit agreement and redemption of its outstanding notes.
Conditions to Completion of the Merger
The obligations of the Company, Parent and merger sub to effect the merger are subject to the satisfaction (or waiver, to the extent permitted by applicable law) on or prior to the closing date of each of the following conditions:
•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting;
•	the absence of a law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the merger (the “injunction condition”); and
•
(i) the expiration or termination of any applicable waiting period (and any extensions thereof) applicable to (a) the transactions contemplated by the merger agreement, including the merger, under the HSR Act, and (b) any agreement between a governmental entity, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger, and (ii) the receipt or waiver of the governmental approvals required under the regulatory laws of the required jurisdictions specified in the merger agreement, or the lapse, waiver or termination of any applicable waiting or other time periods relating thereto.

The obligations of the Company to effect the merger are also subject to the fulfillment of the following conditions:
•
each of the representations and warranties of Parent and merger sub contained in the merger agreement (without giving effect to any qualification as to materiality contained therein) will be true and correct as of the date of the merger agreement and will be true and correct as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or merger sub to consummate the merger prior to the outside date;

•
the performance and compliance by Parent and merger sub in all material respects with all obligations, covenants and agreements required by the merger agreement to be performed or complied with by them prior to the closing of the merger; and

•
the delivery by Parent to the Company of a certificate, dated the closing date and signed by its chief executive officer or chief financial officer, certifying that the conditions set forth in the two most immediate bullets above have been satisfied.

The obligations of Parent and merger sub to effect the merger are also subject to the fulfillment of the following conditions:
•
the representations and warranties of the Company regarding certain matters relating to the Company’s qualification and subsidiaries, capitalization, corporate authority, financial advisor opinion, takeover statutes and finders and brokers must be true and correct in all material respects as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•
the representations and warranties of the Company regarding certain matters relating to the Company’s capitalization, must be true and correct other than for de minimis inaccuracies as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•
the representations and warranties of the Company regarding certain matters relating to the absence of certain changes and events since March 31, 2026, must be true and correct in all respects as of the date of the merger agreement and as of the closing as though made on and as of the closing;

•
the other representations and warranties of the Company contained in the merger agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) must be true and correct as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause, where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•
the performance and compliance by the Company in all material respects with all obligations, covenants and agreements required by the merger agreement to be performed or complied with by the Company prior to the closing of the merger;

•	the absence of a Company Material Adverse Effect since the date of the merger agreement that is continuing as of the closing of the merger; and
•
the delivery by the Company to Parent of a certificate, dated the closing date and signed by its chief executive officer or chief financial officer, certifying that the conditions set forth in the six most immediate bullets above have been satisfied.

Termination of the Merger Agreement
Mutual Termination Right
The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of the Company and Parent.
Termination Rights Exercisable by Either the Company or Parent
The merger agreement may also be terminated prior to the effective time by either the Company or Parent if:
•
the merger has not been consummated before the outside date (June 21, 2027), however, (i) if, on the outside date, all of the conditions to effect the merger, (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law or any regulatory law) and those conditions that by their nature are to be satisfied on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) shall have been satisfied or waived, then the outside date will automatically be extended until September 21, 2027 (and, if as of September 21, 2027, all such conditions (other than the conditions described above) have been satisfied or waived, then the outside date will be automatically extended by an additional three months to December 21, 2027); provided that the right to terminate the merger agreement pursuant to such provision will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the effective time to occur by the outside date and such action or failure to act constitutes a material breach of the merger agreement;

•
a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Company stockholder approval has not been obtained.
Company Termination Rights
The Company may also terminate the merger agreement prior to the effective time if:
•
the Company is not then in material breach of the merger agreement and (A) Parent or merger sub has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or (B) any of the representations and warranties of Parent or merger sub has become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions related to the representations and warranties and performance obligations of Parent and merger sub under the merger agreement to be satisfied and (II) is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Parent or merger sub, as applicable, before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

•
prior to obtaining the Company stockholder approval, in order to enter into a definitive agreement providing for a superior proposal; provided that (i) the Company has complied in all material respects with the non-solicitation covenants and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of the merger agreement, the Company pays to Parent a termination fee of $260,377,567;

Parent Termination Rights
Parent may also terminate the merger agreement prior to the effective time:
•	if neither Parent nor merger sub is then in material breach of the merger agreement and (A) the Company has breached, failed to perform or violated its covenants or agreements under the merger agreement or (B) any of the representations and warranties of the Company have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions related to the representations and warranties and performance obligations of the Company under the merger agreement to be satisfied and (II) is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by the Company before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from Parent or merger sub of such breach, failure to perform, violation or inaccuracy; or
•	prior to obtaining the Company stockholder approval, if, prior to obtaining the Company stockholder approval, a change of recommendation by the Company Board has occurred.
Termination Fee Payable by the Company
The Company will be required to pay Parent a termination fee equal to $260,377,567 (the “Company termination fee”) if the merger agreement is terminated in the following circumstances:
•
(A) the Company or Parent terminates the merger agreement in the event that the Company stockholder approval has not been obtained, (B) after the date of the merger agreement and prior to the date of such termination, a bona fide acquisition proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two business days prior to the special meeting, and (C) within 12 months of such termination, an acquisition proposal is consummated by the Company or a definitive agreement providing for an acquisition proposal is entered into by the Company;

•
(A)(I) the Company or Parent terminates the merger agreement because the outside date has been reached or (II) Parent terminates the merger agreement due to the Company’s breach of, or a failure to perform or comply with, one or more covenants or agreements under the merger agreement, (B) a bona fide acquisition proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least one business day prior to the outside date in the case of clause (A)(I), or prior to the date of such material breach in the case of clause (A)(II) after the date of the merger agreement and prior to such termination and (C) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into by the Company;

•
prior to obtaining the Company stockholder approval, Parent terminates the merger agreement because a change of recommendation by the Company Board has occurred prior to obtaining the Company stockholder approval; or

•	prior to obtaining the Company stockholder approval, the Company terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.
In no event will the Company be obligated to pay the Company termination fee on more than one occasion.
Termination Fee Payable by Parent
Parent will be required to pay the Company a termination fee equal to $371,967,952 (the “Parent termination fee”) if the merger agreement is terminated in the following circumstances:
•
by either the Company or Parent because the outside date has been reached and, at the time of such termination, (A) the injunction condition (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law or regulatory law) or the condition related to antitrust clearance has not been satisfied and (B) all of the conditions set forth in the merger agreement, other than the injunction condition (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law or regulatory law) or the condition related to antitrust clearance and those conditions that by their nature are to be satisfied on the closing date (if such conditions would be satisfied or validly waived were the closing date to occur at the time of such termination), have been satisfied or waived; or

•
by either the Company or Parent because a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger (as it relates to an order, injunction, decree or ruling by a governmental entity under the HSR Act or any other antitrust law or regulatory law).

In no event will Parent be obligated to pay the Parent termination fee on more than one occasion.
Effect of Termination
If the merger agreement is terminated by the Company or Parent in accordance with its terms, the merger agreement will become null and void and there will be no liability on the part of the Company, Parent or merger sub, provided that nothing in the merger agreement will relieve any party from liability for intentional fraud or willful breach of the merger agreement prior to such termination and the parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may, in the case of liabilities or damages payable by Parent or merger sub, include the benefit of the bargain lost by the Company and its stockholders, taking into consideration all relevant matters, including lost stockholder premium, other opportunities and the time value of money, which amounts may be recovered and retained by the Company.
The parties are entitled to specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement.
Fees and Expenses
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses; provided that Parent will pay all filing fees payable in connection with the filings under the HSR Act and any other antitrust laws in connection with the merger.
Amendments, Waivers
Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of each of the parties.
At any time and from time to time prior to the effective time, either the Company, on the one hand, or Parent and merger sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other parties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained in the merger agreement. Any agreement on the part of the Company, Parent or merger sub to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the Company or Parent, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents the beneficial ownership of the Company’s common stock as of July 24, 2026 for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s common stock, (ii) each director, (iii) each named executive officer, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Shares of Company common stock subject to Company equity awards that are exercisable or have vested or will become exercisable or vest within 60 days are considered outstanding and beneficially owned by the person holding the Company equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name	Amount and Nature of Ownership of common stock(1)	Percent of Class(2)
Directors:
Joseph Alvarado	19,931	*
Rhys J. Best	60,863	*
Jeffrey A. Craig	19,931	*
Steven J. Demetriou	12,611	*
John W. Lindsay	19,931	*
Kimberly S. Lubel	9,627	*
Julie A. Piggott	9,413	*
Melanie M. Trent	19,931	*
Named Executive Officers:
Antonio Carrillo	488,230	1.0%
Gail M. Peck	66,927	*
Kerry S. Cole	22,038	*
Jesse E. Collins, Jr.(3)	14,756	*
Reid S. Essl	81,405	*
Bryan P. Stevenson	39,200	*
All Directors and Executive Officers as a Group (14 persons):	874,242	1.8%
Other 5% Owners:
BlackRock, Inc.	7,030,801(4)	14.3%
Vanguard Portfolio Management LLC	2,884,635(5)	5.9%
Vanguard Capital Management LLC	2,573,967(6)	5.2%

*	Less than one percent (1%)
(1)
Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through restricted stock units held as of July 24, 2026, or within 60 days thereafter, as follows: Best, 32,843; Demetriou, 6,059; Lindsay, 9,357; Piggott, 8,429; Trent, 12,328; Carrillo, 5,736; and all directors and executive officers as a group, 74,752 shares. As of July 24, 2026, no directors or executive officers had any shares pledged as security.

(2)	Percentage ownership is based on number of shares of common stock outstanding as of July 24, 2026.
(3)	Jesse E. Collins, Jr. retired effective April 3, 2026.
(4)
BlackRock, Inc. and its affiliates, 50 Hudson Yards, New York, NY 10001, reported to the SEC on an Amendment to Schedule 13G filed on July 17, 2025, that it has sole voting power over 6,920,763 shares and sole dispositive power over 7,030,801 shares.

(5)
Vanguard Portfolio Management LLC and its affiliates, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on Schedule 13G filed on April 28, 2026, that it has sole voting power over 26,812 shares and sole dispositive power over 2,884,635 shares

(6)
Vanguard Capital Management LLC and its affiliates, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on Schedule 13G filed on April 29, 2026, that it has sole voting power over 375,643 shares and sole dispositive power over 2,573,967 shares.

MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2)
Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to approve a resolution, on a non-binding advisory basis, approving the payment of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes,” gives the Company’s stockholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Named Executive Officer Merger-Related Compensation” beginning on page 54 of this proxy statement.
The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.
The Company Board unanimously recommends that the Company’s stockholders approve the following resolution:
RESOLVED, that the stockholders of Arcosa, Inc. hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Named Executive Officer Merger-Related Compensation.”
The non-binding, advisory vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement proposal is approved and the merger is completed, compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders on this proposal.
Approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of the total number of votes of the shares of Company common stock represented at the special meeting and entitled to vote thereon. A vote to abstain will have the same effect as voting against the merger-related compensation proposal. If you fail to attend the special meeting and vote via the special meeting website or fail to vote by proxy, or if you hold your shares of common stock through a bank, broker or other nominee and fail to give voting instructions to your bank, broker or other nominee, it will have no effect on the merger-related compensation proposal.
The vote on the merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the special meeting, and approval of the merger-related compensation proposal is not a condition to the completion of the merger.
The Company Board unanimously recommends that the stockholders vote “FOR” the merger-related compensation proposal.

ADJOURNMENT PROPOSAL (PROPOSAL 3)
The Company stockholders are also being asked to consider and vote on the adjournment proposal. The Company is seeking stockholder approval of the adjournment of the special meeting to a later date or time, if necessary or appropriate, (a) to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal, (b) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, based on advice of outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by the Company’s stockholders prior to the special meeting. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the total number of votes of the shares of Company common stock represented at the special meeting and entitled to vote thereon. A vote to abstain will have the same effect as a vote against the adjournment proposal. If you fail to attend the special meeting and vote via the special meeting website or fail to vote by proxy, or if you hold your shares of Company common stock through a bank, broker or other nominee and fail to give voting instructions to your bank, broker or other nominee, it will have no effect on the adjournment proposal.
The Company Board unanimously recommends that the stockholders vote “FOR” the adjournment proposal.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Company stockholders. However, if the merger is not consummated, Company stockholders will continue to be entitled to attend and participate in Company stockholders’ meetings.
Stockholder Proposals for the 2027 Proxy Statement
Stockholder proposals to be presented at the 2027 annual meeting, for inclusion in the Company’s proxy statement and form of proxy relating to the meeting pursuant to SEC Rule 14a-8, must be received by Arcosa at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 1, 2026. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the requirements of SEC Rule 14a-19.
Director Nominations or Other Business for Presentation at the 2027 Annual Meeting
The Company Bylaws establish advance notice procedures with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors and/or bring a proper subject of business before an annual meeting must do so by a written notice timely received (on or before February 12, 2027, but no earlier than January 13, 2027) for the 2027 annual meeting of stockholders to the Corporate Secretary of the Company. Stockholders should review the specific procedures set forth in the Company Bylaws and SEC Rule 14a-19 regarding the exact information required. Copies of the Company Bylaws are available from the Corporate Secretary at Arcosa, 500 N. Akard St., Suite 400, Dallas, Texas 75201.

MARKET PRICE AND DIVIDEND DATA
The Company common stock is traded on the NYSE and the NYSE Texas under the symbol “ACA.”
On June 18, 2026, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of Company common stock on the NYSE and the NYSE Texas was $135.84 per share. On July 31, 2026, the most recent practicable date before we commenced mailing this proxy statement to our stockholders, the closing price for Company common stock on the NYSE and the NYSE Texas was $145.20 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.
As of the close of business on July 24, 2026, the record date, there were 49,106,809 shares of the Company common stock outstanding, held by 555 stockholders of record. Because many of the shares of Company common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.
The Company has historically paid dividends on its common stock. However, under the terms of the merger agreement, from and after the date of the merger agreement, prior to the effective time (or the earlier termination of the merger agreement), the Company shall not declare or pay any dividends or distributions with respect to its capital stock, except for (i) quarterly cash dividends on Company common stock with timing that is consistent with past practice and in an amount per share of Company common stock not to exceed $0.05, and (ii) dividends and distributions paid or made by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice.

OTHER MATTERS
As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

APPRAISAL RIGHTS
If the merger is consummated, a holder of Company common stock (including a beneficial owner of shares of Company common stock) who does not vote in favor of the merger agreement proposal, continuously holds of record or beneficially owns its shares of Company common stock through the effective time, and who properly exercises and perfects its demand for appraisal of its shares of Company common stock and does not withdraw such demand or otherwise lose its rights to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”), subject to the conditions thereof. Unless otherwise expressly noted, all references in Section 262 and in this summary to a “stockholder” mean a holder of record of Company common stock, all references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of Company common stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, limited liability company, unincorporated association or other entity, in each case, unless otherwise expressly noted.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is publicly available, without subscription or cost, at delcode.delaware.gov/title8/c001/sc09/index.html. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder or beneficial owner of Company common stock exercise its appraisal rights under Section 262.
Under Section 262, a person who (1) does not vote in favor of the merger agreement proposal; (2) continuously is the record holder of such shares of Company common stock from the date of the making of the demand through the effective time; (3) otherwise follows the procedures set forth in Section 262; and (4) does not withdraw such person’s demands or otherwise lose such person’s right to appraisal will be entitled to have its shares appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be fair value, as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the surviving company pursuant to subsection (h) of Section 262).
Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to holders of Company common stock that appraisal rights are available in connection with the merger, and the full text of Section 262 is publicly available, without subscription or cost, at delcode.delaware.gov/title8/c001/sc09/index.html. In connection with the merger, any holder of record or beneficial owner of shares of Company common stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A person who loses its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, a person considering exercising such rights should seek the advice of legal counsel. In addition, because the Company common stock is publicly listed on the NYSE and the NYSE Texas (and the Company does not expect this to change prior to the merger), the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of Company common stock who are otherwise entitled to appraisal rights unless (x) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of Company common stock or (y) the value of consideration provided in the merger for such total number of shares exceeds $1 million.

Persons wishing to exercise the right to seek an appraisal of their shares of Company common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•	the person must not vote in favor of the merger agreement proposal;
•	the person must deliver to the Company a written demand for appraisal before the vote on the merger agreement proposal at the special meeting;
•
the person must continuously hold of record or beneficially own the shares from the date of making the demand through the effective time (a person will lose appraisal rights if the person transfers the shares before the effective time); and

•
the person or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time, provided, however, the surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, a person who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the merger agreement proposal, or abstain or not vote its shares.
Filing Written Demand
Any person wishing to exercise appraisal rights must deliver to the Company, before the vote on the merger agreement proposal at the special meeting at which the merger agreement proposal will be submitted to the stockholders, a written demand for the appraisal of such person’s shares of Company common stock, and that person must not vote or submit a proxy in favor of the merger agreement proposal. A vote in favor of the merger agreement proposal, in person at the special meeting or by proxy (whether by mail, telephone, the Internet or smart phone), will constitute a waiver of such person’s appraisal rights in respect of the shares of Company common stock so voted and will nullify any previously filed written demands for appraisal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, and it will cause a person to lose such person’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger agreement proposal or abstain from voting on the merger agreement proposal. Neither voting against the merger agreement proposal nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal. A person’s failure to make the written demand prior to the taking of the vote on the merger agreement proposal at the special meeting will cause the person to lose its appraisal rights in connection with the merger.
A person exercising appraisal rights must hold of record or beneficially own, as applicable, the shares of Company common stock on the date the written demand for appraisal is delivered and must continue to hold or own, as applicable, the shares of Company common stock through the effective time.
Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of Company common stock in connection with the merger. If a holder of record is submitting a demand with respect to shares of Company common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a bank, broker or other nominee, who holds shares of Company common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Company common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company common stock in accordance with the procedures of subsection (d)(1) of Section 262, provided that (1) such beneficial owner continuously owns such shares of Company common stock through the effective time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of Company common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Company under Section 262 and to be set forth on the chancery list (as defined below) as required by Section 262. Although not expressly required by Section 262, the Company reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares of Company common stock for which such demand is submitted.
A STOCKHOLDER WHO IS A BENEFICIAL OWNER AND HOLDS ITS SHARES OF COMPANY COMMON STOCK WITH A BANK, BROKER OR OTHER NOMINEE AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH ITS BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMPANY COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, Texas 75201
Attn: Corporate Secretary
Any person who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to the Company a written withdrawal of the demand for appraisal within 60 days after the effective time. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery. If the surviving company does not approve a request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of its shares of Company common stock determined in any such appraisal proceeding, which value may be more than, the same as, or less than the merger consideration.
Notice by the Surviving Company
If the merger is consummated, within 10 days after the effective time, the surviving company will notify each person who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger agreement proposal, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal
Within 120 days after the effective time, but not thereafter, the surviving company or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the shares of Company common stock held by all persons entitled to appraisal. The surviving company is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of the shares of Company common stock. Accordingly, any person who desires to have its shares appraised by the Delaware Court of Chancery should initiate all necessary action to perfect its appraisal rights in respect of its shares of Company common stock within the time and in the manner prescribed in Section 262. The failure to file such a petition for appraisal within the period specified in Section 262 could nullify a person’s previous written demand for appraisal.
Within 120 days after the effective time, any person who has complied with the requirements for the exercise of appraisal rights will be entitled, upon request given in writing, to receive from the surviving company a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of persons holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). The surviving company must give this statement to the requesting person within 10 days after receipt of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the surviving company and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached (the “chancery list”). If the petition is filed by the surviving company, the petition must be accompanied by such a duly verified list. The Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving company and to all of the persons shown on the verified list at the addresses stated therein.
After notice is provided to the applicable persons by the Register in Chancery if so ordered by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss that person from the proceedings. In addition, because the Company common stock is publicly listed on the NYSE and the NYSE Texas (and the Company does not expect this to change prior to the merger), the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of Company common stock who are otherwise entitled to appraisal rights unless (x) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of Company common stock or (y) the merger consideration for such total number of shares exceeds $1 million.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving company may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
A person considering seeking appraisal should be aware that the fair value of its shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration such person would receive pursuant to the merger agreement if such person did not seek appraisal of its shares of Company common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Parent anticipates offering more than the merger consideration to any person exercising appraisal rights, and each of the Company and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the chancery list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Company common stock entitled to be appraised that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation of jurisdiction.
If any person who demands appraisal of his, her or its shares of Company common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the person delivers to the surviving company a written withdrawal of the person’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.
From and after the effective time, no person who has demanded appraisal rights will be entitled to vote such shares of Company common stock for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions on the person’s shares of Company common stock, if any, payable to stockholders of record as of a time prior to the effective time. If a person who has made a demand for an appraisal in accordance with Section 262 delivers to the surviving company a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Company common stock, either within 60 days after the effective time or thereafter with the written approval of surviving company, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person who commenced the proceeding or joined that proceeding as a named party without the approval of the Delaware Court of Chancery.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and any amendments or supplements thereto and other information with the SEC. The Company’s public filings are available to the public free of charge on the website maintained by the SEC at www.sec.gov and on the Company’s website at ir.arcosa.com, and may also be obtained through other document retrieval services. Information provided on the Company’s website or connected thereto is not part of this proxy statement and is not incorporated by reference in this proxy statement.
The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the complete text of that contract or other document filed as an exhibit with the SEC.
The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 1, 2026;
•
the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2026, that are incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•
the Company’s Current Reports on Form 8-K filed on February 25, 2026, February 26, 2026, May 15, 2026, June 22, 2026 and July 15, 2026 (other than any disclosure or exhibit deemed to be “furnished” but not “filed” in such Current Reports on Form 8-K).

The Company incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this proxy statement and prior to the date on which the special meeting is held (excluding any information and exhibits to the extent such disclosure has been “furnished” and not “filed”). Those filings are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
The Company will furnish without charge a copy of the Company’s annual, quarterly and current reports, including any financial statements and schedules thereto, to any person, including any beneficial owner of the common stock, to whom this proxy statement is delivered, upon written request directed to the Company. Please direct all requests to the Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

CRH AMERICAS, INC.,

NEON MERGER SUB, INC.

and

ARCOSA, INC.

dated as of

June 21, 2026

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2026, is by and among CRH Americas, Inc., a Delaware corporation (“Parent”), Neon Merger Sub, Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and Arcosa, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”
RECITALS
WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);
WHEREAS, in connection with the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);
WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of Parent and Merger Sub, and their respective stockholder(s);
WHEREAS, Parent, as the sole stockholder of Merger Sub, will approve this Agreement immediately following its execution; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1. Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof with the Company that contains terms that (a) are no less favorable in any material respect in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that the Company shall use its reasonable best efforts to procure that such confidentiality agreement contain a “standstill” or similar provision, except that such provision may include an exception solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board of Directors), (b) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement and (c) do not require the Company or any Company Subsidiary to reimburse the costs or expenses of any Person.
“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of the Company Subsidiaries) and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company Subsidiaries).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.
“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the Republic of Ireland, England, the State of New York or the State of Texas or is a day on which banking institutions located in the Republic of Ireland, England, the State of New York or the State of Texas are authorized or required by applicable Law or other governmental action to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option, equity or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, individual consulting, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and fringe or employee benefit plan, program, policy, practice, agreement, contract or arrangement, in each case, for the benefit of current or former employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability, including on account of any of their ERISA Affiliates (whether actual or contingent), but excluding workers’ compensation, unemployment compensation and other programs that the Company or any Company Subsidiary is required to contribute to under applicable Law and that are maintained solely by any Governmental Entity.
“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.
“Company Certificate” means the Restated Certificate of Incorporation of the Company as in effect on the date hereof.
“Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 23, 2023, among the Company, JPM Chase Bank, N.A. (“JPM”), and the lenders from time to time party thereto, as amended by that Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of August 15, 2024, among the Company, JPM and the lenders from time to time party thereto and that Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of June 17, 2025, among the Company, the guaranteeing Subsidiaries, JPM and lenders from time to time party thereto.
“Company Debt Instruments” means, collectively, the Company Credit Agreement, the Senior Notes and the Senior Notes Indentures.
“Company Equity Awards” means the Company Restricted Stock Awards and the Company RSU Awards.
“Company Equity Plan” means the Company’s 2018 Stock Option and Incentive Plan, as amended by that Amendment Number One to the Company’s 2018 Stock Option and Incentive Plan and that Amendment Number Two to the Company’s 2018 Stock Option and Incentive Plan.
“Company Governing Documents” means the Company Bylaws and the Company Certificate.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed by the Company to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur as described in clause (i) above: (a) any changes in general United States, regional or global economic conditions, including (i) any changes affecting financial, credit, foreign exchange or capital market conditions, (ii) any changes in inflation, interest rates, tariffs or trade policy or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political, regulatory or legislative conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself

(it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded by the other clauses of this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, malicious cyber enabled activities (including hacking, data loss, ransomware and cyberattacks), war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, public demonstrations, any governmental shutdown or slowdown, weather conditions, natural disasters, pandemics or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case primarily resulting from the identity of Parent, the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions (it being understood that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of this Agreement, and (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself or any change in the Company’s or any Company Subsidiary’s credit ratings (provided that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), and (k) any change in the market price of any commodity, mineral, metal or other raw material (including any product produced, processed, sold or used by the Company or any Company Subsidiary) or in commodity prices generally; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), (g) and (k), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.
“Company Registered Intellectual Property” means Registered Intellectual Property filed in the name of or applied for by the Company or any Company Subsidiary, whether wholly or jointly owned.
“Company Restricted Stock Award” means each share of restricted Company Common Stock granted pursuant to the Company Equity Plan.
“Company RSU Award” means each restricted stock unit award covering shares of Company Common Stock that is subject to time-based or performance-based vesting and granted pursuant to the Company Equity Plan.
“Company Subsidiaries” means the Subsidiaries of the Company.
“Company Systems” means the Software, hardware, computers, computer systems, communication systems, servers, telecommunication and network equipment, and other information technology systems, infrastructure, and assets (including outsourced systems and processes) owned or used by the Company or any Company Subsidiary.
“Confidentiality Agreement” has the meaning set forth in Section 1.1(a) of the Company Disclosure Letter.
“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature. For the avoidance of doubt, “Contract” shall not include any purchase order or invoice issued or received in the ordinary course of business involving payments less than $1,000,000 per purchase order or invoice.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Environment” means the natural or manmade environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), indoor air, organic and inorganic matter and living organisms, including human health and safety, buildings, structures, installations, and any other environmental medium or natural resource).
“Environmental Law” means any and all Laws (a) relating to Reclamation Actions, Remedial Actions or restoration of property, land, or water (including any current, abandoned or former mines); pollution; protection of the Environment; protection of wildlife, including threatened or endangered species; protection of cultural or historic resources; ensuring public or worker health and safety from environmental hazards; mine safety; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; Releases or threatened Releases, (b) relating to manufacturing, processing, distribution, use, treatment, storage, disposal, sale, marketing, labeling, handling or transport of Hazardous Substances (or products or materials containing Hazardous Substances), or (c) imposing liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Export Controls” means all Laws relating to (a) export, re-export, transfer, and re-transfer controls, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable export, re-export, transfer, and re-transfer controls, and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.
“Financing” means any financing arranged or obtained (or attempted to be arranged or obtained) by Parent or Merger Sub or an affiliate thereof for the purpose of financing the transactions contemplated by this Agreement or any transaction undertaken in connection therewith (including to fund the payment by Parent and Merger Sub of funds to consummate the Merger and to make all other payments and perform the other obligations of Parent and Merger Sub contemplated by this Agreement (including the payment of any amounts required to repay any Indebtedness in connection with the transactions contemplated hereby)).
“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their respective affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.
“Government Bid” means any quotation, offer, bid, or proposal made by the Company or any Company Subsidiary that, if accepted or awarded, would result in or lead to a Government Contract.
“Government Contract” means any written Contract between the Company or any Company Subsidiary, on the one hand, and (a) any Governmental Entity, (b) any Person acting in the capacity of a prime contractor to a Governmental Entity, or (c) any higher-tier subcontractor with respect to any Contract described in clause (a) or (b) immediately above, on the other hand, in effect as of the Closing. Unless otherwise indicated, a task, purchase, or delivery order, in each case, issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.
“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, provincial or foreign government or any entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices) or (d) quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.
“Hazardous Substances” means (a) any pollutant, chemical, substance, material or waste, whether consisting of solid, liquid, gas or vapor, that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or subject to regulation, control or remediation under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Laws, and (b) any quantity of petroleum or petroleum product or byproduct, solvent, flammable or explosive material, radioactive material (including naturally occurring radioactive material), asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material, lead paint, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), silica, dioxins, hydrogen sulphide, arsenic, cadmium, lead, mercury, dibenzofurans, heavy metals, mold, mold spores and mycotoxins.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guarantees, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination).
“Intellectual Property Rights” means all intellectual property rights of any kind throughout the world in, including rights arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (b) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) all Trademarks; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Inventory” means all finished goods and goods for resale, all work in progress, all stores inventory, all parts and supplies, and all raw materials and consumables.
“Knowledge” means, as the case may be, the knowledge of (a) Nathan Creech and Aylwyn Bryan with respect to Parent or Merger Sub or (b) Antonio Carrillo, Gail Peck, Bryan Stevenson, Suzanne Myers, Reid Essl and Kerry Cole with respect to the Company, in each case after making reasonable inquiry of such individual’s direct reports having primary responsibility for such matter.
“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment, injunction, directive, determination or decree or other pronouncement of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.
“Mining Financial Assurance” means any performance bond, surety bond, letter of credit, letter of guaranty, cash collateral or other collateral, lease bond or other financial assurance required pursuant to any Law or permit, license, registration, or authorization required for mining operations, including for the development, design, construction, ownership, operation, reclamation, remediation, restoration, closure or decommissioning thereof.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Non-Scheduled Licenses” means: (a) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf technology made generally available on commercially reasonable terms involving annual or one-time royalties or fees paid or payable of less than $500,000, (b) Open Source Licenses, (c) confidentiality agreements (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the examination and evaluation of confidential information) entered into in the ordinary course of business, (d) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in the ordinary course of business for the purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided, (e) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement as made available to Parent, and (f) agreements with suppliers (other than Material Supplier Agreements), in each case of this clause (f) that (i) are entered into in the ordinary course of business and (ii) are not material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.
“NYSE” means the New York Stock Exchange.
“NYSE Texas” means NYSE Texas, Inc.
“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License, the MIT License or any other license that includes similar terms.
“Parent Subsidiaries” means the Subsidiaries of Parent.
“Parent Termination Fee” means an amount in cash equal to $371,967,952.

“Permitted Liens” means any (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (c) Lien that is specifically disclosed in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in Company SEC Documents as of the date hereof, (d) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (e) with respect to real property, Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (f) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property, (g) Liens securing Indebtedness under the Company Credit Agreement, (h) Liens securing an indemnity obligation, surety bond or letter of credit with respect to obligations incurred by the Company and the Company Subsidiaries in the ordinary course of business, (i) Liens arising from pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security legislation, (j) Liens arising from non-exclusive licenses or other non-exclusive grants of rights to customers, consultants, contractors or vendors in the ordinary course of business under Intellectual Property Rights and (k) other non-monetary Liens incurred in the ordinary course of business, if any, that would not, individually or in the aggregate, reasonably be expected to materially detract from the value of the assets to which they relate or materially impair the use or operation of such assets in the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Personal Information” means (a) any information that alone or in combination with other information, identifies or could reasonably be used to identify, or could reasonably be linked, directly or indirectly, with an individual, and (b) any other personal information the collection, use, storage, dissemination, processing or disposal of which is governed by applicable Law, or that constitutes “personal information,” “personal data,” or any similar term provided by, applicable Law.
“Privacy Legal Requirements” means all applicable Laws that pertain to privacy, data security (both technical and physical), disclosure, exfiltration, transfer, privacy, processing, protection, sharing, breach or other use, collection or storage of Personal Information.
“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings (whether civil, criminal or administrative), in each case, by or before any Governmental Entity.
“Reclamation Action” means all reclamation, decommissioning and closure measures, including backfilling, contouring, capping, grading, revegetation, soil compaction, stabilization or other measures that minimize surface water and groundwater degradation, flooding, erosion, subsidence and other adverse effects incidental to mines, which are required under applicable Laws (including Environmental Laws) and permits, registrations, licenses, or authorizations to restore a mine property to a usable condition readily adaptable for alternate land uses.
“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.
“Regulatory Law” means (i) the Antitrust Laws or (ii) transactions involving foreign investments including any Laws that provide for review of national security matters, or entities that are deemed to have received foreign subsidies.
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.
“Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response, remedial work or other corrective action, in each case in relation to environmental matters.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.
“Sanctioned Country” shall mean any country or region or government thereof that is the subject or target of a comprehensive embargo under Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Kherson, and Zaporizhzhia, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions or Export Controls, including: (i) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, Groups and Entities Subject to Financial Sanctions; (ii) any Person operating, organized, or resident in a Sanctioned Country; or (iii) owned, 50% or more, individually or in the aggregate by, controlled, as relevant and determined under applicable Sanctions, by, or acting on behalf of a Person described in clause (i) or (ii) above.
“Sanctions” means all applicable (i) economic or financial sanctions Laws and regulations of the United States, including, but not limited to, sanctions Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); and (ii) any similar Laws in any other jurisdiction in which the Company or any of the Company Subsidiaries, or any of their respective agents or Representatives when acting on behalf of the Company or any of the Company Subsidiaries, conduct business.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Notes” means each of the Company’s (i) 4.375% Senior Notes due 2029 issued pursuant to the 2029 Notes Indenture and (ii) 6.875% Senior Notes due 2032 issued pursuant to the 2032 Notes Indenture.
“Senior Notes Indentures” means (i) the Indenture, dated as of April 6, 2021, among the Company, the guarantors from time to time party thereto and Computershare Trust Company N.A. (“Computershare”) (as successor to Wells Fargo Bank, N.A.), as trustee (as amended, supplemented or otherwise modified prior to the date hereof, the “2029 Notes Indenture”) and (ii) the Indenture, dated as of August 26, 2024, among the Company, the guarantors from time to time party thereto and Computershare, as trustee, (as amended, supplemented or otherwise modified prior to the date hereof, the “2032 Notes Indenture”).
“Software” means any and all computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) made in writing, after the date hereof, by a third party (other than Parent and Merger Sub), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors, taking into account all financial, legal, regulatory, financing, conditionality and other aspects of such Acquisition Proposal (a) is reasonably likely to be completed on the terms proposed and (b) taking into account, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3, is more favorable to the Company Stockholders from a financial point of view than the Merger.
“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Termination Fee” means an amount in cash equal to $260,377,567.
“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing, and all goodwill associated with and symbolized by any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
Section 1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

2029 Notes Indenture	Section 1.1
2032 Notes Indenture	Section 1.1
Agreement	Preamble
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreements	Section 4.11(a)
Company	Preamble
Company 401(k) Plan	Section 7.7(c)
Company Acquisition Agreement	Section 6.3(b)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bonus Plan	Section 7.7(d)
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.16(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Computershare	Section 1.1
Continuing Employees	Section 7.7(a)
Copyrights	Section 1.1
Credit Facility Terminations	Section 7.14(a)
DGCL	Recitals
Discharge	Section 7.14(b)
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.2(b)
Earned Bonus	Section 7.7(d)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)
Equity Award Consideration	Section 3.4(a)
Financing Entities	Section 1.1
First Extended Outside Date	Section 9.1(d)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(e)
JPM	Section 1.1
Leased Real Property	Section 4.16(b)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Shares	Section 3.1(c)
New Plans	Section 7.7(b)
OFAC	Section 1.1
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)

Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent 401(k) Plan(c)	Section 7.7
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Payoff Letter	Section 7.14(a)
Potential Bonus Recipient	Section 7.7(d)
Proxy Statement	Section 7.12(a)
Real Property	Section 4.16(b)
Regulatory Remedial Action	Section 7.2(a)
Relevant Matters	Section 10.9(a)
Required Jurisdictions	Section 8.1(c)
Sarbanes-Oxley Act	Section 4.5(a)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(c)
Trade Secrets	Section 1.1
Transactions	Recitals
willful breach	Section 9.2(a)

ARTICLE II

THE MERGER
Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.
Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, via the exchange of electronic documents and executed signature pages and the electronic transfer of funds, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”
Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).
Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Arcosa, Inc.”.
Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES
Section 3.1. Treatment of Capital Stock.
(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Company Restricted Stock Awards, Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $150.00 in cash, without interest (the “Merger Consideration”), subject to the withholding tax provisions of Section 3.5. From and after the Effective Time, all such shares of Company Common Stock (other than any Cancelled Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.
(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(c) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Company (the “Surviving Company Stock”). From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.
(d) Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement.
Section 3.2. Payment for Securities; Surrender of Certificates.
(a) Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”), the identity and terms of appointment of which shall be reasonably acceptable to the Company. The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the “Payment Fund”), in each case, for the sole benefit of the holders of Company Common Stock; provided that, notwithstanding anything herein to the contrary, no such deposits shall be required to be made with respect to any Dissenting Shares. In the event the Payment Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.
(b) Procedures for Surrender.
(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate whose shares of Company Common Stock represented by such Certificate were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.
(ii) Book-Entry Shares. Any holder of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares whose shares of Company Common Stock represented by such Book-Entry Shares were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Until payment is made with respect thereto as contemplated by this Section 3.2(b), each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.
(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in Section 3.1(a) shall, as of the Effective Time, no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than only the right to receive, upon surrender of such Certificates or exchange of such Book-Entry Shares in accordance with Section 3.2, the Merger Consideration. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d) Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1(a).
Section 3.3. Dissenter’s Rights.
(a) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the state of Delaware with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.
(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in, direct and control all negotiations and Proceedings with respect to such demands, including any determination to make any payments or deposits with respect to Dissenting Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
Section 3.4. Treatment of Company Equity Awards.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holder, each Company Equity Award that was granted prior to the date of this Agreement (and, unless provided otherwise in Section 6.1 of the Company Disclosure Letter, each Company Equity Award that was granted on or after the date of this Agreement) and is outstanding and unvested immediately prior to the Effective Time shall become vested. Each share of Company Common Stock underlying vested Company Equity Awards shall be settled in cash, without interest, in an amount equal to (i) the Merger Consideration plus (ii) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such Company Equity Award (the “Equity Award Consideration”). For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to any portion of any Company RSU Award that vests based on achievement of pre-established performance criteria that will be settled in cash will be determined with performance levels deemed achieved at the greater of (x) 100% of the target level of all performance measures and (y) the actual level of performance achieved prior to the Effective Time as determined by the Company Board of Directors (or an appropriate committee thereof).
(b) The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Equity Award Consideration to each holder of a Company Equity Award entitled to the Equity Award Consideration, in each case, subject to applicable withholdings pursuant to Section 3.5, if such holder was awarded the Company Equity Award as an employee of the Company or any of the Company Subsidiaries, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, as soon as practicable following the Effective Time (but in any event not later than five (5) business days after the Effective Time) and if such holder was not awarded the Company Equity Award as an employee of the Company or any of the Company Subsidiaries, then Parent shall cause the Paying Agent to make such applicable payment within five (5) business days following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest date permitted under the terms thereof that will not result in the application of a tax or penalty under Section 409A of the Code.
(c) Prior to the Effective Time, the Company Board of Directors (or an appropriate committee thereof) shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.
Section 3.5. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below; provided, that nothing in the Company SEC Documents shall be deemed to be disclosures against the representations and warranties in Section 4.1 (Qualification, Organization, Subsidiaries, etc.), Section 4.2 (Capitalization), Section 4.3 (Corporate Authority), and Section 4.23 (State Takeover Statutes; Anti-Takeover Laws).
Section 4.1. Qualification, Organization, Subsidiaries, etc.
(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such failures to have such power and authority or to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is in compliance in all material respects with the Company Governing Documents.
(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof. Each such certificate of incorporation and bylaws, or equivalent organizational or governing documents, is in full force and effect and none of the Company Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. Other than the Company Debt Instruments, there are no outstanding obligations of the Company or of any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person and (3) the type of and percentage of interest held by any Person (and the name of such other Person) other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person (and the name of such other Person).
Section 4.2. Capitalization.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of June 18, 2026 (the “Company Capitalization Date”), (i) (A) 49,106,809 shares of Company Common Stock were issued and outstanding (including Company Restricted Stock Awards with respect to 88,418 shares of Company Common Stock) and (B) 291,720 shares of Company Common Stock were held in the Company’s treasury; and (ii) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. As of the Company Capitalization Date, the following Company RSU Awards were outstanding: (A) Company RSU Awards (subject solely to time-vesting) with respect to 172,351 shares of Company Common Stock and (B) Company RSU Awards (subject to performance criteria) with respect to 316,567 shares of Company Common Stock (assuming such Company RSU Awards were earned at the target level of performance) and 633,134 shares of Company Common Stock (assuming such Company RSU Awards were earned at the maximum level of performance). All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b) As of the date hereof, except (x) as set forth in Section 4.2(a) and (y) for the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the vesting or settlement, as applicable, of Company Equity Awards outstanding as of the Company Capitalization Date (and set forth in Section 4.2(a) and issued in accordance with the terms of such Company Equity Award and the Company Equity Plan as in effect as of the date hereof): (i) neither the Company nor any Company Subsidiary has any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.
(c) Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.
(d) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.
(e) Section 4.2(e) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of all outstanding Company Equity Awards on an individual-by-individual basis, including with respect to each such Company Equity Award, (i) the name of the holder, (ii) the date of grant, and (iii) the total number of shares of Company Common Stock subject to such Company Equity Award (at target and maximum, if applicable). All shares of Company Common Stock that may be issued pursuant to the conversion, exercise, settlement or vesting of the Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right.

Section 4.3. Corporate Authority.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders’ Meeting (which may be a virtual meeting) (the “Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).
(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).
Section 4.4. Governmental Consents; No Violation.
(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) any other applicable U.S., state or federal securities, takeover or “blue sky” Laws, (vi) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws or Regulatory Laws in Required Jurisdictions and (vii) any applicable requirements of NYSE and NYSE Texas, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5. SEC Reports and Financial Statements.
(a) Since January 1, 2024, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NYSE and NYSE Texas, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2024, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).
(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each Company SEC Document containing financial statements that has been filed with or submitted to the SEC under the Exchange Act was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Exchange Act and the Sarbanes-Oxley Act.
(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, securitization, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as contemplated by Instruction 8 to Item 303(b) of Regulation S-K of the SEC).
Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2024, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2024, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.
Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2026 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business since March 31, 2026 (other than any liability for any breaches of Contract, breach of warranty, tort, infringement, arising out of a Proceeding, or violation of Law), (c) for liabilities expressly required by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8. Absence of Certain Changes or Events.
(a) From March 31, 2026 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) From March 31, 2026 through the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b) (other than clauses (v), (vi), (xi), (xiii) (but only with respect to settlements), (xv), (xviii) or (xxiv) of Section 6.1(b) (in the case of clause (xxiv) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b))).

Section 4.9. Compliance with Law; Permits.
(a) The Company and each Company Subsidiary are and have been since January 1, 2024 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws, other than with respect to any Multiemployer Plan) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries are and have been since January 1, 2024 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.
(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2021, neither the Company, nor any Company Subsidiary, nor any director, officer, or employee of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any other Representative or third party acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided, received or given any payment or thing of value to, from, or for the benefit of any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to or for the benefit of any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.
(d) Since January 1, 2021, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company has established and maintains compliance programs and reasonable internal controls and procedures appropriate to satisfy, in all material respects, the requirements of applicable Anti-Corruption Laws.
(e) Since January 1, 2021, the Company and the Company Subsidiaries have at all times conducted their businesses in material compliance with Sanctions, Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business.
(f) Since January 1, 2021, neither the Company nor any Company Subsidiary, nor any director, officer, or employee of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any other Representative or third party acting on behalf of the Company or any Company Subsidiary is or has been: (i) the subject or target of Sanctions or restrictions under Sanctions or Export Controls, including by being, or being owned or controlled by, a Sanctioned Person; (ii) engaging in any business with or engaged in any transaction or arrangement with, on behalf of, for the benefit of, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country; or (iii) otherwise in violation of any Sanctions or other applicable Import Restrictions and Export Controls in all material respects.
(g) Since January 1, 2021, neither the Company nor any Company Subsidiary has been subject to any actual, or, to the Company’s Knowledge, pending or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary relating to any potential material violation of Sanctions, Import Restrictions or Export Controls. The Company has established and maintains compliance programs and reasonable internal controls and procedures appropriate to satisfy, in all material respects, the requirements of Sanctions, Import Restrictions or Export Controls.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of each of NYSE and NYSE Texas.
Section 4.10. Employee Benefit Plans.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. With respect to each material Company Benefit Plan (other than any Multiemployer Plan), the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all related insurance contracts or other funding arrangements and (v) all material, non-routine correspondence with any Governmental Entity within the past three (3) years.
(b) For each Multiemployer Plan, the Company has made available to Parent correct and complete copies of, in each case, to the extent that the Company has in its possession and to the extent applicable, and to the Knowledge of the Company exists: (i) any statement by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan since January 1, 2023 of any potential withdrawal liability of such entity with respect to such Multiemployer Plan; (ii) any participation agreement or rehabilitation or funding improvement plan; and (iii) any material correspondence relating to the Multiemployer Plan’s funded status, or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans (other than any Multiemployer Plan) has been established, funded, operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder and (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. As of the date hereof, there are no pending, or to the Company’s Knowledge, threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Multiemployer Plan, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates, (ii) none of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and (iii) all contributions (including installments) required to be made by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates have been timely made. No Multiemployer Plan has been terminated or has been in or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Company, the Company Subsidiaries or any of their respective ERISA Affiliates.
(e) No Company Benefit Plan provides health, life or other welfare-type benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state Law.
(f) Each Company Benefit Plan (other than any Multiemployer Plan) that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or opinion letter as to its qualification and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been made available to Parent.
(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) could (i) result in any payment of compensation or benefits (including severance, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, officer, or other individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase the amount of compensation or benefits due or otherwise payable to any such person set forth in the preceding clause (i), (iii) result in any acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
(j) The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
Section 4.11. Labor Matters.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth each union, works council or other collective labor arrangement or Contract of the Company and Company Subsidiaries (the “Collective Bargaining Agreements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is (or has since January 1, 2024 been) subject to a labor dispute, strike or work stoppage and to the Company’s Knowledge, none is threatened. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary. With respect to the Transactions, the Company and Company Subsidiaries have satisfied any pre-signing notice, consultation or other obligations to their employees or their employees’ representatives under applicable Law or Contract.
(b) The Company and each Company Subsidiary are and have been since January 1, 2024 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification (including with respect to régimen de subcontratación outsourcing or insourcing), exempt and non-exempt status, compensation and benefits, wages and hours, immigration, employment discrimination, disability rights and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect.
(c) To the Company’s Knowledge, no allegations of sexual harassment have been made against any senior management-level employee or former employee of the Company or any of the Company Subsidiaries, except as has not resulted or would not be expected to result in a material liability. Since January 1, 2024, neither the Company nor any of the Company Subsidiaries has been involved in any litigations or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any employee or former employee of the Company or any of the Company Subsidiaries, except as has not resulted and would not be expected to result in a Company Material Adverse Effect.
Section 4.12. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.
(b) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown as due on any Tax Return).
(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity).
(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment).
(e) Neither the Company nor any Company Subsidiary has waived or extended any statute of limitations with respect to the collection or assessment of any Taxes, which waiver or extension has not since expired, except in connection with ordinary course extensions of time to file Tax Returns and no requests for any waivers have been made that are still pending.
(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.
(h) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet delinquent or that are being contested in good faith, by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP.
(i) No claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax of such type by, or required to file Tax Returns with respect to Taxes of such type in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any jurisdiction in which it does not file Tax Returns by virtue of having a permanent establishment or taxable presence in that jurisdiction.
(j) Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority.
(k) Neither the Company nor any Company Subsidiary is a party to or has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).
(l) Neither the Company nor any Company Subsidiary has any material liability to make installment payments under Section 965(h)(1) of the Code.
(m) Neither the Company nor any Company Subsidiary is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of (i) any change in or incorrect method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (ii) any installment sale or open transaction made or entered into prior to the Closing, (iii) a prepaid amount received or deferred revenue accrued prior to the Closing, (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) intercompany transactions or excess loss accounts described in Treasury Regulations Section 1.1502-13, or 1.1502-19 (or any similar provision of state, local or non-U.S. Law) or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law).
Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity to which the Company or any Company Subsidiary is a party, or to which any of their respective assets are bound, that would reasonably be expected (x) to have, individually or in the aggregate, a Company Material Adverse Effect or (y) to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.
Section 4.14. Intellectual Property.
(a) Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered Intellectual Property: (i) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (ii) the status of such item. All necessary documents and certificates currently due for filing as of the date hereof in connection with any such Company Registered Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.
(b) Each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, is not invalid or unenforceable. No Proceeding to which the Company or one of its Subsidiaries is a party (other than ordinary course office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, scope, registration, use or ownership of any Company Registered Intellectual Property or other material Company Intellectual Property Rights.
(c) Except as has not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) other than Company Intellectual Property Rights that are exclusively licensed to the Company, the Company exclusively owns all Company Intellectual Property Rights, and (ii) the Company owns or has a valid license to all other Intellectual Property Rights used in or necessary for the operation of the business of the Company and the Company Subsidiaries, in each case of (i) and (ii), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all such Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by the Surviving Company or Parent without restriction and without material payment of any kind to any third Person. Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person ownership interest, including any joint ownership interest, or any exclusive rights in, any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.
(d) No Proceedings are, or since January 1, 2020, have been, pending, and, to the Company’s Knowledge, no Proceeding is, or since January 1, 2020 has been, threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and the Company Subsidiaries, as conducted since January 1, 2020, has not infringed, misappropriated, diluted, used in an unauthorized manner, or otherwise violated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since January 1, 2020, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.
(e) The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Company Trade Secrets, except (i) where Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or technology as a Trade Secret, or (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2024, there has been no unauthorized disclosure or use of, or access to, Company technology, information or materials that the Company maintains or intended to maintain as a Trade Secret except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(f) Any current or former employee or independent contractor of Company and each Company Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any Intellectual Property Rights for or on behalf of the Company or any Company Subsidiary has entered into a written agreement with the Company or such Company Subsidiary, as applicable, that assigns all right, title, and interest in, to, and under such Intellectual Property Rights to the Company or such Company Subsidiary, to the extent the Company or such Company Subsidiary is not the owner of such Intellectual Property Rights by operation of law. No current or former employee or independent contractor of Company or any Company Subsidiary (x) owns any rights in or to any Company Intellectual Property Rights or (y) is in breach of any agreement described in this Section 4.14.
Section 4.15. Privacy and Data Protection.
(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company Systems are sufficient for the current needs of the business of the Company and each Company Subsidiary, and to the Company’s Knowledge, are free from any malicious code and material bugs, including any “back door,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the Software industry), (ii) the Company and the Company Subsidiaries have, since January 1, 2024, complied with all applicable Privacy Legal Requirements and their own privacy policies and contractual obligations, and (iii) the Company and the Company Subsidiaries have taken commercially reasonable administrative, technical and physical safeguards designed to protect all Company Trade Secrets, confidential information and Personal Information against unauthorized or unlawful access, use, modification, disclosure or other misuse.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) since January 1, 2024, neither the Company nor any of the Company Subsidiaries has received any written notice from any applicable Governmental Entity alleging a violation of applicable Privacy Legal Requirements by the Company or any of the Company Subsidiaries; and (ii) since January 1, 2024, there has been no unauthorized use, access, disclosure, or other security incident relating to any Company Trade Secrets, confidential information or Personal Information of the Company or any Company Subsidiary.
Section 4.16. Real Property; Assets.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary that is material to the business of the Company and the Company

Subsidiaries, taken as a whole (“Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and valid fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened material condemnation proceeding with respect to any of the Owned Real Property.
(b) Section 4.16(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property leased or subleased by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Leased Real Property, free and clear of all Liens, other than Permitted Liens.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Real Property is properly zoned for their present use under applicable zoning ordinances, and there are no pending or, to the Knowledge of the Company, threatened Proceedings which could result in a modification or termination of such zoning. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proven and probable aggregates reserves located at the Real Property are within zoning classifications that permit the mining, quarrying, processing, distribution and sale of such materials, subject to applicable setback and other conditions under such zoning classifications. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice (i) alleging noncompliance with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Real Property, (ii) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Real Property, (iii) regarding any pending or contemplated rezoning proceeding affecting any Real Property or (iv) regarding any pending or contemplated proceeding or public improvement that could result in the levy of any special Tax or assessment against any Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all of the Real Property is in compliance with all applicable building, zoning, land use and other similar Laws.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.
Section 4.17. Material Contracts.
(a) Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case, as of the date hereof, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):
(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates from the development, marketing or distribution of products and services, in each case, in any geographic area;
(ii) any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or other arrangement for sharing of profits, losses, costs or liabilities with any other Person or similar material Contract;
(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000, in each case, excluding any (x) post-closing retention payments or equity awards, and (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements;
(iv) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods and products and off-the-shelf technology and for the avoidance of doubt, excluding concrete and aggregates) after the date hereof with consideration of more than $5,000,000;

(v) any settlement or similar Contract with a Governmental Entity under which the Company or any Company Subsidiary has continuing obligations, other than those relating to any Governmental Entity in its capacity as a customer of the Company or any of its Subsidiaries or relating to a permit or mine or roof control plan owned by the Company or any Company Subsidiaries entered into in the ordinary course of business;
(vi) except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates;
(vii) each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $5,000,000 in the 12-months ended December 31, 2025, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers or vendors of the Company or any of its Subsidiaries, (C) Company Leases and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);
(viii) each Contract that is (A) a Material Customer Agreement, (B) a Material Supplier Agreement, or (C) a Government Contract and, in the case of this clause (C), provides for or contemplates payments of more than $10,000,000 over the life of such Contract;
(ix) except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;
(x) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements, in each case, that are binding on and material in any respect to the Company or its affiliates;
(xi) each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $1,000,000 in a single transaction or a series of related transactions other than (a) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries and (b) any guarantee or bond entered into in the ordinary course of business representing Indebtedness of less than $5,000,000;
(xii) each material Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights, or (B) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (A) and (B) above is not a Non-Scheduled License;
(xiii) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;
(xiv) each Company Lease involving annual lease payments in excess of $5,000,000;
(xv) each Contract that obligates the Company to make any capital expenditures in an amount in excess of $1,000,000 in a single transaction or a series of related transactions in any calendar year;
(xvi) (A) each Mining Financial Assurance maintained by the Company or any Company Subsidiary in excess of $5,000,000 and (B) each Contract that obligates the Company or any Company Subsidiary to perform any Reclamation Action or Remedial Action and provides for or contemplates payments of more than $5,000,000 over the life of such Contract; and
(xvii) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).
(b) True and complete copies of each Material Contract in effect as of the date hereof have been publicly filed with the SEC on or after January 1, 2024 and prior to the date hereof or have been made available to Parent. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material

Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.
Section 4.18. Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and since January 1, 2024 have been, in compliance with all applicable Environmental Laws; (b) none of the Real Property or any other property previously owned, leased or operated by the Company or any Company Subsidiary is contaminated with or has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process, any Hazardous Substance, except in compliance with, or as would not reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under, Environmental Laws; (c) neither the Company nor any Company Subsidiary has treated or disposed of, or arranged for the treatment or disposal of, transported or exposed any Person to, or produced, processed, manufactured, sold, distributed or marketed any product containing, any Hazardous Substances, including at any location, except in compliance with, or as would not reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under, Environmental Laws, and no such location is (i) listed on any list of hazardous sites or sites requiring Remedial Action or Reclamation Action issued by any Governmental Entity, (ii) to the Knowledge of the Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or Reclamation Action, or any similar federal or state lists or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any Proceeding against the Company or the Company Subsidiaries; (d) no facility now or, to the Knowledge of the Company, was previously owned, operated or leased by the Company or any Company Subsidiaries is on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action; (e) the Company and the Company Subsidiaries have, and have had since January 1, 2024, all permits, registrations, licenses and other authorizations necessary under any Environmental Law, the Company and the Company Subsidiaries are, and have been since January 1, 2024, in compliance with such permits, registrations, licenses and other authorizations, and such permits, registrations, licenses and other authorizations remain valid and in good standing on the date hereof and will be valid and in good standing on the Closing Date; (f) neither the Company nor any of the Company Subsidiaries has caused or permitted a Release at, in, on, under or from any Real Property or other properties in such a manner as would reasonably be expected to (x) give rise to any liability to the Company or any Company Subsidiary or (y) result in the imposition of a Lien on or the expropriation of any Real Property or any of the assets of the Company or any Company Subsidiary; (g) neither the Company nor any Company Subsidiary has, since January 1, 2024, received any notice, order or directive regarding any actual or alleged violation of or liabilities under Environmental Laws, and no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary; (h) neither the Company nor any Company Subsidiary has assumed, undertaken or provided an indemnity, or agreed to defend or hold harmless any other Person, with respect to any liability of any other Person arising under or relating to Environmental Laws or Hazardous Substances (or products containing Hazardous Substances, including asbestos or silica); (i) all Reclamation Actions conducted by Company and any Company Subsidiary have been conducted in compliance with applicable Law, and the Company and any Company Subsidiary have accrued adequate reserves in accordance with generally accepted accounting principles for all required future Reclamation Actions and have posted and maintain Mining Financial Assurance required by applicable Law or permits, registrations, licenses or other authorizations issued thereunder; and (j) neither the Company nor any Company Subsidiary has received any outstanding notice of a claim or demand alleging liability for any damages arising from injuries related to or arising out of products containing Hazardous Substances (including asbestos or silica). The Transactions will not trigger or otherwise result in any liabilities or obligations under Environmental Laws, including pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K, as amended, and the regulations promulgated pursuant thereto.
Section 4.19. Customers; Suppliers.
(a) Section 4.19(a) of the Company Disclosure Letter sets forth a list of the top 10 customers of each of the Construction Products and Engineered Structures business segments of the Company determined on the basis of consolidated revenue received by the Company and the Company Subsidiaries, taken as a whole, for the 12 months ended December 31, 2025 and the three (3) months ended March 31, 2026 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). During the 12 months prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of the top 10 suppliers and vendors of each of the Construction Products and Engineered Structures business segments of the Company determined on the basis of expenditures by the Company and the Company Subsidiaries, taken as a whole, for the 12 months ended December 31, 2025 and the three (3) months ended March 31, 2026 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company

Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). During the 12 months prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.
Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company Board of Directors has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders. A written copy of each such opinion will be provided to Parent for informational purposes only promptly following the date of this Agreement.
Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement in effect.
Section 4.24. Inventory. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Inventory is of a quality and quantity salable and usable in the ordinary course of business; (b) no previously sold Inventory is subject to refunds materially in excess of that historically experienced by the Company or the Company Subsidiaries; (c) except for Inventory in transit to the Real Property, as of the date hereof each of the Inventory is located at the Real Property; (d) neither the Company nor any Company Subsidiary has received any notice of, any pending or, to the Company’s Knowledge, threatened investigation or regulatory action by any Governmental Entity involving any of the Inventory; and (e) the Inventory, on a product-by-product basis, is of a quantity and availability sufficient to meet the historical requirements, and known future requirements, of the customers of the Company and the Company Subsidiaries in the ordinary course of business, taking into account seasonal variations in demand. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all specification material included in the Inventory conforms to all applicable specifications or standards and to the Knowledge of the Company, since March 31, 2026, there has been no claim, written or oral, that the material produced by the Company has failed to meet applicable specifications or has been defective in any manner. There has been no material change in inventory valuation standards or methods with respect to the inventory since January 1, 2024.
Section 4.25. Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any present or former director or officer thereof (or any immediate family member of any such director or officer), on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any present or former officer or director, or any immediate family member of any such officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock or any immediate family member of any such beneficial owner (to the extent such beneficial owner is a natural person), on the other hand and no such Person has any material interest in any property owned, leased or occupied by the Company or any Company Subsidiary that is required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.
Section 4.26. Finders and Brokers. Other than Goldman Sachs & Co. LLC and Evercore Group L.L.C., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions. The Company has delivered to Parent a correct and complete copy of any agreements with Goldman Sachs & Co. LLC and Evercore Group L.L.C. pursuant to which Goldman Sachs & Co. LLC or Evercore Group L.L.C. is entitled to a fee as a result of the Merger.
Section 4.27. Government Bids and Government Contracts.
(a) Since January 1, 2024, no Government Contract awarded to the Company or any Company Subsidiary: (i) was awarded contingent on the “small business” or other preferred socioeconomic status of the Company or any Company Subsidiary; (ii) requires the Company or any Company Subsidiary to maintain a facility security clearance or to perform with individuals possessing a personnel security clearance; or (iii) requires the Company or any Company Subsidiary to be compensated on a “cost reimbursement” basis such that the Company or the applicable Company Subsidiary is required to track costs incurred and submit for reimbursement by the counterparty only those costs that are reasonable, allowable, and allocable under the subject Government Contract.
(b) With respect to each Government Contract and Government Bid: (i) all representations, certifications, and statements (including with regard to “small business” status) submitted by the Company or any Company Subsidiary were, to the Company’s Knowledge, accurate in all material respects as of their respective effective dates; and (ii) the Company and the applicable Company Subsidiary expects and intends to perform all obligations under each Government Contract it presently has or which it may be awarded in connection with each Government Bid.
To the Company’s Knowledge, there are no facts or allegations that could reasonably be expected to give rise to a breach or violation of a material term of a Government Contract that would give rise to an event of default or a right of termination for default. The Company and the applicable Company Subsidiary have complied with all material terms and conditions of each Government Contract.
(d) Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, any of the Principals, as such term is defined at 48 C.F.R. 52.203-13, of the Company or any Company Subsidiary or affiliate, are presently, or since January 1, 2024 have been: (i) suspended or debarred from doing business with any Governmental Entity or have been declared non-responsible or ineligible for contracting with any Governmental Entity; or (ii) to the Company’s Knowledge, under or subject to any administrative, civil, or criminal investigation or indictment involving or related to false statements, false claims, bribery, misconduct or an alleged violation of a contract requirement or law pertaining to any Government Contract or Government Bid. To the Company’s Knowledge, there are no facts or allegations that would give rise to such suspension, debarment, investigation, or indictment in the future.
(e) Since January 1, 2024, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation resulting in a voluntary or mandatory disclosure to any Governmental Entity or higher-tier contractor with respect to any alleged or possible irregularity, misstatement, or omission arising under or relating to a Government Contract or Government Bid. To the Company’s Knowledge, there is no: (i) credible evidence that the Company, any Company Subsidiary, affiliate or Principal of the Company or any Company Subsidiary has committed a violation of Law involving fraud, conflict of interest, bribery, or gratuity violations (including but not limited to Title 18 of the United States Code or the civil False Claims Act (31 U.S.C. §§ 3729 - 3733)) in connection with the award, performance, or close out of any Government Contract; or (ii) credible evidence that the Company or any Company Subsidiary received an overpayment on any Government Contract.
(f) To the Company’s Knowledge, there exist no outstanding claims or disputes, either by a Governmental Entity or by any higher-tier contractor, arising under or relating to any Government Contract or Government Bid, including but not limited to a claim for price adjustment under the Truthful Cost or Pricing Data Statute (10 U.S.C. §§ 3701-3708; 41 U.S.C. §§ 3501-3508), formerly known as the Truth In Negotiations Act, or a state/local equivalent Law. To the Company’s Knowledge, there are no facts or allegations that would give rise to such a claim or dispute in the future.
(g) No written termination for default, cure notice, or show cause notice has been received by the Company or any Company Subsidiary with respect to any Government Contract since January 1, 2024. To the Company’s Knowledge, there are no facts or allegations that would give rise to such a default or notice in the future.
(h) Neither the Company nor any Company Subsidiary has made any assignment of any Government Contract or of any interest (including payments) in any Government Contract to any Person.
Section 4.28. No Other Representations. Except for the representations and warranties contained in Article V and in any certificate, instrument or other document delivered pursuant to this Agreement, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V and in any certificate, instrument or other document delivered pursuant to this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in (x) any forms, statements, documents or reports filed or furnished by Parent with the SEC on or after December 31, 2024 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as set forth below; provided, that nothing in such forms, statements, documents or reports filed or furnished by Parent with the SEC shall be deemed to be disclosures against the warranties in Section 5.1 (Qualification, Organization, etc) or Section 5.2 (Corporate Authority).
Section 5.1. Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent (a) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Transactions, including the Merger, prior to the Outside Date. Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. Parent has made available to the Company complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of Parent in effect as of the date hereof (the “Parent Governing Documents”). Such certificate of incorporation and bylaws, or equivalent organizational or governing documents, are in full force and effect and Parent is in compliance in all material respects with such certificate of incorporation and bylaws, or equivalent organizational or governing documents.
Section 5.2. Corporate Authority.
(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.
Section 5.3.  Governmental Consents; No Violation.
(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and Regulatory Laws in Required Jurisdictions and (vi) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.
(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof by Parent and Merger Sub will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both)

under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.
Section 5.4. Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.
Section 5.5. Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.
Section 5.6. Sufficiency of Funds. Parent and Merger Sub will have, at the Effective Time, sufficient cash on hand, available lines of credit or sources of immediately available funds for Parent and Merger Sub to consummate the Transactions contemplated hereby and make all cash payments contemplated to be made by them under this Agreement in connection with the Merger and the other Transactions, in each case, as required hereby, including payment of all amounts required to be paid pursuant to Article III, and to pay all related fees and expenses.
Section 5.7. Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.
Section 5.8. Stock Ownership. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.
Section 5.9. No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.
Section 5.10. No Other Representation. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and in any certificate, instrument or other document delivered pursuant to this Agreement.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, and (ii) preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
(i) amend, modify, waive, rescind or otherwise change (a) the Company Governing Documents in any manner or (b) any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, other than in the case of this clause (b), amendments in the ordinary course of business that do not adversely affect Parent, the Company or such Company Subsidiary or would not reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the Transactions;
(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for (A) quarterly cash dividends on Company Common Stock with timing that is consistent with past practice and in an amount per share of Company Common Stock not to exceed $0.05 and (B) dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business;
(iii) enter into any agreement and arrangement with respect to voting or registration, or file any registration statement (other than a Form S-8) with the SEC with respect to any, of its capital stock or other equity interests or any other securities;
(iv) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or upon the payment of the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof and in accordance with the terms thereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;
(v) except in connection with the pledge of equity interests pursuant to the Company Credit Agreement, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock or other equity interest in the Company or any Company Subsidiary or any subscriptions, options, warrants, puts, calls exchangeable or convertible securities or other similar rights, agreements or commitments for any such capital stock or other equity interest, or any rights, warrants or options to acquire any such capital stock or other equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than issuances of Company Common Stock in respect of the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms;
(vi) except as required by applicable Law or any Company Benefit Plan or other Material Contract as in existence as of the date hereof and made available to Parent prior to the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, executive officers, or employees, other than annual merit based increases in base salary in the ordinary course of business that do not exceed 4% of the aggregate annual cost of all employee annual base salaries and wage rates in effect as of the date hereof (in each case, with corresponding increases in target short-term incentive opportunities as a result of such base salary increases); (B) grant, pay or award, or commit to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention, incentive or similar compensation to any of its current or former directors, executive officers, employees or other individual service providers; (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan or otherwise; (D) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan, other than amendments to employee welfare benefit plans in the ordinary course of business that do not materially increase the annual cost or annual expense (relative to the 2025 annual cost or expense) of maintaining such employee welfare benefit plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including any grantor trust or similar funding arrangement); (F) terminate the employment of any employee or individual service provider earning a base salary in excess of

$250,000, other than for cause; or (G) hire any new employees or individual service providers with a base salary in excess of $250,000, other than replacing any such employees or other individual service providers in the ordinary course of business (it being understood that such replacement individual’s compensation and benefits shall be (y) limited to cash compensation only and (z) otherwise consistent in all material respects with the compensation and benefits of such replaced individual);
(vii) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a majority of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business, or (B) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xii), or (C) other acquisitions for consideration not to exceed $25,000,000 individually;
(viii) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business, (B) advances for reimbursable employee expenses in the ordinary course of business, (C) loans, advances, capital contributions or investments that are not in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (D) extensions of credit to customers in the ordinary course of business pursuant to Contracts in effect as of the date hereof or entered into after the date hereof as permitted by this Agreement;
(x) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, and dispositions or exchanges of mined-out, depleted, non-core or reserve real property or parcels (including reserve-parcel swaps), in each case, in the ordinary course of business, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business (it being understood that any such lease or sublease shall not be subject to clause (xxi) of this Section 6.1(b)), (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights to customers, consultants, contractors or vendors, in each case, in the ordinary course of business, (D) pursuant to the exercise of creditor rights under any Contract providing for outstanding Indebtedness (so long as the Company and the Company Subsidiaries have used reasonable best efforts to exhaust all other avenues of relief), (E) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business, (F) sales or other dispositions of properties, rights, assets, inventory, products, goods and services, and non-exclusive licenses of products and services, in each case, either (y) in the ordinary course of business or (z) for consideration not to exceed $10,000,000 individually or $20,000,000 in the aggregate, (G) the grant of easements, rights-of-way, licenses or other similar encumbrances (including utility easements) in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the present use of, the affected property or the conduct of the business of the Company and the Company Subsidiaries, and (H) dispositions, leases, subleases or grants of Liens made in the ordinary course of business pursuant to Contracts in effect as of the date hereof or set forth in Section 6.1(b)(x);
(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) modify, amend or extend any Material Contract in a manner materially adverse to the Company, (C) voluntarily terminate any Material Contract, (D) waive or release any material rights or claims under any Material Contract or (E) assign any material rights or claims under any Material Contract, other than (x) in the case of clauses (A) and (B), solely with respect to the types of Contracts described in clauses (vii), (viii), (xiv) and (xvi) of the definition of Material Contract (whether or not also described in any other clause of such definition), in the ordinary course of business, and (y) in the case of clause (D), in the ordinary course of business (so long as such waiver or release is not material to the Company and the Company Subsidiaries, taken as a whole);
(xii) make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, or approve or adopt any annual capital budget for fiscal year 2027 or subsequent fiscal years, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(b)(xii) of the Company Disclosure Letter or (B) capital expenditures not to exceed $10,000,000 in the aggregate incurred in the ordinary course of business;
(xiii) compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $2,500,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any

Company Subsidiary or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xvii) below);
(xiv)  make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;
(xv) enter into, renew or amend any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except (A) as required by applicable Law and (B) solely with respect to renewals and amendments, so long as any such renewal or amendment (1) does not materially increase the aggregate annual cost of any such agreement and (2) is otherwise in the ordinary course of business;
(xvi) implement any plant closings or mass layoffs requiring notice under the WARN Act;
(xvii) (A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) surrender in writing any right to claim a material refund of Taxes; or (G) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(xviii) redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries in the ordinary course of business, (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary in the ordinary course of business, which Indebtedness is incurred prior to the date of this Agreement or otherwise in compliance with this clause (xviii), (C) the incurrence of Indebtedness in the ordinary course of business under the Company Credit Agreement, (D) capital leases, purchase money Indebtedness and equipment financings incurred in the ordinary course of business, (E) letters of credit, bank guarantees and surety, performance, appeal or similar bonds issued or obtained in the ordinary course of business, and (F) the renewal or replacement of any Mining Financial Assurances, in each case in the ordinary course of business;
(xix) enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who, to the Knowledge of the Company beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;
(xx) cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;
(xxi) (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $1,500,000, (B) modify or amend any Company Lease or other lease or sublease of real property in a manner materially adverse to the Company (other than the exercise of any right to renew or extend an existing Company Lease or other existing lease or sublease of real property in accordance with its terms), or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens) or (D) make any changes in the construction or condition of any such property in a manner materially adverse to the Company, in the case of each of clauses (B) through (D), other than in the ordinary course of business;
(xxii) voluntarily terminate, modify or waive in any material respect any material right under any material Company Permit in a manner materially adverse to the Company;
(xxiii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement; or
(xxiv) agree or authorize, in writing or otherwise, to take any of the foregoing actions.
Section 6.2. Notification of Certain Matters. The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company: (i) of any written notice or other material communication from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the knowledge of the Party required to give such notice, threatened against the Company or any Company Subsidiaries, Parent, Merger Sub or any of their respective affiliates or otherwise relating to, involving or affecting such party, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, in the case of Parent or Merger Sub, that would reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII.
Section 6.3. Solicitation.
(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or furnish to any Person any information relating to the Company or any Company Subsidiary in each case, in connection with, an Acquisition Proposal, other than to state that the Company and their Representatives are prohibited hereunder from engaging in any discussions or negotiations. The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and, in any event, within three (3) business days following the date hereof) the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement and no information was provided by or on behalf of the Company to such Person or its Representatives following such request, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall, and shall cause its Subsidiaries to, enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would be reasonably likely to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in material violation of this Section 6.3(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other affiliates or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices expressly required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation, so long as such notices are delivered privately to Parent and would not reasonably be expected to require public disclosure thereof.
(b) Except as otherwise provided in this Section 6.3, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company or the Company Board of Directors do so (which request Parent shall not be entitled to make more than once in any ten (10) business day period) (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (vi) commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv) or (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “Change of Recommendation”).
(c)  Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.3(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish information (including nonpublic information) with respect to the Company to the Person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such Person or its Representatives, any information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to such Acquisition Proposal.
(d) The Company shall promptly (and in any event within thirty-six (36) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of any written proposals or offers (including any proposed definitive agreement) received by the Company relating to such Acquisition Proposal, which copies may be redacted to remove the identity of any debt or equity financing sources and other competitively sensitive information not relating to the material terms of such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms and of any material developments, discussions or negotiations regarding any such Acquisition Proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person or group of Persons making such Acquisition Proposal (or their Representatives) and the Company (or its Representatives) within thirty-six (36) hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly (and in any event within thirty-six (36) hours) provide to Parent any nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within thirty-six (36) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(c). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.
(e) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(b)(ii), Section 6.3(b)(iv) or Section 6.3(b)(vi) (to the extent related to Section 6.3(b)(ii) or Section 6.3(b)(iv))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation or cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g), in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a material breach of Section 6.3(a) and that the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal), but only if, in each case, the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the

Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in GAAP, other applicable accounting rules or, in any such case, changes in the interpretation thereof or (D) any changes relating to Parent or its Subsidiaries.
(f)  Prior to the Company taking any action permitted (i) under Section 6.3(e)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(e)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(f)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal or a change to any conditions), the Company shall comply again with Section 6.3(f)(ii), with references to the applicable four (4) business day period being replaced by two (2) business days.
(g) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable laws, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(g) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation.
(h) The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 6.3 has occurred, the actions of the Company’s directors, officers and other Representatives shall be deemed to be the actions of the Company, and the Company shall be responsible for any material breach of this Section 6.3 by its directors, officers and other Representatives.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1. Access; Confidentiality.
(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, facilities, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning or possible divestitures of assets or businesses). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law

(provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law), (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form, or (iv) that relates to the evaluation or negotiation of this Agreement, the transactions contemplated hereby, or, subject to Section 6.3, an Acquisition Proposal or Superior Proposal or any other transactions that the Company Board of Directors has considered as potentially competing with, or as an alternative to, the Merger, or relating to any deliberation of the Company Board of Directors thereof regarding any Acquisition Proposal or Change of Recommendation. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Without limiting the foregoing, the Company also agrees to provide reasonable cooperation prior to the Closing to Parent in the event Parent desires to divest any businesses or assets of the Company in the event the Closing occurs, and, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company will, at Parent’s request, permit potential purchasers of such assets or businesses (and their representatives) to receive information about such assets or businesses so long as they are or become subject to customary non-disclosure agreements; provided that (A) any such transaction is conditioned upon and shall not be completed until, the consummation of the Merger, (B) such cooperation shall not unreasonably interfere with or disrupt the business or operations of the Company or any Company Subsidiary; (C) access to competitively sensitive information shall be provided only to (1) potential purchasers of such assets or businesses and their respective outside counsel and other advisors pursuant to a reasonable clean team process that the Company will negotiate in good faith, and (2) Parent’s outside counsel and other advisors on a clean-team basis which may be redacted as the Company reasonably determines to be necessary to protect competitively sensitive information or to comply with applicable Law; and (D) Parent shall bear, and shall promptly reimburse the Company and the Company Subsidiaries for, all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such cooperation and any such proposed divestiture.
(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.
Section 7.2. Regulatory Efforts.
(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the conditions precedent set forth in Article VIII to be satisfied, and to consummate the Transactions, including the Merger, by the Outside Date, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from or any Governmental Entity as may be necessary or advisable or required to be obtained by each Party in connection with the HSR Act and Regulatory Laws of the Required Jurisdictions by the Outside Date, (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals by the Outside Date and (iii) defending through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 7.2 shall include: (i) agreeing or committing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective Subsidiaries subsequent to the Effective Time and (ii) agreeing or committing to license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity in respect of the Required Jurisdictions, or avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order made pursuant to an Antitrust Law, that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, necessary to consummate the transactions contemplated hereby (each of clause (i) or (ii), a “Regulatory Remedial Action”), provided, however, that nothing in this Agreement shall require Parent to agree or commit to any Regulatory Remedial Action (x) that is not conditioned on the consummation of the Merger or (y) if such action would require the divestiture or holding separate (or any other Regulatory Remedial Action) of or with respect to assets, businesses, or product lines of Parent, the Company or their respective Subsidiaries, or any combination thereof representing, in the aggregate, an amount in excess of the amount set forth, with respect to each Person, on Section 7.2(a) of the Company Disclosure Letter. The Company shall not agree or commit to a Regulatory Remedial Action without the written consent of Parent and shall take all reasonable steps to effectuate a Regulatory Remedial Action as directed by Parent, subject to that Regulatory Remedial Action being conditioned on the consummation of the

Merger. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to consummate the Transactions, including the Merger, by the Outside Date, and (B) make all other required or advisable filings under the Regulatory Laws of the Required Jurisdictions as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable an appropriate response to requests for information and documentary materials that may be requested under any Antitrust Laws and Regulatory Laws and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws and Regulatory Laws.
(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law or the Regulatory Laws of the Required Jurisdictions, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, other applicable Governmental Entity, other Person or applicable Law, give the other Party the opportunity to attend and participate in any meetings, telephone calls or videoconferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Outside Counsel Only Material.” Parent shall have the right to lead the regulatory strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws and Regulatory Laws of the Required Jurisdictions, including any filings, submissions and communications with or to any Governmental Entity in connection therewith; provided, however, that Parent shall consult in good faith with and reasonably consider the comments of, the Company or its Representatives relating to such strategy, shall not take any position or make any filing or submission that is inconsistent with the terms of this Agreement (including Section 7.2(a)) without the prior written consent of the Company, and shall provide the Company a reasonable opportunity to review and comment on all material communications and submissions.
(c) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts that are necessary or desirable for the consummation of the Transactions. The Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts in the event Parent requests, in writing, the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the consummation of the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).
(d)  Parent agrees, on behalf of itself and its affiliates, that, between the date of this Agreement and the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, Parent shall not, and shall cause its affiliates not to, directly or indirectly, acquire or agree to acquire (i) a majority of the equity interests, (ii) all or substantially all assets of, or (iii) a significant asset (excluding any assets that would have a de minimis impact to the operations or revenues of Parent and its Subsidiaries, taken as a whole) of, any Persons or divisions thereof (through stock purchase, asset purchase, lease, license, merger, consolidation or otherwise), in each case, other than purchase of inventory, real property, fixtures, or equipment in the ordinary course of business, if such acquisition would reasonably be expected to materially delay or prevent beyond the Outside Date (i) obtaining any consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations from any Governmental Entity required to be obtained by any Party to consummate the Transactions, or (ii) the consummation of the Merger and the other Transactions.

Section 7.3. Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3. Notwithstanding anything to the contrary, the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.
Section 7.4. D&O Insurance and Indemnification.
(a) For six (6) years from and after the Effective Time, Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and made available to Parent shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).
(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing Date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.
(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.4. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Parties have under any organizational documents of the Company or any Company Subsidiary.
Section 7.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions; and (b) if any such Takeover Statute is or becomes applicable to this Agreement or any of the Transactions, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions.
Section 7.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.
Section 7.7. Employee Matters.
(a) Effective as of the Effective Time and for a period of twelve (12) months thereafter or, if earlier, the date of termination of the applicable Continuing Employee, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) base salary or wages that are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time, (iii) severance payments and benefits that are no less favorable than those set forth in Section 7.7(a) of the Company Disclosure Letter, and (iv) all other employee benefits (other than any equity or equity-based, nonqualified deferred compensation, severance, retention, long-term incentive, bonus, change in control, transaction, and defined benefit pension or post-retirement welfare benefits), which, in the aggregate, are no less favorable than those in effect for Continuing Employees immediately prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. With respect to the Transaction, the Company and Company Subsidiaries shall satisfy in all material respects any pre-Closing notice, consultation or other obligations to their employees or their employees’ representatives under applicable Law or Contract.
(b) For purposes of vesting and eligibility to participate and determination of level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or post-retirement welfare benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent or its applicable Subsidiary shall use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c) If, at least five (5) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s) (“Company 401(k) Plan”), the Company shall cease contributions to and terminate the Company 401(k) Plan effective as of the day immediately preceding the day on which the Effective Time occurs. In the event that Parent requests that such Company 401(k) Plan be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Company 401(k) Plan has been terminated pursuant to resolution of the Company’s Board of Directors at least one (1) business day prior to the day on which the Effective Time occurs; provided that prior to terminating the Company 401(k) Plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review and comment (any such comments to be considered in good faith by the Company). Parent shall take all necessary and legally permissible actions to permit Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the Closing to participate in a 401(k) plan sponsored by Parent or one of its affiliates (the “Parent 401(k) Plan”) as soon as reasonably practicable following the Closing Date, subject to the terms of the Parent 401(k) Plan and applicable Law. Parent shall take all necessary and legally permissible actions to cause the Parent 401(k) Plan to accept rollover contributions from any Continuing Employee with an account balance in the Company 401(k) Plan on the Closing Date, including any participant loans, in each case to the extent permitted by applicable Law. To the extent any Continuing Employee’s account balance in the Company 401(k) Plan includes participant loans, Parent shall take all necessary and legally permissible actions to permit such Continuing Employee to continue to repay such loan under the Parent 401(k) Plan, under the same terms as such loan was required to be repaid under the Company 401(k) Plan, subject to the foregoing limitations. If the Parent 401(k) Plan does not currently permit rollover contributions, including the rollover of participant loans, Parent shall take all necessary and legally permissible actions to cause the Parent 401(k) Plan to be amended to accept rollover contributions, including the rollover of participant loans, effective no later than the Effective Time. Except as provided in the immediately preceding sentence, nothing in this provision shall require Parent or any of its affiliates to amend any employee benefit plan, adopt any new plan or arrangement, or take any action that would reasonably be expected to result in a violation of applicable Law or the terms of any applicable plan.
(d) The Surviving Company shall, and Parent shall cause the Surviving Company to, pay, or cause to be paid, to each Continuing Employee who, as of immediately prior to the Effective Time, is eligible to receive a bonus or other cash-based incentive award in respect of the 2026 calendar year pursuant to any Company Benefit Plan that is a cash bonus or other cash-based incentive plan or program (each, a “Company Bonus Plan”, and each such individual, a “Potential Bonus Recipient”), such bonus or other cash-based incentive award equal to the amount accrued by the Company in respect of such Potential Bonus Recipient under the applicable Company Bonus Plan for the 2026 calendar year, beginning on the first day of the 2026 calendar year and ending at the Effective Time based on actual performance through the Effective Time (the “Earned Bonus”). The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Earned Bonus to each Potential Bonus Recipient, subject to applicable withholdings, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, at the time annual bonuses or other cash-based incentive awards for the 2026 calendar year are paid in the ordinary course following the end of the 2026 calendar year. For the avoidance of doubt, except as otherwise required by applicable Law, the terms of the applicable Company Bonus Plan, or as set forth in Section 7.7(a) of the Company Disclosure Letter, no Potential Bonus Recipient shall be entitled to any payment pursuant to this Section unless such Potential Bonus Recipient remains continuously employed with the Company or one of the Company Subsidiaries through the applicable payment date. The amount of any Earned Bonus paid pursuant to this Section 7.7(d) shall reduce, on a dollar-for-dollar basis, any other annual bonus or cash-based incentive award otherwise payable to such Potential Bonus Recipient under a Company Bonus Plan or a new annual bonus plan implemented by Parent or any affiliate of Parent for the period prior to the Closing Date during the 2026 performance year, it being understood that no Potential Bonus Recipient shall be entitled to duplicative payment for such period.
(e) Prior to making any broad-based written communications prior to the Closing Date pertaining to compensation or benefit matters that are affected by the Transactions (including any schedules hereto), each of Parent and the Company shall provide the other party with a copy of the intended communication, and such other party shall have a reasonable period of time to review and comment on the communication (such comments to be considered in good faith by the other party).
(f) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought or, to the Knowledge of the Company, threatened in writing, by any Company Stockholder or purported Company Stockholder against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation as may reasonably be requested). The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.
Section 7.10.  Delisting and Deregistration. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from each of NYSE and NYSE Texas and terminate its registration under the Exchange Act and terminate the registration of any other securities of the Company under the Exchange Act or Securities Act (as applicable); provided that such delisting and termination shall not be effective until at or after the Effective Time.
Section 7.11. Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.
Section 7.12. Proxy Statement; Company Stockholders’ Meeting.
(a) As promptly as reasonably practicable, and no later than twenty-five (25) business days, following the date of this Agreement, the Company shall prepare, in consultation and with the assistance of Parent, and file with the SEC the preliminary Proxy Statement. Parent, Merger Sub and the Company will reasonably cooperate with each other in the preparation of the Proxy Statement. Subject to Section 6.3(e), the Company and the Company Board of Directors shall include the Company Board Recommendation in the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”). Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement after receipt thereof. The Company shall promptly notify Parent following the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Company Stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith provided that such comments are provided in a timely manner such that the Company has a reasonable period of time to consider such comments and still comply with its obligations under this Agreement. The Company will cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable, and in no event more than five (5) business days, after the earlier of (x) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act if by such date the SEC has not informed the Company it intends to review the Proxy Statement or (y) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the Company learns the SEC staff has completed its review of the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, and in no event more than thirty-five (35) days after the earlier of (x) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act if by such date the SEC has not informed the Company it intends to review the Proxy Statement or (y) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the Company learns the SEC staff has completed its review of the Proxy Statement, take all action necessary in accordance with the DGCL and the Company Governing Documents to duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the Company Stockholders at the Company Stockholders’ Meeting and shall not submit any other proposals to its stockholders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent or as may be required by applicable Law or NYSE or NYSE Texas listing rules or requirements. The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law, NYSE or NYSE Texas listing rules or requirements or the Company Governing Documents. Unless the Company has effected a Change of Recommendation in accordance with Section 6.3(e), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is ten (10) days after the date of such “broker search,” unless a different time period is agreed by the Company and Parent. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then, unless the Company Board of Directors has effected a Change of Recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, NYSE or NYSE Texas listing rules or requirements, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Stockholders.
(c) The Company shall cooperate with and keep Parent reasonably informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company Stockholders.
Section 7.13. Financing Cooperation.
(a) Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide customary cooperation and information that is reasonably requested by Parent or Merger Sub in connection with the Financing, including:
(i) assisting Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information;
(ii) furnishing to the Financing Parties (A) customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or the

Company Subsidiaries or their respective securities and (B) if reasonably requested by the Financing Parties, customary certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing;
(iii) reasonably cooperating with any diligence reasonably requested by Parent or the Financing Parties, including participating in a reasonable number of due diligence sessions, and cooperating with the marketing efforts of Parent, in each case, in connection with any Financing;
(iv) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing; and
(v) if reasonably requested by the Financing Parties, using commercially reasonable efforts to cause the Company’s independent auditors to furnish to Parent and the Financing Parties, as applicable, customary comfort letters and consents with respect to historical financial information of the Company included in customary offering or marketing documents (and any supplements thereto) in connection with any Financing.
Notwithstanding the foregoing, Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any disclosure in respect of the Company proposed to be included in any offering or marketing documents related to the Financing, including all amendments and supplements thereto, prior to the first use of such documents or disseminating them to prospective investors, and shall consider any comments proposed by the Company in good faith provided that such comments are provided in a timely manner such that Parent has a reasonable period of time to consider such comments.
(b) Financing Cooperation Qualifications. Notwithstanding anything to the contrary in this Section 7.13 and Section 7.14, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.14:
(i) be required to incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously provided indemnification reasonably acceptable to the Company;
(ii) be required to cause any Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Representative incurring any personal liability;
(iii) be required to waive or amend any terms of this Agreement;
(iv) be required to provide any information that is (A) prohibited or restricted from being provided by applicable Law or any Material Contract existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such Material Contract or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld) or (B) material nonpublic information that the Company reasonably determines the provision or use thereof would require the Company to publicly disclose such information and such public disclosure would be adverse to the Company;
(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters, customary certificates of the chief financial officer (or other comparable officer) of the Company as set forth in Section 7.13(a)(ii), customary representation letters required by the Company’s auditors in connection with the delivery of comfort letters or consents contemplated by Section 7.13(a)(v) and as set forth in or required in connection with the cooperation contemplated by Section 7.14), including any credit or other agreements, guarantees, pledge or security documents or certificates or any amendments or modifications thereof in connection with the Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters, customary certificates of the chief financial officer (or other comparable officer) of the Company as set forth in Section 7.13(a)(ii), customary representation letters required by the Company’s auditors in connection with the delivery of comfort letters or consents contemplated by Section 7.13(a)(v) and as set forth in or required in connection with the cooperation contemplated by Section 7.14);
(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time or deliver any notice of prepayment, redemption or termination or reduction of commitments or any similar notice that does not provide that such prepayment, redemption, termination or reduction is conditioned upon the occurrence of the Closing (except as set forth in or required in connection with the cooperation contemplated by Section 7.14);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents any Material Contract or any applicable Law;
(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action);
(ix) be required to cooperate to the extent that such cooperation would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, taken as a whole; or
(x) be required to prepare any pro forma financial statements or other pro forma financial information, to provide any financial statements that are not publicly available or to provide any other financial information not reasonably available to the Company.
(c) Confidentiality. All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to Section 7.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to existing or prospective lenders, underwriters, initial purchasers, dealer managers, and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings), and (ii) on a confidential basis to rating agencies.
(d) Use of Logos. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries, and the Company is provided an opportunity to review such uses prior thereto.
(e) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13 or Section 7.14, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.
(f) Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.14, other than (A) to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing or (B) if this Agreement is terminated by Parent pursuant to Section 9.1(c).
(g) No Financing Condition. Each of Parent and Merger Sub hereby acknowledges and agrees that obtaining the Financing is not a condition to the Merger, and that if the Financing is not obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Merger.
Section 7.14. Treatment of Company Indebtedness.
(a) Credit Agreement. The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, deliver to Parent at least two (2) business days prior to the Closing Date (with drafts being delivered to Parent at least five (5) business days prior to the Closing Date), executed payoff letters, in each case, with respect to the Company Credit Agreement (each, a “Payoff Letter”) and all related release documentation, in each case, in form and substance reasonably acceptable to Parent, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters, together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such

Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Company Credit Agreement.
(b) Senior Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) deliver to the trustee under each Senior Notes Indenture at or prior to the Effective Time, a notice of optional redemption for up to all of the outstanding aggregate principal amount of any series of Senior Notes outstanding and identified by Parent, pursuant to the redemption provisions of the applicable Senior Notes Indenture and the Senior Notes, (ii) facilitate Parent or any Parent Subsidiary completing one or more exchange offers or consent solicitations with respect to any or all of the Senior Notes on terms acceptable to Parent and execute one or more supplemental indentures in connection therewith (which supplemental indentures shall become effective upon execution but shall not become operative until the Effective Time), and (iii) provide assistance reasonably requested by Parent to facilitate (A) the redemption of the related Senior Notes Indenture identified by Parent or the satisfaction and discharge of any series of Senior Notes identified by Parent at the Effective Time pursuant to the redemption and satisfaction and discharge provisions, respectively, and other applicable provisions of the applicable Senior Notes Indenture (each, a “Discharge”), and (B) any exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary in connection with any Senior Notes, and, in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates and legal opinions, respectively, to the trustee under the applicable Senior Notes Indenture, to the extent such certificates and opinions are required thereby or reasonably requested by the applicable trustee, and using reasonable best efforts to cause the trustee under the applicable Senior Notes Indenture to enter into any supplemental indentures in connection with any exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary. In the event that Parent requests the Company to deliver a notice of optional redemption to the trustee under each Senior Notes Indenture, the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document and the Company shall include any proposed changes thereon that Parent reasonably requests. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(b) require the Company or any of the Company Subsidiaries to cause any Discharge to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) sufficient to effect any such Discharge in compliance with the provisions of such applicable Senior Notes Indenture. In the event that Parent or any Parent Subsidiary initiates any exchange offer or consent solicitation with respect to any Senior Notes, Parent shall give the Company and its counsel a reasonable opportunity to review and comment on any disclosure in respect of the Company proposed to be included in any offering or marketing documents related to such exchange offer or consent solicitation, including all amendments and supplements thereto, prior to the first use of such documents or disseminating them to prospective investors, and shall consider any comments proposed by the Company in good faith. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(b) require the Company or any of the Company Subsidiaries to cause any supplemental indenture to become operative unless and until the Effective Time has occurred and Parent or a Parent Subsidiary has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) sufficient to pay any applicable fees owed to the holders of any Senior Notes in compliance with the terms and conditions of any applicable exchange offer or consent solicitation initiated by Parent or any Parent Subsidiary with respect to any Senior Notes.
Section 7.15. Integration Updates. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, that the Company shall provide, on no less than a monthly basis, Parent with reasonable periodic updates on activities relating to the integration and performance of the Company’s and the Company Subsidiaries’ existing businesses consistent with applicable Antitrust Laws.
ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, to the extent permitted by applicable Law:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c) Antitrust Clearance. (i) The applicable waiting period (and extensions thereof) applicable to the Transactions under the HSR Act, and any agreement between a Governmental Entity, on the one hand, and the Company and Parent, on the other hand, prohibiting the consummation of the Transactions, shall have expired or been terminated, and (ii) the governmental approvals required under the Regulatory Laws of the jurisdictions listed in Section 8.1(c) of the Company Disclosure Letter (the “Required Jurisdictions”) shall have been obtained or waived or any waiting or other time periods in relation to such approvals shall have lapsed, been waived or otherwise terminated.
Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first and final sentences of Section 4.1(a) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 4.1(c) (Qualification, Organization, Subsidiaries, etc.), Section 4.2(c) (Capitalization), Section 4.2(d) (Capitalization) (other than the second sentence thereof), Section 4.3 (Corporate Authority), Section 4.22 (Opinion of Financial Advisor), Section 4.23 (State Takeover Statutes; Anti-Takeover Laws) and Section 4.26 (Finders and Brokers) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capitalization) and Section 4.2(b) (Capitalization), shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Closing.
(d) Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
Section 8.3.  Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.
(b) Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c) Parent Officers’ Certificate. The Company shall have received from Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION
Section 9.1.  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;
(c) by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;
(d) by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is twelve (12) months after the date hereof (as may be extended pursuant to this Section 9.1(d), the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months (the date to which the Outside Date is so extended, the “First Extended Outside Date”), and if, on the First Extended Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the First Extended Outside Date shall automatically be extended for all purposes hereunder by an additional period of three (3) months, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;
(e) by Parent, prior to the Company Stockholder Approval, if, prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred;
(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;
(g) by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or
(h) by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.
Section 9.2. Effect of Termination.
(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that, except as provided in Section 9.2(e), nothing herein shall relieve any Party from liability for intentional fraud or willful breach of this Agreement prior to such termination, and the Parties acknowledge and agree that, to the fullest extent permitted under Section 261(a)(1) of the DGCL, such liabilities or damages will not be limited to reimbursement of expenses or out of pocket costs and may, in the case of liabilities or damages payable by Parent or Merger Sub, include the benefit of the bargain lost by the Company and its stockholders, taking into consideration all relevant matters, including lost stockholder premium, other opportunities and the time value of money, which amounts may be recovered and retained by the Company. For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.
(b) Termination Fee.
(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h) (Failure to Obtain Stockholder Approval), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two (2) business days prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated by the Company or a definitive agreement providing for an Acquisition Proposal is entered into by the Company, then on or prior to the date that is the earlier of (x) the date an Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.
(ii) If (A) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) (Outside Date) or (II) Parent terminates this Agreement pursuant to Section 9.1(c)(ii)(A) (Company Breach) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement, (B) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least one (1) business day prior to the Outside Date in the case of Section 9.2(b)(ii)(A)(I) or prior to the date of such material breach in the case of Section 9.2(b)(ii)(A)(II) after the date of this Agreement and prior to such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into by the Company, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.
(iii) If Parent terminates this Agreement pursuant to Section 9.1(e) (Change of Recommendation), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.
(iv) If the Company terminates this Agreement pursuant to Section 9.1(g) (Superior Proposal), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.
(v) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(vi) Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” and “eighty percent (80%)” therein shall be deemed to be references to “fifty percent (50%).”
(c) Parent Termination Fee.
(i) In the event that this Agreement is terminated pursuant to (i) Section 9.1(d) (Outside Date) and, at the time of such termination, (A) the condition set forth in Section 8.1(b) (No Legal Prohibition) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) (Antitrust Clearance) has not been satisfied and (B) all of the conditions set forth in Article VIII, other than (x) the conditions set forth in Section 8.1(b) (No Legal Prohibition) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law or Regulatory Law) or Section 8.1(c) (Antitrust Clearance) and (y) those conditions that by their nature are to be satisfied on the Closing Date (if, but only if, such conditions would be satisfied were the Closing Date to occur at the time of such termination), shall have been satisfied or waived, or (ii) Section 9.1(f) (as it relates to an order, injunction, decree or ruling by a Governmental Entity under the HSR Act or any other Antitrust Law or Regulatory Law), then, in any such event, Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two business days thereof). For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.
(e) Each Party further acknowledges that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather each of the Termination Fee and the Parent Termination Fee is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as the case may be, in the circumstances in which either the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b) or if Parent fails to pay in a timely manner any amount due pursuant to Section 9.2(c), then (i) the applicable paying Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the applicable paying Party shall pay to the other Party interest on the amounts payable pursuant to Section 9.2(b) or Section 9.2(c), as applicable, from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, (A) except for the right to seek monetary damages for intentional fraud (solely as it relates to the representations and warranties expressly made in Article IV, or in any certificate, instrument or other document delivered pursuant to this Agreement), upon Parent’s receipt of the Termination Fee (and any other amounts contemplated by this Section 9.2(e)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (B) except for the right to seek monetary damages for intentional fraud (solely as it relates to the representations and warranties expressly made in Article V or in any certificate, instrument or other document delivered pursuant to this Agreement), upon the Company’s receipt of the Parent Termination Fee (and any other amounts contemplated by this Section 9.2(e)) pursuant to this Section 9.2 in circumstances in which the Parent Termination Fee is payable, none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
ARTICLE X

MISCELLANEOUS
Section 10.1. Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.
(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 10.2.  Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 10.3.  Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided that Parent shall pay all filing fees payable in connection with the filings under the HSR Act, any other Antitrust Laws in connection with the Transactions.

Section 10.4.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided, that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

CRH Americas, Inc.
Stonemason’s Way
Rathfarnham, Dublin 16, D16 KH51, Ireland
Email:	[...] [...]
Attention:	Philip Wheatley Pádraig Ó Ríordáin

and

CRH Americas, Inc.
900 Ashwood Parkway, Suite 600
Atlanta, Georgia 30338
Email:	[...] [...]
Attention:	Philip Wheatley Pádraig Ó Ríordáin

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Email:	sarkis.jebejian@kirkland.com keri.schicknorton@kirkland.com andrew.norwich@kirkland.com
Attention:	Sarkis Jebejian, P.C. Keri Schick Norton, P.C. Andrew Norwich

and

c/o CRH Americas Law Group
900 Ashwood Parkway, Suite 600
Atlanta, Georgia 30338
Email:	[...]
Attention:	David Toolan, General Counsel Americas

if to the Company, to:

Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, TX 75201
Email:	[...] [...]
Attention:	Bryan Stevenson Mark Elmore

with copies to:

Gibson, Dunn & Crutcher, LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
Email:	rlittle@gibsondunn.com jorien@gibsondunn.com
Attention:	Robert Little Joe Orien

Section 10.5.  Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company, shall mean that such document, agreement or information has been posted to the electronic data room captioned “Project Clover” hosted by Donnelley Financial Solutions Venue, prior to 4:00 p.m. New York City time on the date hereof. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice.”
Section 10.6.  Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 10.7.  Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.
Section 10.8.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party or holders of Company Common Stock. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
Section 10.9. Governing Law; Jurisdiction.
(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time; provided, further, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 10.12. Enforcement; Remedies.
(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions, including the Merger) is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity. The Company’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its shareholders.
(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
Section 10.13. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) shall have any rights or claims against any Financing Party in connection with this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities, but, in the case of clauses (f) and (g), solely to the extent of actions or omissions by or circumstances relating to such Financing Party in its capacity as a Financing Party, it being understood that nothing in this Section 10.13 shall excuse any Financing Party from liability in connection with actions or omissions by or circumstances relating to such Financing Party in any other capacity, including in its capacity as a creditor of the Company or any Company Subsidiary.
Section 10.14. Obligations of Parent. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Company, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CRH AMERICAS, INC.

By	/s/ Jim Mintern
	Name:	Jim Mintern
	Title:	Chief Executive Officer

NEON MERGER SUB, INC.

By	/s/ Nathan Creech
	Name:	Nathan Creech
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ARCOSA, INC.

By	/s/ Antonio Carrillo
	Name:	Antonio Carrillo
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

June 21, 2026
The Board of Directors
Arcosa, Inc.
500 N. Akard Street, Suite 400
Dallas, TX 75201
Members of the Board of Directors:
We understand that Arcosa, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of June 21, 2026 (the “Merger Agreement”), with CRH Americas, Inc. (“Parent”) and Neon Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $150.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger (other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);
(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated June 20, 2026, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.

The Board of Directors
Arcosa, Inc.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares) from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Parent and we have not received any compensation from Parent during such period. We may provide financial advisory or other services to the Company and Parent in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock (other than any Company Restricted Stock Awards, Cancelled Shares and Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders.

The Board of Directors
Arcosa, Inc.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Daniel Levy

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
June 21, 2026
Board of Directors
Arcosa, Inc.
500 N. Akard Street
Suite 400
Dallas, Texas 75201
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than CRH Americas, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Arcosa, Inc. (the “Company”) of the $150.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 21, 2026 (the “Agreement”), by and among Parent, Neon Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates may in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2025; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company and certain forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits, as prepared by its management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the industrials industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC
C-1

Board of Directors
Arcosa, Inc.
June 21, 2026

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $150.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $150.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $150.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC
C-2

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T02376-TBD

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ARCOSA, INC.

The Board of Directors recommends that you vote FOR the following proposal: **For Against Abstain**

The Board of Directors recommends that you vote FOR the following proposal: **For Against Abstain**

The Board of Directors recommends that you vote FOR the following proposal: **For Against Abstain**

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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T02377-TBD

ARCOSA, INC.
Special Meeting of Stockholders
Friday, September 4, 2026 at 9:00 a.m. CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Antonio Carrillo, Bryan Stevenson, and Mark Elmore, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcosa, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at **www.virtualshareholdermeeting.com/ACA2026SM** on Friday, September 4, 2026, at 9:00 a.m. CDT and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side